                                             THIS FILING IS MADE
                                             PURSUANT TO RULE 424(B)(3)
                                             UNDER THE SECURITIES ACT OF
                                             1933 IN CONNECTION WITH
                                             REGISTRATION NO. 333-38516

                       [LETTERHEAD OF QLOGIC CORPORATION]

June 26, 2000

Dear QLogic Stockholders:

     I am pleased to forward the enclosed joint proxy statement/prospectus regarding an opportunity for Amino Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of QLogic to merge with Ancor Communications, Incorporated, a Minnesota corporation. Following the merger, Ancor will be the surviving corporation and a wholly owned subsidiary of QLogic. We believe that the proposed merger has many strategic benefits and synergies for the customers, employees and stockholders of the companies involved which will strengthen our combined teams of people to better assist our customers in meeting their goals.

     Upon completion of the merger, each outstanding share of Ancor common stock, other than shares held by Ancor or by QLogic or Ancor's or QLogic's subsidiaries and other than shares for which dissenters' rights have been effectively asserted and not withdrawn or lost, will be canceled and converted into the right to receive 0.5275 of a share of QLogic common stock, par value $.001 per share. QLogic common stock is traded on The Nasdaq National Market under the trading symbol "QLGC" and on June 23, 2000, QLogic common stock closed at $67.56 per share. We believe the merger offers significant value to our stockholders.

     Before we can merge, stockholders of QLogic must vote to approve a proposal that will allow the merger to take place. The proposal will be approved if stockholders of QLogic holding at least a majority of the shares voting on the proposal vote for its approval. This proposal involves the approval of the merger agreement related to the merger, including the issuance of shares of QLogic common stock in the merger. Only stockholders who hold shares of QLogic common stock at the close of business on June 23, 2000, will be entitled to vote at the special meeting.

     Your board of directors has carefully considered the terms and conditions of the merger and unanimously agrees that the terms are fair to, and in the best interests of, our stockholders. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF QLOGIC COMMON STOCK IN THE MERGER AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF QLOGIC COMMON STOCK IN THE MERGER.

     This joint proxy statement/prospectus provides you with detailed information concerning Amino Acquisition Corp., Ancor and the merger. Please give all of the information contained in this joint proxy statement/ prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 15 OF THIS PROXY STATEMENT/PROSPECTUS.

     YOUR VOTE IS VERY IMPORTANT. TO VOTE YOUR SHARES, you may use the enclosed proxy card or attend a special stockholders meeting that will be held for this important vote. The special meeting will be held on August 1, 2000, at 10:00 a.m., at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660. Your attendance at the special meeting is not required for you to vote at the meeting.

     TO APPROVE THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF QLOGIC COMMON STOCK IN THE MERGER, YOU MUST VOTE "FOR" THE PROPOSAL BY FOLLOWING THE INSTRUCTIONS STATED ON THE ENCLOSED PROXY CARD.

     On behalf of the QLogic board of directors, I thank you for your support and urge you to VOTE FOR APPROVAL of the merger of Ancor and Amino Acquisition Corp.

                                        Sincerely,

                                        /s/ H.K. DESAI
                                            ------------------------------------
                                            H.K. Desai
                                            Chairman of the Board, President and
                                            Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE QLOGIC COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE 26, 2000 AND IS
          FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT JUNE 30, 2000

ANCOR LOGO
June 26, 2000

Dear Ancor Shareholders:

     I am pleased to forward the enclosed joint proxy statement/prospectus regarding an opportunity to merge with Amino Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of QLogic Corporation, a Delaware corporation. Following the merger, Ancor will be the surviving corporation and a wholly owned subsidiary of QLogic. We believe that the proposed merger has many strategic benefits and synergies for the customers, employees and shareholders of the companies involved which will strengthen our combined teams of people to better assist our customers in meeting their goals.

     Upon completion of the merger, each outstanding share of Ancor common stock, other than shares held by Ancor or by QLogic or Ancor's or QLogic's subsidiaries and other than shares for which dissenters' rights have been effectively asserted and not withdrawn or lost, will be canceled and converted into the right to receive 0.5275 of a share of QLogic common stock, par value $.001 per share. QLogic common stock is traded on The Nasdaq National Market under the trading symbol "QLGC" and on June 23, 2000, QLogic common stock closed at $67.56 per share. We believe the merger offers significant value to our shareholders.

     Before we can merge, the shareholders of Ancor holding at least a majority of the outstanding shares must vote in favor of the specific proposal that will allow the merger to take place. This proposal involves the approval of the merger agreement related to the merger. Only shareholders who hold shares of Ancor common stock at the close of business on June 23, 2000, will be entitled to vote at the special meeting.

     Your board of directors has carefully considered the terms and conditions of the merger and unanimously agrees that the terms are fair to, and in the best interests of, our shareholders. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND MERGER AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT AND MERGER.

     This joint proxy statement/prospectus provides you with detailed information concerning Amino Acquisition Corp., QLogic and the merger. Please give all of the information contained in this joint proxy statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 15 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

     YOUR VOTE IS VERY IMPORTANT. TO VOTE YOUR SHARES, you may use the enclosed proxy card or attend a special shareholders meeting that will be held for this important vote. The special meeting will be held on August 1, 2000, at 10:00 a.m., at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343. Your attendance at the special meeting is not required for you to vote at the meeting.

     TO APPROVE THE MERGER AGREEMENT, YOU MUST VOTE "FOR" THE PROPOSAL BY FOLLOWING THE INSTRUCTIONS STATED ON THE ENCLOSED PROXY CARD. IF YOU DO NOT VOTE AT ALL, IT WILL, IN EFFECT, COUNT AS A VOTE AGAINST THE PROPOSAL.

     On behalf of the Ancor board of directors, I thank you for your support and urge you to VOTE FOR APPROVAL of the merger of Ancor and Amino Acquisition Corp.

                                         Sincerely,

                                     /s/ KENNETH E. HENDRICKSON
                                         Kenneth E. Hendrickson
                                         Chairman of the Board and
                                         Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE QLOGIC COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE 26, 2000 AND IS
          FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT JUNE 30, 2000

                               QLOGIC CORPORATION
                            26600 LAGUNA HILLS DRIVE
                         ALISO VIEJO, CALIFORNIA 92656
                                 (949) 389-6000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON AUGUST 1, 2000

To the Stockholders of QLogic Corporation:

     We will hold a special meeting of stockholders of QLogic at 10:00 a.m., local time, on August 1, 2000 at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, for the following purposes:

     1. To consider and vote on a proposal to approve the Agreement and Plan of Merger by and among QLogic Corporation, Amino Acquisition Corp. and Ancor Communications, Incorporated, dated May 7, 2000, which is referred to as the merger agreement in the enclosed documents, including the issuance of shares of QLogic common stock in the merger. Pursuant to the merger agreement, Amino Acquisition Corp. will merge with and into Ancor, and Ancor will become a wholly owned subsidiary of QLogic. Upon completion of the merger, each outstanding share of Ancor common stock, other than shares held by Ancor or by QLogic or Ancor's or QLogic's subsidiaries and other than shares for which dissenters' rights have been effectively asserted and not withdrawn, will be canceled and converted into the right to receive 0.5275 of a share of QLogic common stock.

     2. To transact such other business as may properly come before the special meeting.

     We describe these items of business more fully in the joint proxy statement/prospectus attached to this notice. You are encouraged to read the entire document carefully.

     Only stockholders of record of QLogic common stock at the close of business on June 23, 2000 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement. Approval of the proposal will require a majority of the votes cast on the proposal.

     YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

     YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF QLOGIC COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     THE SPECIAL MEETING MAY BE POSTPONED OR ADJOURNED AND ANY BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING MAY BE TRANSACTED AT ANY SUCH POSTPONED OR ADJOURNED MEETING. NO NOTICE IS REQUIRED FOR POSTPONEMENT OR ADJOURNMENT OTHER THAN SUCH NOTICE AS MAY BE GIVEN AT THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF IT.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ H.K. DESAI
                                         ------------------------------------
                                         H.K. Desai
                                         Chairman of the Board, President and
                                         Chief Executive Officer

June 26, 2000
Aliso Viejo, California

                       ANCOR COMMUNICATIONS, INCORPORATED
                           6321 BURY DRIVE, SUITE 13
                         EDEN PRAIRIE, MINNESOTA 55346
                                 (952) 932-4003

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON AUGUST 1, 2000

To the Shareholders of Ancor Communications, Incorporated:

     We will hold a special meeting of shareholders of Ancor at 10:00 a.m., local time, on August 1, 2000 at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343, for the following purposes:

     1. To consider and vote on a proposal to approve the Agreement and Plan of Merger by and among QLogic Corporation, Amino Acquisition Corp. and Ancor Communications, Incorporated, dated May 7, 2000, which is referred to as the merger agreement in the enclosed documents. Pursuant to the merger agreement, Amino Acquisition Corp. will merge with and into Ancor, and Ancor will become a wholly owned subsidiary of QLogic. Upon completion of the merger, each outstanding share of Ancor common stock, other than shares held by Ancor or by QLogic or Ancor's or QLogic's subsidiaries and other than shares for which dissenters' rights have been effectively asserted and not withdrawn, will be canceled and converted into the right to receive 0.5275 of a share of QLogic common stock.

     2. To transact such other business as may properly come before the special meeting.

     We describe these items of business more fully in the joint proxy statement/prospectus attached to this notice. You are encouraged to read the entire document carefully.

     Only shareholders of record of Ancor common stock at the close of business on June 23, 2000 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement. Adoption of the merger agreement will require the affirmative vote of the holders of Ancor common stock representing a majority of the outstanding shares of Ancor common stock entitled to vote at the special meeting.

     YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

     YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/ PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

     If the merger is consummated, shareholders of Ancor who do not vote in favor of the merger and the merger agreement and who otherwise comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act will be entitled to statutory dissenters' appraisal rights. The procedures for asserting such rights are described in the accompanying joint proxy statement/prospectus under the heading "The Merger -- Dissenters' Appraisal Rights," and a copy of the relevant sections of the Minnesota Business Corporation Act relating to dissenters' rights is attached to the enclosed joint proxy statement/prospectus as Annex E.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF QLOGIC COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     THE SPECIAL MEETING MAY BE POSTPONED OR ADJOURNED AND ANY BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING MAY BE TRANSACTED AT ANY SUCH POSTPONED OR ADJOURNED MEETING. NO NOTICE IS REQUIRED FOR POSTPONEMENT OR ADJOURNMENT OTHER THAN SUCH NOTICE AS MAY BE GIVEN AT THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT OF IT.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ STEVEN E. SNYDER
                                         Steven E. Snyder
                                         Secretary and Chief Financial Officer
June 26, 2000
Eden Prairie, Minnesota

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Our merger will result in Ancor shareholders becoming stockholders of QLogic through the exchange of their Ancor common stock for QLogic common stock on what the QLogic board of directors and the Ancor board of directors believe are favorable terms. By combining QLogic and Ancor, both companies can benefit from:

   - an expanded portfolio of products based on fibre channel technology;

   - complementary customer relationships which will allow the combined company to further penetrate the market with an expanded offering of fibre channel solutions;

   - being able to deliver to the marketplace an expanded portfolio of hardware interconnect products for storage area network, or SAN, solutions;

   - decreasing the time-to-market deployment of new products;

   - achieving efficiencies in manufacturing, development, sales and administrative activities; and

   - an increase in financial resources which will allow the combined company to compete more effectively.

Q: WHAT AM I BEING ASKED TO VOTE ON?

A: Both the QLogic stockholders and Ancor shareholders are being asked to approve the proposed merger of QLogic and Ancor. As part of the merger proposal, QLogic stockholders are also being asked to approve issuing QLogic common stock in the merger.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this joint proxy statement/prospectus, indicate on your proxy card how you want to vote, and sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the appropriate special meeting. If you sign and send the proxy card without indicating how you want to vote, we will count your proxy card as a vote in favor of the merger. The boards of directors of QLogic and Ancor recommend voting for the merger. If you are an Ancor shareholder and you do not return your proxy card or otherwise vote your shares, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be the same as a vote against the merger. If you are a QLogic stockholder and you do not return your proxy card or otherwise vote your shares, or if you do not instruct your broker how to vote any shares held for you in "street name," it will have no effect on the proposal to approve the merger agreement and the merger, including the issuance of QLogic common stock.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide your broker with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on the proposed merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the QLogic special meeting or the Ancor special meeting, as applicable, and vote in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. We will send Ancor shareholders separate written instructions for exchanging their stock certificates no later than 10 days after the date that the merger is completed. QLogic stockholders will keep their existing stock certificates.

                       WHO CAN HELP ANSWER MY QUESTIONS?

            IF YOU WOULD LIKE ADDITIONAL COPIES OF THIS DOCUMENT, OR
           IF YOU HAVE MORE QUESTIONS ABOUT THE MERGER, INCLUDING THE
               PROCEDURES FOR VOTING YOUR SHARES, PLEASE CONTACT:

                        IF YOU ARE A QLOGIC STOCKHOLDER:

                               QLOGIC CORPORATION
                            26600 LAGUNA HILLS DRIVE
                         ALISO VIEJO, CALIFORNIA 92656
                       ATTENTION: CHIEF FINANCIAL OFFICER
                                 (949) 389-6000

                                       OR

                        IF YOU ARE AN ANCOR SHAREHOLDER:

                       ANCOR COMMUNICATIONS, INCORPORATED
                           6321 BURY DRIVE, SUITE 13
                         EDEN PRAIRIE, MINNESOTA 55346
                       ATTENTION: CHIEF FINANCIAL OFFICER
                                 (952) 932-4000

     THIS DOCUMENT INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT QLOGIC AND ANCOR FROM OTHER DOCUMENTS FILED WITH THE SEC. YOU ALREADY MAY HAVE BEEN SENT SOME OF THESE DOCUMENTS, WHICH ARE LISTED UNDER THE HEADING "WHERE YOU CAN FIND MORE INFORMATION," BUT YOU CAN OBTAIN ANY OF THEM FROM QLOGIC OR ANCOR, AS APPROPRIATE, OR THE SEC. THE DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO THE PERSONS IDENTIFIED ABOVE. IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM QLOGIC, PLEASE DO SO BY JULY 25, 2000 TO RECEIVE THEM BEFORE THE QLOGIC SPECIAL MEETING. IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM ANCOR, PLEASE DO SO BY JULY 25, 2000 TO RECEIVE THEM BEFORE THE ANCOR SPECIAL MEETING.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions and Answers About the Merger......................    i
Cautionary Statement Regarding Forward-Looking Statements...    1
Summary.....................................................    2
  The Companies.............................................    2
  The Special Meetings......................................    2
  The Merger................................................    3
Selected Historical Consolidated Financial Data of QLogic
  Corporation and Subsidiaries..............................    9
Selected Historical Financial Data of Ancor Communications,
  Incorporated..............................................   10
Selected Unaudited Pro Forma Combined Financial Data of
  QLogic Corporation and Subsidiaries and Ancor
  Communications, Incorporated..............................   11
Comparative Per Share Data..................................   12
Market Price and Dividend Information.......................   13
Risk Factors................................................   15
  Risks Related to the Merger...............................   15
  Risks Related to the Business of QLogic...................   18
  Risks Related to the Business of Ancor....................   26
QLogic Special Meeting......................................   34
  Date, Time and Place of the Special Meeting...............   34
  Matters to be Considered at the Special Meeting...........   34
  Record Date and Shares Entitled to Vote...................   34
  Voting of Proxies and Revocation of Proxies...............   34
  Vote Required.............................................   35
  Quorum and Abstentions and Broker Non-Votes...............   35
  Expenses of Solicitation..................................   35
  Board Recommendation......................................   35
Ancor Special Meeting.......................................   36
  Date, Time and Place of the Special Meeting...............   36
  Matters to be Considered at the Special Meeting...........   36
  Record Date and Shares Entitled to Vote...................   36
  Voting of Proxies and Revocation of Proxies...............   36
  Vote Required.............................................   37
  Quorum and Abstentions and Broker Non-Votes...............   37
  Expenses of Solicitation..................................   37
  Dissenters' Appraisal Rights..............................   38
  Board Recommendation......................................   38
The Merger..................................................   39
  General...................................................   39
  Merger Consideration......................................   39
  Background of the Merger..................................   40
  QLogic's Reasons for the Merger and Recommendation of the
     QLogic Board of Directors..............................   42
  Ancor's Reasons for the Merger and Board of Directors
     Recommendation.........................................   44
  Opinion of QLogic's Financial Advisor.....................   45
  Opinion of Ancor's Financial Advisor......................   52
  Completion and Effectiveness of the Merger................   58
  Operations Following the Merger...........................   58
  Indemnification and Insurance.............................   58
  Interests of Certain Persons in the Merger................   59
  Regulatory Matters........................................   60
  Accounting Treatment......................................   60
  Federal Income Tax Considerations.........................   61
  Dissenters' Appraisal Rights..............................   62

                                                              PAGE
                                                              ----
  Restrictions on Sale of Shares by Affiliates of Ancor and
     QLogic.................................................   64
  Stock Market Listing......................................   65
The Merger Agreement........................................   66
  Structure of the Merger and Conversion of Ancor Common
     Stock..................................................   66
  Treatment of Ancor Stock Options..........................   66
  Treatment of Ancor Warrants...............................   66
  Exchange of Ancor Stock Certificates for QLogic Stock
     Certificates...........................................   67
  Representations and Warranties............................   67
  Concept of Material Adverse Effect........................   69
  Ancor's Conduct of Business Before Completion of the
     Merger.................................................   69
  No Solicitation of Transactions...........................   70
  Conditions to the Merger..................................   70
  Termination of the Merger Agreement.......................   71
  Payment of Fees and Expenses..............................   72
  Amendments, Extension and Waivers.........................   73
Stock Option Agreement......................................   74
Unaudited Pro Forma Condensed Combined Financial
  Information...............................................   75
Comparison of Rights of Stockholders of QLogic and
  Shareholders of Ancor.....................................   81
  Shareholder Meetings......................................   81
  Right to Call Special Meetings............................   81
  Actions by Written Consent of Shareholders................   82
  Rights of Dissenting Shareholders.........................   82
  Board of Directors........................................   83
  Filling Vacancies on the Board of Directors...............   83
  Preemptive Rights.........................................   84
  Advance Notice Requirement of Shareholder Proposals and
     Directors Nominations..................................   84
  Amendments to Bylaws and Articles.........................   85
  Indemnification of Directors, Officers and Employees......   86
  Liabilities of Directors..................................   87
  Approval of Merger........................................   87
  Business Combinations, Control Share Acquisitions and
     Anti-Takeover Provisions...............................   88
Experts.....................................................   89
Legal Matters...............................................   89
Future Shareholder Proposals................................   90
Where You Can Find More Information.........................   91
Incorporation of Certain Documents By Reference.............   92

ANNEX A -- Agreement and Plan of Merger, dated as of May 7, 2000, among QLogic
           Corporation, Amino Acquisition Corp. and Ancor Communications, Incorporated

ANNEX B -- Fairness Opinion of SG Cowen Securities Corporation dated May 6, 2000

ANNEX C -- Fairness Opinion of Goldman, Sachs & Co., dated May 7, 2000

ANNEX D -- Stock Option Agreement, dated as of May 7, 2000, between QLogic
           Corporation and Ancor Communications, Incorporated

ANNEX E -- Sections 471 and 473 of the Minnesota Business Corporation Act
           addressing Dissenters' Appraisal Rights

ANNEX F -- QLogic Corporation and subsidiaries Consolidated Financial Statements as of April 2, 2000 and March 28, 1999, and for each of the years in the three-year period ended April 2, 2000

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus contains some "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of each of QLogic and Ancor. These statements may be made directly in this document or may be "incorporated by reference" from other documents filed with the SEC by QLogic or Ancor. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions in this joint proxy statement/prospectus or in documents incorporated by reference herein.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties, and the Private Securities Litigation Reform Act provides a "safe harbor" for these statements. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

     - Competitive pressures in the industries served by the companies may increase significantly.

     - Unanticipated changes in operating expenses and capital expenditures.

     - Customer business conditions.

     - Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission and similar agencies with regulatory oversight.

     - Developments in technology resulting in competitive disadvantages and potentially impairing existing assets.

     - General economic or business conditions including inflation and capital market conditions, both domestic and foreign, may be less favorable than expected, resulting in, among other things, lower than expected revenues.

     - Costs or difficulties related to the integration of the businesses of QLogic and Ancor may be greater than expected.
     - Legislative or regulatory changes may adversely affect the businesses in which QLogic and Ancor are engaged.

     - Adverse changes may occur in the securities markets.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, the date of such documents.

     All subsequent written and oral forward-looking statements attributable to QLogic or Ancor or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither QLogic nor Ancor undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                    SUMMARY

     This summary highlights information from this joint proxy statement/prospectus. Because it is a summary, it does not contain all of the information that may be important to you. We urge you to read carefully the entire joint proxy statement/prospectus and the other documents to which this document refers to obtain a full understanding of the merger.

THE COMPANIES

    QLogic Corporation
    26600 Laguna Hills Drive
    Aliso Viejo, California 92656
    (949) 389-6000

     QLogic is a leading designer and supplier of semiconductor and board level input/output, or I/O, and enclosure management products. QLogic's I/O products provide a high performance interface between computer systems and their attached data storage peripherals, such as hard disk and tape drives, removable disk drives and redundant array of independent disks, or RAID, subsystems. QLogic provides complete I/O technology solutions by designing and marketing single chip controller and adapter board products for both sides of the computer/peripheral device interlink, or "bus." In addition, QLogic provides enclosure management products that monitor and communicate management information related to components that are critical to computer system and storage subsystem reliability and availability. Historically, QLogic has targeted the high performance sector of the I/O market, focusing primarily on the small computer system interface, or SCSI industry standard. QLogic is utilizing its I/O expertise to develop products for emerging I/O standards, such as fibre channel. Fibre channel is experiencing early industry acceptance as a higher performance solution that maintains signal integrity while allowing for increased connectivity between a computer system and its data storage peripherals.

    Ancor Communications, Incorporated
    6321 Bury Drive, Suite 13
    Eden Prairie, Minnesota 55346
    (952) 932-4000

     Ancor provides a wide range of fibre channel switching solutions for storage area networks, or SANs, which are networks that connect a company's data storage systems and computer servers. Ancor's SANBox brand of fibre channel switches enables a company to cost-effectively manage growth of its data storage requirements, improve the data transfer performance between its servers and data storage systems, increase user access to data, increase the size and scope of its SAN, and improve the performance of its local area network, or LAN, by offloading data storage applications to the SAN. Ancor sells its fibre channel switching solutions primarily to original equipment manufacturers or OEMs, and its customers include Advanced Digital Information Corp, EMC Corporation, Forefront Graphics, Hitachi Data Systems, INRANGE Technologies, MTI Technology, Sun Microsystems and Thomson Broadcast.

THE SPECIAL MEETINGS

     The QLogic special meeting will be held on August 1, 2000 at 10:00 a.m., local time, at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660. At the QLogic special meeting, QLogic stockholders will be asked to approve the merger agreement, including the issuance of shares of QLogic common stock.

     The Ancor special meeting will be held on August 1, 2000 at 10:00 a.m., local time, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343. At the Ancor special meeting, Ancor shareholders will be asked to approve the merger agreement.

Record date and vote required (Pages 34 to 37)

     You are entitled to vote at your special meeting if you owned shares at the close of business on June 23, 2000, which is the record date for the special meetings. On June 23, 2000, there were 74,679,359 shares of QLogic common stock and 29,308,037 shares of Ancor common stock issued and outstanding and entitled to vote. You can cast one vote for each share of QLogic common stock or Ancor common stock that you owned on the record date.

     Approval by QLogic stockholders of the merger agreement and the issuance of shares of QLogic common stock in the merger requires the favorable vote of at least a majority of the votes cast on the proposal.

     Approval by Ancor shareholders of the merger agreement requires the favorable vote of holders of at least a majority of the shares of Ancor common stock outstanding on the record date.

Boards of director recommendations (Pages 42 and 44)

     QLogic's board of directors believes that the merger is fair to QLogic and to you as a QLogic stockholder and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement, including the issuance of shares of QLogic common stock in the merger.

     Ancor's board of directors believes that the merger is fair to Ancor and to you as an Ancor shareholder and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

THE MERGER

     We have attached the merger agreement to this document as Annex A. Please read the merger agreement in its entirety. It is the legal document that governs this transaction.

Structure of the merger (Page 66)

     We propose a merger in which Amino Acquisition Corp., a wholly owned subsidiary of QLogic, will merge with and into Ancor, with Ancor surviving as a wholly owned subsidiary of QLogic. After the merger, Ancor's shareholders will own approximately 18% of QLogic and QLogic stockholders will own the remainder. At the completion of the merger, QLogic shall use its commercially reasonable best efforts to expand the size of the QLogic board of directors to six directors and to elect Kenneth E. Hendrickson, Ancor's chief executive officer, to fill the resulting vacancy. We hope to complete the merger during the third quarter of 2000.

What you will receive (Page 66)

     If you are a QLogic stockholder, each of your shares of QLogic common stock will remain issued and outstanding. However, you will own shares of a larger, more diversified company.

     If you are an Ancor shareholder, you will receive, for each share of Ancor common stock that you own, 0.5275 shares of QLogic common stock. On page 66 of this joint proxy statement/prospectus, we provide a more detailed discussion of the per share merger consideration.

Opinions of financial advisors (Pages 45 and 52)

     SG Cowen Securities Corporation, which has served as QLogic's financial advisor in connection with the merger, delivered its written opinion dated May 6, 2000 to the QLogic board of directors, that, as of such date, the exchange ratio was fair, from a financial point of view, to QLogic. The opinion of

SG Cowen Securities Corporation does not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger.

     THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN SECURITIES CORPORATION, DATED MAY 6, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW OF SG COWEN SECURITIES CORPORATION IN CONNECTION WITH THE MERGER, IS ATTACHED AS ANNEX B AND IS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF QLOGIC COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     Goldman, Sachs & Co. delivered its oral opinion to the board of directors of Ancor on May 7, 2000 that, as of such date, the exchange ratio was fair from a financial point of view to the holders of Ancor common stock. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated May 7, 2000. The opinion of Goldman Sachs does not constitute a recommendation as to how any holder of Ancor common stock should vote with respect to the merger.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED MAY 7, 2000, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C AND IS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

U.S. Federal Income Tax consequences of the merger (Page 61)

     Since the merger is expected to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the "Code," neither QLogic nor Ancor will recognize any gain or loss as a result of the merger. The Ancor shareholders will receive shares of QLogic common stock in the merger and will not recognize any gain or loss, except for any gain or loss attributable to cash received in lieu of fractional shares.

Interests of certain persons in the merger (Page 59)

     You should note that some of Ancor's directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Ancor shareholders generally.

Antitrust approval required to complete the merger (Page 60)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976 requires us to furnish information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires a specified waiting period to expire or be terminated before the merger can be completed. Even after the waiting period expires or terminates, the Antitrust Division of the Department of Justice and the Federal Trade Commission will have the authority to challenge the merger on antitrust grounds before or after the merger is completed. QLogic and Ancor filed the antitrust notification and report forms on June 2, 2000. QLogic and Ancor received notice that the required waiting period was terminated early as of June 13, 2000.

Share ownership of management and directors

     On June 23, 2000, directors and executive officers of QLogic and their affiliates held and were entitled to vote 1,318,378 shares of QLogic common stock, or approximately 1.7% of the shares of QLogic common stock outstanding on the record date for the special meeting.

     On June 23, 2000, directors and executive officers of Ancor and their affiliates held and were entitled to vote 134,316 shares of Ancor common stock, or approximately 0.5% of the shares of Ancor common stock outstanding on the record date for the special meeting. Some of Ancor's directors and executive officers have already agreed to vote their shares in favor of the merger, as described in the discussion below regarding the voting agreement.

Dissenters' appraisal rights (Page 62)

     Under Delaware law, QLogic stockholders are not entitled to dissenters' or appraisal rights in connection with the merger.

     Ancor shareholders may exercise dissenters' appraisal rights in connection with the merger. Any shareholder exercising dissenters' appraisal rights will be required to follow the procedures prescribed under Minnesota law and will receive cash for the shareholder's Ancor shares. If a shareholder fails to follow the proper procedure for exercising dissenters' appraisal rights, these rights may be terminated or waived.

Some individuals have entered into a voting agreement

     Some of Ancor's officers and directors have entered into a voting agreement with QLogic. The voting agreement requires, among other things, that these Ancor shareholders vote all of the shares they beneficially own in favor of the merger agreement. These Ancor shareholders were not paid additional consideration to enter into the voting agreement. The Ancor shareholders who entered into the voting agreements collectively held approximately 0.5% of the outstanding Ancor common stock as of May 7, 2000.

Stock Option Agreement (See page 74)

     Ancor entered into a stock option agreement with QLogic that granted QLogic the option to buy up to 5,828,667 shares of Ancor common stock, which represents 19.9% of the shares of Ancor common stock outstanding on May 7, 2000. The exercise price of the option is $52.717 per share.

     QLogic required Ancor to grant the option as a prerequisite to entering into the merger agreement. The stock option agreement could have the effect of making an acquisition of Ancor by a third party more costly because of the need to acquire in any such transaction the option shares issued under the option agreement and could also jeopardize the ability of a third party to acquire Ancor in a transaction to be accounted for as a pooling-of-interests.

     The option is not currently exercisable and may only be exercised by QLogic if (i) any person or group acquires or has the right to acquire 20% or more of the outstanding shares of common stock of Ancor; or (ii) an event occurs that would entitle QLogic to receive a termination fee under the merger agreement. Otherwise, the option will terminate and may not be exercised by QLogic.

     You are urged to read the stock option agreement in its entirety, a copy of which is attached hereto as Annex D.

Conditions to completion of the merger (Page 70)

     The completion of the merger depends on a number of conditions being satisfied, including the following:

     - approval of the merger by at least a majority of the votes of QLogic cast on the proposal.

     - approval of the merger by the holders of at least a majority of the shares of Ancor common stock outstanding on the record date;

     - expiration or termination of the Hart-Scott-Rodino waiting period;

     - the absence of any legal restraint blocking the merger;

     - receipt of a legal opinion to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code;

     - QLogic must be advised in writing by its independent accountants that the merger qualifies as a pooling-of-interests for accounting purposes;

     - the amount of dissenting Ancor common stock shall not exceed 5% of the common stock outstanding;

     - Ancor's representations and warranties to QLogic, as set forth in the merger agreement, shall be true and correct, except where the failure to be true and correct would not have a material adverse effect on Ancor; and

     - QLogic's and Amino Acquisition Corp.'s representations and warranties to Ancor, as set forth in the merger agreement, shall be true and correct, except where the failure to be true and correct would not have a material adverse effect on QLogic.

     IF THE LAW PERMITS, EITHER QLOGIC OR ANCOR COULD CHOOSE TO WAIVE A CONDITION TO ITS OBLIGATION TO COMPLETE THE MERGER EVEN THOUGH THAT CONDITION HAS NOT BEEN SATISFIED. HOWEVER, THE PARTIES DO NOT CURRENTLY INTEND TO WAIVE THE CONDITIONS ABOVE RELATING TO THE RECEIPT OF THE TAX AND ACCOUNTING OPINIONS. IN THE UNLIKELY EVENT THAT THE PARTIES DO DECIDE TO WAIVE EITHER OF THESE CONDITIONS, THE PARTIES WILL RECIRCULATE THIS DOCUMENT TO DISCLOSE THE WAIVER OF THE CONDITION AND ALL RELATED DISCLOSURES, INCLUDING THE RISKS TO QLOGIC STOCKHOLDERS OR ANCOR SHAREHOLDERS RESULTING FROM THE WAIVER, AND WILL RESOLICIT PROXIES FROM THE STOCKHOLDERS AND SHAREHOLDERS OF BOTH COMPANIES TO APPROVE THE MERGER.

Ancor stock options (Page 66)

     When we complete the merger, each unexercised stock option to buy Ancor common stock outstanding under Ancor's stock option plans will become an option to purchase QLogic common stock. The number of shares of QLogic common stock subject to each new option, as well as the exercise price of each new option, will be adjusted to reflect the applicable terms of the merger.

Ancor warrants (Page 66)

     When we complete the merger, each unexercised warrant to buy Ancor common stock outstanding will become a warrant to purchase QLogic common stock. The number of shares of QLogic common stock subject to each new warrant, as well as the exercise price of each new warrant, will be adjusted to reflect the applicable terms of the merger.

Accounting treatment (Page 60)

     QLogic intends to account for the merger as a pooling-of-interests business combination. It is a condition to completion of the merger that QLogic's independent accountants advise QLogic in writing that the merger can properly be accounted for as a pooling-of-interests business combination. Under the pooling-of-interests method of accounting, each of Ancor's historical recorded assets and liabilities will be carried forward to QLogic at their recorded amounts. In addition, the operating results of QLogic will include Ancor's operating results for the entire fiscal year in which the merger is completed and the historical reported operating results of both companies for prior periods will be combined and restated as the operating results of QLogic.

Termination of the merger agreement (Page 71)

     We may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders and shareholders of both our companies have approved it.

     In addition, the merger agreement may be terminated by either QLogic or Ancor under certain circumstances, at any time before the completion of the merger, including:

     - if the merger is not completed, without the fault of the terminating party, by November 30, 2000;

     - if the QLogic stockholders do not approve the merger agreement and the issuance of shares of QLogic common stock in the merger at the special meeting;

     - if the Ancor shareholders do not approve the merger agreement at the special meeting;

     - if Ancor enters into an acquisition proposal or understanding with a third party which Ancor's board of directors determines in good faith to be more favorable than the terms of the merger with QLogic.

     Among other reasons, the merger agreement may be terminated by QLogic if Ancor's board of directors or any of its committees withdraws or modifies, in a manner adverse to QLogic, its recommendation of the merger to Ancor's shareholders, or approves or recommends an acquisition proposal other than the merger with QLogic. The merger agreement may be terminated by Ancor if QLogic's board of directors or any of its committees withdraws or modifies, in a manner adverse to Ancor, its recommendation of the merger to QLogic's stockholders.

Termination fee (Page 72)

     Ancor shall pay to QLogic a termination fee of $55,000,000 in cash if:

     - Ancor or QLogic terminates the merger agreement because Ancor does not obtain shareholder approval, except if immediately prior to Ancor shareholder meeting, an event or condition exists that would result in a material adverse effect on QLogic; or

     - QLogic terminates the merger agreement because Ancor breached its representations and warranties or failed to perform any of its covenants under the merger agreement and, Ancor enters into an agreement to be acquired within twelve months; or

     - Ancor or QLogic terminates the merger agreement because Ancor enters into a merger, acquisition or other agreement to effect a superior proposal; or

     - QLogic terminates the merger agreement because Ancor's board of directors has withdrawn or modified its approval of the merger or the merger agreement, except if such withdrawal or modification occurs after the occurrence of a material adverse effect on QLogic.

     The payment by Ancor of this termination fee is in lieu of any obligation under the merger agreement or liquidated damages. It is not a penalty or forfeiture.

     QLogic shall pay to Ancor a termination fee of $55,000,000 in cash if:

     - Ancor or QLogic terminates the merger agreement because QLogic did not obtain stockholder approval, except if immediately prior to the QLogic stockholder meeting, an event or condition exists that would result in a material adverse effect on Ancor; or

     - Ancor terminates the merger agreement because QLogic's board of directors has withdrawn or modified its approval of the merger or the merger agreement, except if the withdrawal or modification occurs after a material adverse effect on Ancor.

     The payment by QLogic of this termination fee is in lieu of any obligation under the merger agreement or liquidated damages. It is not a penalty or forfeiture.

Proxies

     If you are a QLogic stockholder, you may use the accompanying proxy if you are unable to attend the QLogic special meeting in person or wish to have your shares voted by proxy even if you do attend the

QLogic special meeting. All shares of QLogic common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain voting instructions will be voted in favor of approval of the merger agreement and the issuance of shares of QLogic common stock in the merger. If you do not return your proxy card or otherwise vote your shares, or if you do not instruct your broker how to vote any shares held for you in "street name," it will have no effect on these proposals.

     If you are an Ancor shareholder, you may use the accompanying proxy if you are unable to attend the Ancor special meeting in person or wish to have your shares voted by proxy even if you do attend the Ancor special meeting. All shares of Ancor common stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. Proxies that do not contain voting instructions will be voted in favor of approval of the merger agreement and the issuance of shares of Ancor common stock in the merger. If you do not return your proxy card or otherwise vote your shares, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be the same as a vote against these proposals.

Comparison of rights of Ancor shareholders and QLogic stockholders (Page 81)

     The rights of Ancor's shareholders are currently governed by Ancor's articles of incorporation, bylaws and the Minnesota Business Corporation Act, whereas the rights of QLogic stockholders are governed by QLogic's certificate of incorporation, bylaws and the Delaware General Corporation Law. Upon the completion of the merger, Ancor shareholders will become stockholders of QLogic, and therefore their rights will be governed by QLogic's certificate of incorporation, bylaws and the Delaware General Corporation Act. As a result of these differences, Ancor shareholders will have different rights as holders of QLogic common stock than they currently have as holders of Ancor common stock.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     OF QLOGIC CORPORATION AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected historical consolidated financial data should be read in conjunction with QLogic's consolidated financial statements and related notes thereto and QLogic's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in this document. The consolidated statements of income data for each of the four years ended April 2, 2000, and the consolidated balance sheet data at April 2, 2000, March 28, 1999 and March 29, 1998, are derived from the consolidated financial statements of QLogic which are included or incorporated by reference in this document. The consolidated statement of income data for the fiscal year ended March 31, 1996 and the consolidated balance sheet data at March 30, 1997 and March 31, 1996, are derived from the audited consolidated financial statements of QLogic which are not included or incorporated by reference in this document. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                            FISCAL YEAR ENDED
                                                       ------------------------------------------------------------
                                                       APRIL 2,    MARCH 28,    MARCH 29,    MARCH 30,    MARCH 31,
                                                         2000        1999         1998         1997         1996
                                                       --------    ---------    ---------    ---------    ---------
SELECTED STATEMENTS OF INCOME DATA:
Net revenues.........................................  $203,143    $117,182     $ 81,393      $68,927      $53,779
Cost of revenues.....................................    64,241      42,603       34,049       38,151       34,413
                                                       --------    --------     --------      -------      -------
  Gross profit.......................................   138,902      74,579       47,344       30,776       19,366
                                                       --------    --------     --------      -------      -------
Operating expenses:
  Engineering and development........................    39,993      24,358       15,601       10,422        7,191
  Selling and marketing..............................    16,724      11,062        8,707        6,372        6,490
  General and administrative.........................     8,140       5,794        4,550        4,628        4,501
                                                       --------    --------     --------      -------      -------
    Total operating expenses.........................    64,857      41,214       28,858       21,422       18,182
                                                       --------    --------     --------      -------      -------
  Operating income...................................    74,045      33,365       18,486        9,354        1,184
Interest expense.....................................        19          84          109          125          153
Interest and other income............................     7,722       5,657        3,453          602          172
                                                       --------    --------     --------      -------      -------
  Income before income taxes.........................    81,748      38,938       21,830        9,831        1,203
Income tax provision.................................    27,795      13,239        8,422        3,983          537
                                                       --------    --------     --------      -------      -------
Net income...........................................  $ 53,953    $ 25,699     $ 13,408      $ 5,848      $   666
                                                       ========    ========     ========      =======      =======
Basic net income per share...........................  $   0.74    $   0.37     $   0.22      $  0.13      $  0.02
                                                       --------    --------     --------      -------      -------
Diluted net income per share.........................  $   0.70    $   0.34     $   0.21      $  0.12      $  0.02
                                                       --------    --------     --------      -------      -------

SELECTED BALANCE SHEET DATA:
Working capital......................................  $153,162    $110,687     $ 90,749      $19,811      $13,334
Total assets.........................................   267,156     172,923      136,242       36,963       28,539
Long-term capitalized lease obligations, excluding
  current installments...............................        --          --          141          352          576
Other non-current liabilities........................        --          --          466          924        2,016
Total stockholders' equity...........................   242,969     152,684      118,049       24,353       16,277

                       SELECTED HISTORICAL FINANCIAL DATA
                     OF ANCOR COMMUNICATIONS, INCORPORATED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected historical financial data should be read in conjunction with Ancor's financial statements and related notes thereto and Ancor's "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this document. The statements of operations data for each of the three years ended December 31, 1999, and the balance sheet data at December 31, 1999 and 1998, are derived from the financial statements of Ancor which are incorporated herein by reference. The statements of operations data for the years ended December 31, 1996 and 1995, and the balance sheet data at December 31, 1997, 1996 and 1995, are derived from audited financial statements of Ancor not included or incorporated by reference in this document. Historical results are not necessarily indicative of the results to be expected in the future.

                                                        THREE MONTHS
                                                       ENDED MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                      -----------------   --------------------------------------------------
                                                       2000      1999       1999       1998       1997      1996      1995
                                                      -------   -------   --------   --------   --------   -------   -------
SELECTED STATEMENTS OF OPERATIONS DATA:
Gross sales.........................................  $ 7,205   $ 1,520   $ 13,718   $  4,393   $  7,924   $ 6,258   $ 4,673
Sales discounts.....................................      320        --        767         --         --        --        --
                                                      -------   -------   --------   --------   --------   -------   -------
Net sales...........................................    6,885     1,520     12,951      4,393      7,924     6,258     4,673
Cost of sales.......................................    3,581       665      6,741      6,431      5,991     3,566     2,533
                                                      -------   -------   --------   --------   --------   -------   -------
  Gross profit (loss)...............................    3,304       855      6,210     (2,038)     1,933     2,692     2,140
Operating expenses
  Selling, general and administrative...............    4,174     1,752      8,961      7,195      7,685     4,944     2,785
  Research and development..........................    3,218     1,326      7,458      5,451      4,271     3,198     2,542
                                                      -------   -------   --------   --------   --------   -------   -------
    Total operating expenses........................    7,392     3,078     16,419     12,646     11,956     8,142     5,327
                                                      -------   -------   --------   --------   --------   -------   -------
Operating loss......................................   (4,088)   (2,223)   (10,209)   (14,684)   (10,023)   (5,450)   (3,187)
  Interest expense..................................        2         6         19         34         19        64       153
  Other income, primarily interest income...........    1,416        67      1,495        220        219       224        71
                                                      -------   -------   --------   --------   --------   -------   -------
Net loss............................................   (2,674)   (2,162)    (8,733)   (14,498)    (9,823)   (5,290)   (3,269)
Accretion on convertible preferred stock............       --        (8)       (12)      (762)      (345)     (331)       --
                                                      -------   -------   --------   --------   --------   -------   -------
Net loss attributable to common shareholders........  $(2,674)  $(2,170)  $ (8,745)  $(15,260)  $(10,168)  $(5,621)  $(3,269)
                                                      =======   =======   ========   ========   ========   =======   =======
Basic and diluted net loss per share................  $ (0.09)  $ (0.09)  $  (0.34)  $  (1.04)  $  (0.93)  $ (0.60)  $ (0.44)
                                                      -------   -------   --------   --------   --------   -------   -------

                                                               AT                        AT DECEMBER 31,
                                                            MARCH 31,   --------------------------------------------------
                                                              2000        1999       1998       1997      1996      1995
                                                            ---------   --------   --------   --------   -------   -------
SELECTED BALANCE SHEET DATA:
Working capital...........................................   $84,450    $ 86,219   $  5,598   $  4,432   $ 6,384   $ 1,561
Total assets..............................................    95,936      96,467     12,738     10,164    12,262     5,773
Long-term debt, less current maturities...................         6           7        111        130       178       200
Total shareholders' equity................................    84,479      85,406      5,208      8,316     9,907     2,759

                     SELECTED UNAUDITED PRO FORMA COMBINED
             FINANCIAL DATA OF QLOGIC CORPORATION AND SUBSIDIARIES
                     AND ANCOR COMMUNICATIONS, INCORPORATED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected unaudited pro forma combined financial data reflects the merger using the pooling-of-interests method of accounting. Since the fiscal years for QLogic and Ancor differ, Ancor will change its fiscal year to coincide with QLogic upon consummation of the merger. The unaudited pro forma condensed combined statements of income combine QLogic's consolidated statements of income data for the fiscal years ended April 2, 2000, March 28, 1999 and March 29, 1998 with Ancor's statements of operations data for the calendar years ended December 31, 1999, 1998 and 1997, respectively. The unaudited selected pro forma combined balance sheet data combines QLogic's consolidated balance sheet data as of April 2, 2000 with Ancor's balance sheet data as of March 31, 2000. The selected unaudited pro forma combined financial data have been derived from information contained in the most recent annual and quarterly financial statements of QLogic and Ancor, which are included or incorporated herein by reference.

     The selected unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, nor is such information indicative of the future operating results or financial position of QLogic after the merger.

                                                                              FISCAL YEAR ENDED
                                                              -------------------------------------------------
                                                              APRIL 2, 2000    MARCH 28, 1999    MARCH 29, 1998
                                                              -------------    --------------    --------------
SELECTED PRO FORMA COMBINED STATEMENTS OF INCOME DATA:
Net revenues................................................    $216,094          $121,575          $89,317
Cost of revenues............................................      70,982            49,034           40,040
                                                                --------          --------          -------
  Gross profit..............................................     145,112            72,541           49,277
                                                                --------          --------          -------
Operating expenses:
  Engineering and development...............................      47,451            29,809           19,872
  Selling and marketing.....................................      22,622            15,248           12,540
  General and administrative................................      11,203             8,803            8,402
                                                                --------          --------          -------
        Total operating expenses............................      81,276            53,860           40,814
                                                                --------          --------          -------
  Operating income..........................................      63,836            18,681            8,463
Interest expense............................................          38               118              128
Interest and other income...................................       9,217             5,877            3,672
                                                                --------          --------          -------
  Income before income taxes................................      73,015            24,440           12,007
Income tax provision........................................      24,700             8,310            4,984
                                                                --------          --------          -------
Net income..................................................      48,315            16,130            7,023
Accretion on convertible preferred stock....................          12               762              345
                                                                --------          --------          -------
Net income attributable to common shareholders..............    $ 48,303          $ 15,368          $ 6,678
                                                                ========          ========          =======
Basic net income per share..................................    $   0.56          $   0.20          $  0.10
                                                                --------          --------          -------
Diluted net income per share................................    $   0.52          $   0.18          $  0.09
                                                                --------          --------          -------
WEIGHTED AVERAGE NUMBER OF SHARES:
  Basic.....................................................      86,485            77,823           66,515
                                                                --------          --------          -------
  Diluted...................................................      92,533            87,232           71,108
                                                                --------          --------          -------

                                                                   AT
                                                              APRIL 2, 2000
                                                              -------------
SELECTED PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital.............................................    $260,551
Total assets................................................     396,230
Long-term debt, less current maturities.....................           6
Total stockholders' equity..................................     360,586

                           COMPARATIVE PER SHARE DATA

     In the following tables, we provide you with certain historical per share data and combined per share data on an unaudited pro forma basis after giving effect to the merger assuming that 0.5275 shares of QLogic common stock are issued in exchange for each share of Ancor common stock. This data should be read along with the selected historical financial data and the historical consolidated financial statements of QLogic and the historical financial statements of Ancor and the notes thereto that are included or incorporated by reference in this document. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

                                                                                          ANCOR
                                                       HISTORICAL                       EQUIVALENT
                                                   ------------------     PRO FORMA     PRO FORMA
                                                   QLOGIC    ANCOR(4)    COMBINED(1)    (1)(2)(3)
                                                   ------    --------    -----------    ----------
DILUTED NET INCOME (LOSS) PER SHARE(1)
  Fiscal Year ended April 2, 2000................  $0.70      $(0.34)       $0.52         $0.27
  Fiscal Year ended March 28, 1999...............  $0.34      $(1.04)       $0.18         $0.09
  Fiscal Year ended March 29, 1998...............  $0.21      $(0.93)       $0.09         $0.05
BOOK VALUE PER SHARE AT(2)(3)
  April 2, 2000 (Fiscal Year)....................  $3.27      $ 2.89        $4.02         $2.12
                                                   -----      ------        -----         -----

---------------
(1) The unaudited pro forma combined information per share combines financial information of QLogic for the fiscal years ended April 2, 2000, March 28, 1999 and March 29, 1998 with the financial information of Ancor for the twelve months ended December 31, 1999, 1998 and 1997.

(2) The unaudited Ancor equivalent pro forma per share amounts are calculated by multiplying the respective pro forma combined per share amounts by the exchange ratio.

(3) Historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of each period presented. Pro forma combined book value per share is computed by dividing pro forma total stockholders' equity by the pro forma number of common shares outstanding at April 2, 2000 for QLogic and March 31, 2000 for Ancor. The Ancor equivalent pro forma book value per share is calculated by multiplying the pro forma combined book value per share amount by the exchange ratio.

(4) Historical Ancor net loss per share is reflected as of Ancor's calendar years ended December 31, 1999, 1998 and 1997, respectively.

                     MARKET PRICE AND DIVIDEND INFORMATION

RECENT CLOSING PRICES

     The table below presents the closing price per share of QLogic common stock and Ancor common stock on The Nasdaq National Market on May 5, 2000, the last full trading day immediately preceding the public announcement of the proposed merger, and on June 23, 2000, the most recent practicable date prior to the mailing of this document, as well as the "equivalent stock price" of shares of Ancor common stock on such dates. The "equivalent stock price" of shares of Ancor common stock represents the closing sales price per share for QLogic's common stock on the Nasdaq National Market at such specified date, multiplied by the exchange ratio of 0.5275. Keep in mind that because of market price fluctuations the "equivalent stock price" may be greater than or less than the value of the QLogic common stock and cash in lieu of fractional shares that an Ancor shareholder will receive for each share of Ancor common stock in connection with the merger. You should obtain current market quotations for shares of QLogic common stock and Ancor common stock prior to making any decision with respect to the merger.

                                                                                                ANCOR
                                                     QLOGIC                ANCOR             EQUIVALENT
                                                  COMMON STOCK         COMMON STOCK          STOCK PRICE
                                                (PRICE PER SHARE)    (PRICE PER SHARE)    (PRICE PER SHARE)
                                                -----------------    -----------------    -----------------
May 5, 2000...................................       $99.94               $31.19               $52.72
June 23, 2000.................................       $67.56               $35.81               $35.64

HISTORICAL MARKET PRICE DATA

     Ancor's common stock is quoted on the Nasdaq National Market under the symbol "ANCR." QLogic's common stock is quoted on the Nasdaq National Market under the symbol "QLGC."

     The following table sets forth the high and low sales prices per share of Ancor common stock for the periods indicated:

                                                                     ANCOR
                                                                  COMMON STOCK
                                                              --------------------
                                                               HIGH          LOW
                                                              ------        ------
FISCAL 1998
First Quarter ended March 31, 1998..........................  $ 9.13        $    4.44
Second Quarter ended June 30, 1998..........................    7.31             2.50
Third Quarter ended September 30, 1998......................    4.00             1.00
Fourth Quarter ended December 31, 1998......................    4.44             1.06

FISCAL 1999
First Quarter ended March 31, 1999..........................  $ 9.13        $    3.97
Second Quarter ended June 30, 1999..........................   32.75             4.75
Third Quarter ended September 30, 1999......................   38.50            15.63
Fourth Quarter ended December 31, 1999......................   94.13            21.75

FISCAL 2000
First Quarter ended March 31, 2000..........................  $72.00        $   32.00
Second Quarter ended June 30, 2000 (through June 23,
  2000).....................................................   45.69            14.25

     The following table sets forth the high and low sales prices per share of QLogic common stock (retroactively adjusted for the two-for-one stock splits effective February 1999, August 1999 and February 2000).

                                                                   QLOGIC
                                                                COMMON STOCK
                                                              -----------------
                                                               HIGH       LOW
                                                              -------    ------
FISCAL 1999
First Quarter ended June 28, 1998...........................  $  5.89    $ 4.38
Second Quarter ended September 27, 1998.....................     8.85      3.49
Third Quarter ended December 27, 1998.......................    16.78      6.31
Fourth Quarter ended March 28, 1999.........................    20.38     11.63

FISCAL 2000
First Quarter ended June 27, 1999...........................  $ 34.22    $14.38
Second Quarter ended September 26, 1999.....................    49.75     31.25
Third Quarter ended December 26, 1999.......................    83.75     32.50
Fourth Quarter ended April 2, 2000..........................   203.25     68.06

FISCAL 2001
First Quarter ended June 2, 2000 (through June 23, 2000)....  $131.75    $39.69

DIVIDEND INFORMATION

     Neither QLogic nor Ancor has ever declared or paid a cash dividend. Both companies anticipate that they will continue to retain any earnings for the foreseeable future for use in the operation of their respective businesses.

NUMBER OF HOLDERS OF RECORD

     As of June 23, 2000, there were approximately 250 shareholders of record for Ancor common stock. As of June 23, 2000, there were approximately 454 stockholders of record for QLogic common stock.

SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS

     As of June 23, 2000, 0.5% of the outstanding shares of Ancor common stock were held by directors and executives officers of Ancor and their affiliates, and 1.7% of the outstanding shares of QLogic common stock were held by directors and executive officers of QLogic and their affiliates. Approval of the merger agreement by Ancor's shareholders requires the affirmative vote of the holders of at least a majority of the shares of Ancor common stock outstanding and entitled to vote at the special meeting, and approval of the merger agreement and the issuance of QLogic common stock in the merger by QLogic stockholders requires at least a majority of the votes cast on the proposal.

                                  RISK FACTORS

     By voting in favor of the merger, Ancor's shareholders will be choosing to invest in QLogic common stock and QLogic's stockholders will be choosing to issue additional shares of common stock of QLogic. In addition to the other information included in or incorporated by reference into this joint proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposals to be voted on at your company's special meeting.

                          RISKS RELATED TO THE MERGER

ALTHOUGH QLOGIC AND ANCOR EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT BE REALIZED AND QLOGIC'S STOCK PRICE MAY DECLINE AS A RESULT.

     Achieving the benefits of the merger will depend in part on QLogic's and Ancor's ability to integrate the technology, operations and personnel of the two companies in a timely and efficient manner so as to minimize the risk that the merger will result in the loss of customers or key employees. Integrating QLogic and Ancor will be a complex, time consuming and expensive process and may disrupt QLogic's and Ancor's business if not completed in a timely and efficient manner.

     Integrating two companies like QLogic and Ancor involves a number of risks, including:

     - diverting management's attention from ongoing operations;

     - difficulties and expenses in combining the operations, technology and systems of the two companies;

     - difficulties and expenses in assimilating and retaining employees, including integrating teams that have not previously worked together;

     - difficulties in creating and maintaining uniform standards, controls, procedures and policies;

     - different geographic locations of the principal operations of QLogic and Ancor;

     - challenges in attracting new customers;

     - difficulties in demonstrating to existing customers that the merger will not result in adverse changes to product quality, lead time for product deliveries or customer service standards; and

     - potential adverse short-term effects on operating results, primarily as a result of increased costs resulting from the integration of the two businesses.

     QLogic and Ancor may not be able to successfully integrate their businesses or realize any of the anticipated benefits of a merger. A failure to do so could have a material adverse effect on QLogic's business, financial conditions and operating results.

COMPETITORS OF QLOGIC AND ANCOR MAY INCREASE THEIR COMPETITIVE PRESSURES ON THE INTEGRATED BUSINESSES, OR MAKE ANNOUNCEMENTS CHALLENGING THE EXPECTED BENEFITS OF THE MERGER, CAUSING QLOGIC'S STOCK PRICE TO DECLINE.

     As integrated businesses, QLogic and Ancor will face the combined competitive pressure from existing competitors of both companies. Some of these competitors may see the integrated businesses as a new threat and exert greater competitive pressures than either company currently faces. Some competitors may join together, through agreements or acquisitions, to face the challenge or perceived challenge that the QLogic and Ancor merger presents. If QLogic and Ancor are not able to adequately respond to this increased competition, the companies' integrated businesses, financial conditions and operating results would be adversely affected.

     In addition, competitors may make public announcements that challenge or question QLogic and Ancor's expectation that the merger will result in benefits. Such announcements could cause QLogic's stock price to decline. In addition, if such announcements require a response from QLogic and Ancor, such announcements could disrupt and delay QLogic's and Ancor's attempts to integrate the two companies, which could have a material adverse effect on QLogic's business, financial condition and operating results.

ANCOR SHAREHOLDERS WILL RECEIVE 0.5275 SHARES OF QLOGIC COMMON STOCK FOR EACH SHARE OF ANCOR COMMON STOCK DESPITE CHANGES IN THE MARKET VALUE OF ANCOR COMMON STOCK OR QLOGIC COMMON STOCK WHICH COULD BE CAUSED BY A NUMBER OF FACTORS.

     Upon completion of the merger, each share of Ancor common stock will be exchanged for 0.5275 shares of QLogic common stock. There will be no adjustment for changes in the market price of either Ancor common stock or QLogic common stock, and Ancor and QLogic are not permitted to "walk away" from the merger or resolicit the vote of Ancor's shareholders solely because of changes in the market price of QLogic common stock. Accordingly, the specific dollar value of QLogic common stock to be received by Ancor shareholders upon completion of the merger will depend on the market value of QLogic common stock at the time of completion of the merger. No prediction can be made as to the market price of QLogic common stock at the completion of the merger or as to the market price of QLogic common stock after the completion of the merger.

     The market price of QLogic common stock could fluctuate widely and affect the amount of profit, if any, which you may realize from any sale of QLogic common stock. From January 1, 2000 through June 23, 2000, the market price has ranged from a low of $39.69 per share to a high of $203.25 per share. Fluctuations may occur, among other reasons, in response to:

     - operating results;

     - announcements by QLogic or its competitors;

     - economic changes;

     - general market conditions; and

     - other risk factors described in this joint proxy statement/prospectus.

     The trading price of QLogic's common stock could continue to be subject to wide fluctuations in response to the factors set forth above and other factors, many of which are beyond QLogic's control. The stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies.

FAILURE TO QUALIFY FOR POOLING-OF-INTERESTS ACCOUNTING TREATMENT MAY HARM THE FUTURE OPERATING RESULTS OF QLOGIC.

     QLogic intends to account for the merger as a pooling-of-interests business combination. It is a condition to completion of the merger that QLogic be advised by its independent accountants that they concur with QLogic management's conclusion that the transaction contemplated by the merger agreement can properly be accounted for as a pooling-of-interests business combination. Under the pooling-of-interests method of accounting, each of QLogic's and Ancor's historical recorded assets and liabilities will be carried forward to QLogic at their recorded amounts. In addition, the operating results of QLogic will include QLogic's and Ancor's operating results for the entire fiscal year in which the merger is completed and

QLogic's and Ancor's historical reported operating results for prior periods will be combined and restated as the operating results of QLogic.

     After completion of the merger, if events occur that cause the merger to no longer qualify for pooling-of-interests accounting treatment, the purchase method of accounting would apply. Under that method, QLogic would record the estimated fair value of QLogic common stock, stock options and warrants issued in the merger as the cost of acquiring the business of Ancor. That cost would be allocated to the net assets acquired, with the excess of the estimated fair value of QLogic common stock, stock options and warrants over the fair value of net assets acquired recorded as goodwill or other intangible assets. To the extent goodwill and other intangibles are recorded on QLogic's financial statements, QLogic would be required to take a noncash charge to earnings for a number of years until the full values of the goodwill and other intangibles have been fully amortized. The estimated fair value of QLogic common stock, stock options and warrants to be issued in the merger is expected to be much greater than the historical net book value at which Ancor carries its assets in its accounts. Therefore, purchase accounting treatment would reduce the reported income and earnings per share of the combined company for several years into the future as compared to pooling-of-interests accounting treatment.

THE SALE OF A SUBSTANTIAL AMOUNT OF QLOGIC COMMON STOCK AFTER THE MERGER COULD ADVERSELY AFFECT THE MARKET PRICE OF QLOGIC COMMON STOCK.

     All of the shares of QLogic common stock that Ancor shareholders receive in the merger may be sold immediately, except for those shares received by affiliates of Ancor within the meaning of Rule 145 of the Securities Act of 1933. Substantially all of the outstanding shares of QLogic common stock are freely tradable, subject to Rule 144 restrictions in the case of QLogic affiliates. The sale of a substantial amount of QLogic common stock after the merger could adversely affect its market price. It could also impair QLogic's ability to raise money through the sale of more stock or other forms of capital. In addition, the sale of authorized but unissued shares of QLogic common stock by QLogic after the merger could adversely affect its market price. Based on certain assumptions, it is expected that there will be approximately 90 million shares of QLogic common stock outstanding after the merger, excluding QLogic shares issuable upon the exercise of outstanding options, warrants and convertible securities. QLogic's certificate of incorporation authorizes the issuance of up to 150 million shares of QLogic common stock. The management of QLogic intends to propose to stockholders that they vote to increase the authorized number of shares of common stock at QLogic's next annual meeting of stockholders.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT QLOGIC'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed, QLogic may be subject to a number of material risks, including the following:

     - QLogic may be required to pay Ancor a termination fee of $55 million under some circumstances;

     - the price of QLogic common stock may decline to the extent that the current market price of QLogic common stock reflects a market assumption that the merger will be completed;

     - costs related to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed;

     - the ability of QLogic to complete future transactions may be impaired because potential partners may view QLogic as having an unfavorable reputation in its ability to complete transactions as a result of the failure to complete the merger.

     In addition, QLogic's customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by QLogic customers could have a material adverse effect on QLogic' business, regardless of whether or not the merger is ultimately completed.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT ANCOR'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed, Ancor may be subject to a number of material risks, including the following:

     - Ancor may be required to pay QLogic a termination fee of $55 million under some circumstances;

     - the option granted to QLogic by Ancor may become exercisable under some circumstances;

     - the price of Ancor common stock may decline to the extent that the current market price of Ancor common stock reflects a market assumption that the merger will be completed;

     - costs related to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed; and

     - the ability of Ancor to complete future transactions may be impaired because potential partners may view Ancor as having an unfavorable reputation in its ability to complete transactions as a result of the failure to complete the merger.

     In addition, Ancor's customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Ancor customers could have a material adverse effect on Ancor's business, regardless of whether or not the merger is ultimately completed. Similarly, current and prospective Ancor employees may experience uncertainty about their future role with QLogic until QLogic's strategies with regard to Ancor are executed. This may adversely affect Ancor's ability to attract and retain key management, sales, marketing and technical personnel.

     Further, if the merger is terminated and Ancor's board of directors determines to seek another merger or business combination, Ancor may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect, subject to limited exceptions described on page 70 of this joint proxy statement/prospectus, Ancor is prohibited from soliciting, initiating or encouraging or entering into a transaction with any party other than QLogic that would result in the acquisition of Ancor. Furthermore, if QLogic exercises its option to purchase Ancor common stock, Ancor may not be able to account for a future transaction as a pooling-of-interests.

                    RISKS RELATED TO THE BUSINESS OF QLOGIC

QLOGIC'S OPERATING RESULTS FLUCTUATE SIGNIFICANTLY WHICH COULD CAUSE ITS STOCK PRICE TO DECLINE IF IT FAILS TO MEET INVESTORS' AND ANALYSTS' EXPECTATIONS.

     QLogic has experienced, and expects to continue to experience, fluctuations in sales and operating results from quarter to quarter. As a result, QLogic believes that period-to-period comparisons of its operating results are not necessarily meaningful, and that such comparisons cannot be relied upon as indicators of future performance. In addition, there can be no assurance that QLogic will maintain its current profitability in the future. A significant portion of QLogic's net revenues in each fiscal quarter result from orders booked in that quarter. In the past, a significant percentage of QLogic's quarterly bookings and sales to major customers occurred during the last month of the quarter, and there can be no assurance that this trend will not return in the future. Orders placed by major customers are typically based on their forecasted sales and inventory levels for QLogic's products. Material fluctuations in quarterly operating results may be the result of:

     - changes in purchasing patterns by one or more of QLogic's major customers;

     - customer order changes or rescheduling;

     - gain or loss of significant customers;

     - customer policies pertaining to desired inventory levels of QLogic's products;

     - negotiations of rebates and extended payment terms; or

     - changes in the ability of QLogic to anticipate in advance the mix of customer orders.

     Some large original equipment manufacturer customers may require QLogic to maintain higher levels of inventory or field warehouses in an attempt to minimize their own inventories. In addition, QLogic must order its products and build inventory substantially in advance of product shipments, and because the markets for QLogic's products are subject to rapid technological and price changes, there is a risk QLogic will forecast incorrectly and produce excess or insufficient inventory of particular products. If QLogic produces excess or insufficient inventory or is required to hold excess inventory, QLogic's operating results could be adversely affected.

     Other factors that could cause QLogic's sales and operating results to vary significantly from period to period include:

     - the time, availability and sale of new products;

     - seasonal original equipment manufacturer customer demand;

     - changes in the mix of products having differing gross margins;

     - variations in manufacturing capacities, efficiencies and costs;

     - the availability and cost of components, including silicon wafers;

     - warranty expenses;

     - variations in product development and other operating expenses;

     - revenue adjustments related to product returns; or

     - adoption of new accounting pronouncements and/or changes in QLogic policies and general economic and other conditions effecting the timing of customer orders and capital spending.

     QLogic's quarterly results of operations are also influenced by competitive factors, including the pricing and availability of QLogic's and its competitors' products. Although QLogic does not maintain its own wafer manufacturing facility, a large portion of QLogic's expenses is fixed and difficult to reduce in a short period of time. If net revenues do not meet QLogic's expectations, QLogic's fixed expenses would exacerbate the effect on net income of such shortfall in net revenues. Furthermore, announcements by QLogic, its competitors or others regarding new products and technologies could cause customers to defer or cancel purchases of QLogic's products. Order deferrals by QLogic's customers, delays in QLogic's introduction of new products and longer than anticipated design-in cycles for QLogic's products have in the past adversely effected QLogic's quarterly results of operations. Due to these factors, as well as other unanticipated factors, it is likely that in some future quarter or quarters QLogic's operating results will be below the expectations of public market analysts or investors, and as a result, the price of QLogic's common stock could significantly decrease.

QLOGIC DEPENDS ON A LIMITED NUMBER OF CUSTOMERS AND ANY DECREASE IN REVENUE FROM ANY ONE OF ITS CUSTOMERS COULD CAUSE QLOGIC'S STOCK PRICE TO DECLINE.

     A small number of customers account for a substantial portion of QLogic's net revenues, and QLogic expects that a limited number of customers will continue to represent a substantial portion of QLogic's net revenues for the foreseeable future. The loss of any of QLogic's major customers would have a material adverse effect on its business, financial condition and results of operations. Some of these customers are based in the Pacific Rim, which is subject to economic and political uncertainties. In addition, a majority of QLogic's customers order QLogic's products through written purchase orders as opposed to long-term supply contracts and, therefore, such customers are generally not obligated to purchase products from QLogic for any extended period. Major customers also have significant leverage over QLogic and may attempt to change the terms, including pricing, upon which QLogic and such customers do business, which could materially adversely effect QLogic's business, financial condition and results of operations. This risk is increased due to the potential for some of these customers merging or acquiring other customers of QLogic. As QLogic's original equipment manufacturer customers are pressured to reduce prices as a result of competitive factors, QLogic may be required to contractually commit to price reductions for its products before it knows how, or if, cost reductions can be obtained. If QLogic is unable to achieve such cost reductions, QLogic's gross margins could decline and such decline could have a material adverse effect on QLogic's business, financial condition and results of operations. In addition, QLogic provides some customers with price protection in the event that QLogic reduces the prices of its products. While QLogic maintains reserves for this price protection, the impact of future price reductions by QLogic could exceed QLogic's reserves in any specific fiscal period. Any price protection in excess of recorded reserves could have a negative impact on QLogic's business, financial condition and results of operations.

COMPETITION WITHIN QLOGIC'S PRODUCT MARKETS IS INTENSE AND INCLUDES NUMEROUS ESTABLISHED COMPETITORS.

     The markets for both peripheral and host computer products are highly competitive and are characterized by short product life cycles, price erosion, rapidly changing technology, frequent product performance improvements and evolving industry standards. QLogic currently competes primarily with Adaptec, Inc., LSI Logic, and Cirrus Logic, Inc. in the SCSI sector of the I/O market. In the Fibre Channel sector of the I/O market, QLogic competes primarily with Agilent Technologies, LSI Logic, Emulex Corporation, JNI Corporation and Adaptec, Inc. In the integrated drive electronics, or IDE sector, QLogic competes with STMicroelectronics and Cirrus Logic, Inc. In the enclosure management sector, QLogic competes primarily with LSI Logic and Vitesse Semiconductor. QLogic may compete with some of its larger disk drive and computer systems customers, some of which have the capability to develop I/O controller integrated circuits for use in their own products. At least one large original equipment manufacturer customer in the past has decided to vertically integrate and has therefore stopped purchasing from QLogic.

     QLogic will need to continue to develop products appropriate to its markets to remain competitive as its competitors continue to introduce products with improved performance characteristics. While QLogic continues to devote significant resources to research and development, these efforts may not be successful or may not be developed and introduced in a timely manner. Further, several of QLogic's competitors have greater resources devoted to securing semiconductor foundry capacity because of long-term agreements regarding supply flow, equity or financing agreements or direct ownership of a foundry. In addition, while relatively few competitors offer a full range of SCSI and other I/O products, additional domestic and foreign manufacturers may increase their presence in these markets. QLogic may not be able to compete successfully against these competitors.

     Competition typically occurs at the design stage, where the customer evaluates alternative design approaches. Because of short product life cycles and even shorter design cycles, QLogic's competitors have increasingly frequent opportunities to achieve design wins in next generation systems. A design win usually ensures a customer will purchase the product until a higher performance standard is available or a competitor can demonstrate a significant price/ performance advantage. Most of QLogic's products compete with products available from several companies, many of which have substantially greater research and development, long term guaranteed supply capacity, marketing and financial resources, manufacturing capability and customer support organizations than those of QLogic. Because of the complexity of its products, QLogic has experienced delays from time to time in completing products on a timely basis. If QLogic is unable to design, develop and introduce competitive new products on a timely basis, its future operating results will be materially and adversely affected.

QLOGIC DEPENDS ON ITS RELATIONSHIPS WITH WAFER SUPPLIERS AND OTHER SUBCONTRACTORS AND A LOSS OF THESE RELATIONSHIPS MAY LEAD TO UNPREDICTABLE CONSEQUENCES WHICH MAY HARM ITS RESULTS OF OPERATIONS IF ALTERNATIVE SUPPLY SOURCES ARE NOT AVAILABLE.

     QLogic currently relies on several independent foundries to manufacture its semiconductor products either in finished form or wafer form. Generally, QLogic conducts business with some of its foundries through written purchase orders as opposed to long-term supply contracts. Therefore, these foundries are generally not obligated to supply products to QLogic for any specific period, in any specific quantity or at any specified price. If a foundry terminates its relationship with QLogic or if QLogic's supply from a foundry is otherwise interrupted, QLogic may not have a sufficient amount of time to replace the supply of products manufactured by that foundry. As a result, QLogic may not be able to meet customer demands which could harm its business.

     Historically, there have been periods when there has been a worldwide shortage of advanced process technology foundry capacity. The manufacture of semiconductor devices is subject to a wide variety of factors, including the availability of raw materials, the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. QLogic is continuously evaluating potential new sources of supply. However, the qualification process and the production ramp-up for additional foundries has in the past taken, and could in the future take, longer than anticipated. New supply sources may not be able or willing to satisfy QLogic's wafer requirements on a timely basis or at acceptable quality or unit prices.

     QLogic uses multiple sources of supply for some of its products, and this may require customers to perform separate product qualifications. QLogic has not developed alternate sources of supply for all of its products and its newly introduced products are typically produced initially by a single foundry until alternate sources can be qualified. In particular, QLogic's integrated single chip Fibre Channel controller is manufactured by LSI Logic and integrates LSI Logic's transceiver technology. In the event that LSI Logic is unable or unwilling to satisfy QLogic's requirements for this technology, QLogic's marketing efforts related to Fibre Channel products would be delayed and, as such, its results of operations could be materially and adversely effected. The requirement that a customer perform separate product qualifications or a customer's inability to obtain a sufficient supply of products from QLogic may cause that customer to satisfy its product requirements from QLogic's competitors.

     QLogic's ability to obtain satisfactory wafer and other supplies is subject to a number of other risks. These risks include the possibility that QLogic's suppliers may be subject to injunctions arising from alleged violations of third party intellectual property rights. The enforcement of this kind of injunction could impede a supplier's ability to provide wafers, components or packaging services to QLogic. In addition, QLogic's flexibility to move production of any particular product from one foundry to another is limited because such a move can require significant re-engineering, which may take several quarters. These efforts also divert engineering resources that could otherwise be dedicated to new product development, which would adversely affect new product development schedules. Therefore, QLogic's production could be constrained even though capacity is available at one or more foundries. In addition, QLogic could encounter supply shortages if sales grow substantially. QLogic uses domestic and offshore subcontractors for die assembly of its semiconductor products purchased in wafer form, and for assembly of its host adapter board products. QLogic's reliance on independent subcontractors to provide these services involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance and costs. QLogic is also subject to the risks of shortages and increases in the cost of raw materials used in the manufacture or assembly of QLogic's products. In addition, QLogic may receive orders for large volumes of products to be shipped within short periods, and QLogic may not have sufficient testing capacity to fill these orders. Constraints or delays in the supply of QLogic's products, whether because of capacity constraints, unexpected disruptions at QLogic's foundries or subcontractors, delays in obtaining additional production at the existing foundries or in obtaining production from new foundries, shortages of raw materials or other reasons, could result in the loss of customers.

QLOGIC MAY NEED TO ENGAGE IN FINANCIALLY RISKY TRANSACTIONS TO GUARANTEE IT HAS PRODUCTION CAPACITY WHICH MAY REQUIRE QLOGIC TO SEEK ADDITIONAL FINANCING AND RESULT IN DILUTION TO ITS STOCKHOLDERS.

     QLogic and the semiconductor industry have, in the past, experienced shortages of available foundry capacity. Accordingly, in order to secure an adequate supply of wafers, especially wafers manufactured using advanced process technologies, QLogic may consider various possible transactions, including the use of "take or pay" contracts that commit QLogic to purchase specified quantities of wafers over extended periods or equity investments in, or advances to, wafer manufacturing companies in exchange for guaranteed production capacity, or the formation of joint ventures to own and operate or construct foundries or to develop certain products. Any of these transactions would involve financial risk to QLogic and could require QLogic to commit a substantial amount of its funds or provide technology licenses in return for guaranteed production capacity. The need to commit its own funds may require QLogic to seek additional equity or debt financing. The sale or issuance of additional equity or convertible debt securities could result in dilution to QLogic's stockholders. This kind of additional financing, if necessary, may not be available on terms acceptable to QLogic.

QLOGIC RELIES ON THE HIGH PERFORMANCE COMPUTER AND COMPUTER PERIPHERAL MARKETS AND ANY UNPREDICTABLE FLUCTUATIONS OR REDUCTIONS IN DEMAND FOR PRODUCTS IN THESE MARKETS MAY ADVERSELY EFFECT QLOGIC'S RESULTS OF OPERATION.

     A significant portion of QLogic's host adapter board products and hard disk drive controller products are ultimately used in high-performance file servers, workstations and other office automation products. QLogic's growth has been supported by increasing demand for sophisticated I/O solutions which support database systems, servers, workstations, Internet/ Intranet applications, multimedia and telecommunications. If the demand for these systems slows, QLogic's business could be adversely affected.

     As a supplier of controller products to manufacturers of computer peripherals such as disk drives and other data storage devices, a portion of QLogic's business is dependent on the overall market for computer peripherals. This market is itself dependent on the market for computers, and has historically been characterized by periods of rapid growth followed by periods of oversupply and contraction. As a result, suppliers to the computer peripherals industry from time to time experience large and sudden fluctuations in demand for their products as their customers adjust to changing conditions in their markets. If these fluctuations are not accurately anticipated, such suppliers, including QLogic, could produce excessive or insufficient inventories of various components, which could have a negative impact on QLogic's business.

QLOGIC'S FINANCIAL CONDITION WILL BE MATERIALLY HARMED IF IT DOES NOT MAINTAIN AND GAIN MARKET OR INDUSTRY ACCEPTANCE OF ITS PRODUCTS.

     The markets in which QLogic and its competitors compete involve rapidly changing technology, evolving industry standards and continuing improvements in products and services. QLogic's future success depends on its ability to do the following:

     - enhance its current products and to develop and introduce in a timely manner new products that keep pace with technological developments and industry standards;

     - compete effectively on the basis of price and performance; and

     - adequately address original equipment manufacturer customer and end-user customer requirements and achieve market acceptance.

     QLogic believes that to remain competitive in the future it will need to continue to develop new products, which will require a significant investment in new product development. In anticipation of the implementation of fibre channel data transfer interface technologies, QLogic has invested, and will continue to invest, significant resources in developing its integrated circuit single chip peripheral computer interface, or PCI to fibre channel controllers. However, fibre channel may not be adopted as a predominant industry standard. QLogic is aware of products for alternative I/O standards and enabling technologies being developed by its competitors. QLogic believes that some competitors, including Adaptec, Inc., have extensive development efforts related to products based on new parallel SCSI I/O technology. If this kind of alternative standard is adopted by the industry, QLogic may not be able to develop products for the new standard in a timely manner. Further, even if fibre channel is adopted, QLogic's integrated PCI to fibre channel controller may not be fully developed in time to be accepted for use in fibre channel technology. If it is developed on time, QLogic may not be able to manufacture it at competitive prices in sufficient volumes. In the event that fibre channel is not adopted as an industry standard, or QLogic's integrated circuit PCI to fibre channel controllers are not timely developed or do not gain market acceptance, QLogic's business could be materially and adversely affected.

     QLogic's fibre channel products have been designed to conform to a standard that has yet to be uniformly adopted. QLogic's products must be designed to operate effectively with a variety of hardware and software products supplied by other manufacturers, including microprocessors, operating system software and peripherals. QLogic depends on significant cooperation with these manufacturers in order to achieve its design objectives and produce products that interoperate successfully. While QLogic believes that it generally has good relationships with leading microprocessor, systems and peripheral suppliers, there can be no assurance that these suppliers will not make it more difficult for QLogic to design its products for successful interoperability. If industry acceptance of these standards was to decline or if they were replaced with new standards, and if QLogic did not anticipate these changes and develop new products, QLogic's business could be adversely affected.

QLOGIC ANTICIPATES ENGAGING IN ACQUISITIONS, HOWEVER THESE ACQUISITIONS MAY ADVERSELY AFFECT QLOGIC'S RESULTS OF OPERATIONS AND STOCK PRICE IF THEY DO NOT COMPLEMENT QLOGIC'S BUSINESS.

     QLogic anticipates that its future growth may depend in part on its ability to identify and acquire complementary businesses, technologies or product lines that are compatible with those of QLogic. Acquisitions involve numerous risks, including:

     - uncertainties in identifying and pursuing acquisitions;

     - difficulties in the assimilation of the operations, technologies and products of the acquired companies;

     - the diversion of management's attention from other business concerns;

     - risks associated with entering markets or conducting operations with which QLogic has no or limited direct prior experience;

     - the potential loss of current customers and/or retention of the acquired company's customers; and

     - the potential loss of key employees of the acquired company.

     Further, QLogic may never enjoy the perceived benefits of an acquisition. QLogic may not be effective in identifying and completing attractive acquisitions or managing future growth. Future acquisitions by QLogic could dilute stockholders, and cause QLogic to incur debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect QLogic's business. With respect to recording future business combinations, the Financial Accounting Standards Board, or FASB, has announced it may abolish the pooling-of-interests accounting treatment. The standard, as currently proposed would affect transactions after January 1, 2001. If the FASB does eliminate pooling-of-interests accounting treatment, QLogic may not be able to complete a business combination without incurring goodwill or other intangible assets, which would reduce QLogic's reported earnings.

IF QLOGIC IS UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL IT MAY NOT BE ABLE TO SUSTAIN OR GROW ITS BUSINESS.

     The future success of QLogic largely depends on its key engineering, sales, marketing and executive personnel, including highly skilled semiconductor design personnel and software developers. QLogic also must identify and hire additional personnel. If QLogic loses the services of key personnel, QLogic's business would be adversely affected. QLogic believes that the market for key personnel in the industries in which it competes is highly competitive. In particular, periodically QLogic has experienced difficulty in attracting and retaining qualified engineers and other technical personnel and anticipates that competition for such personnel will increase in the future. QLogic may not be able to attract and retain key personnel with the skills and expertise necessary to develop new products in the future, or to manage QLogic's business, both in the United States and abroad.

BECAUSE QLOGIC DEPENDS ON FOREIGN CUSTOMERS AND SUPPLIERS, IT IS SUBJECT TO INTERNATIONAL ECONOMIC, REGULATORY AND POLITICAL RISKS WHICH COULD HARM ITS FINANCIAL CONDITION.

     QLogic expects that export revenues will continue to account for a significant percentage of QLogic's net revenues for the foreseeable future. As a result, QLogic is subject to several risks, which include:

     - a greater difficulty of administering its business globally;

     - compliance with multiple and potentially conflicting regulatory requirements, such as export requirements, tariffs and other barriers;

     - differences in intellectual property protections;

     - difficulties in staffing and managing foreign operations;

     - potentially longer accounts receivable cycles;

     - currency fluctuations;

     - export control restrictions;

     - overlapping or differing tax structures;

     - political and economic instability; and

     - general trade restrictions.

     A significant number of QLogic's customers and suppliers are located in Japan. Recently, the Asian markets have suffered property price deflation. This asset deflation has taken place especially in countries that have had a collapse in both their currency and stock markets. These deflationary pressures have reduced liquidity in the banking systems of the affected countries and, when coupled with spare industrial production capacity, could lead to widespread financial difficulty among the companies in this region. QLogic's export sales are invoiced in U.S. dollars and, accordingly, if the relative value of the U.S. dollar in comparison to the currency of QLogic's foreign customers should increase, the resulting effective price increase of QLogic's products to such foreign customers could result in decreased sales. There can be no assurance that any of the foregoing factors will not have a material adverse effect on QLogic's business, financial condition and results of operations.

QLOGIC'S PROPRIETARY RIGHTS MAY BE INADEQUATELY PROTECTED AND INFRINGEMENT CLAIMS OR ADVERSE JUDGMENTS COULD HARM QLOGIC'S COMPETITIVE POSITION.

     Although QLogic has patent protection on some aspects of its technology in some jurisdictions, it relies primarily on trade secrets, copyrights and contractual provisions to protect its proprietary rights. There can be no assurance that these protections will be adequate to protect its proprietary rights, that others will not independently develop or otherwise acquire equivalent or superior technology or that QLogic can maintain such technology as trade secrets. There also can be no assurance that any patents QLogic possesses will not be invalidated, circumvented or challenged. In addition, the laws of certain countries in which QLogic's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect QLogic's products and intellectual property rights to the same extent as the laws of the United States or at all. If QLogic fails to protect its intellectual property rights, QLogic's business would be negatively impacted.

     Intellectual property claims have been made against QLogic in the past, and patent or other intellectual property infringement claims could be made against QLogic in the future. Although patent and intellectual property disputes may be settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and the necessary licenses or similar arrangements may not be available to QLogic on satisfactory terms or at all. As a result, QLogic could be prevented from manufacturing and selling some of its products. In addition, if QLogic litigates these kinds of claims, the litigation could be expensive and time consuming and could divert management's attention from other matters. QLogic's business could suffer regardless of the outcome of the litigation. QLogic's supply of wafers and other components can also be interrupted by intellectual property infringement claims against its suppliers.

QLOGIC'S STOCK PRICE MAY BE VOLATILE WHICH COULD AFFECT THE VALUE OF YOUR INVESTMENT.

     The market price of QLogic's common stock has fluctuated substantially, and there can be no assurance that such volatility will not continue. From January 1, 2000 through June 23, 2000, the market price has ranged from a low of $39.69 per share to a high of $203.25 per share. Future announcements concerning QLogic or its competitors or customers, quarterly variations in operating results, the introduction of new products or changes in product pricing policies by QLogic or its competitors, conditions in the semiconductor industry, changes in earnings estimates by analysts, market conditions for high technology stocks in general, and the potential for a stockholder lawsuit, or changes in accounting policies, among other factors, could cause the market price of the common stock to fluctuate substantially. In addition, stock markets have experienced extreme price and volume volatility in recent years and stock prices of technology companies have been especially volatile. This volatility has had a substantial effect on the market prices of securities of many smaller public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations could adversely affect the market price of QLogic's common stock.

QLOGIC'S CHARTER DOCUMENT AND SHAREHOLDER RIGHTS PLAN MAY DISCOURAGE COMPANIES FROM ACQUIRING QLOGIC AND OFFERING QLOGIC STOCKHOLDERS A PREMIUM FOR THEIR STOCK.

     Pursuant to QLogic's certificate of incorporation, the board of directors is authorized to approve the issuance of shares of currently undesignated preferred stock, to determine the price, powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed on any unissued series of the preferred stock, and to fix the number of shares constituting any such series and the designation of such series, without any vote or future action by the stockholders. Pursuant to this authority, in June 1996 the board of directors adopted a shareholder rights plan and declared a dividend of a right to purchase one one-hundreths of a share of preferred stock for each outstanding share of QLogic's common stock. After adjustment for each of the three two-for-one stock splits effected by QLogic to date, QLogic's common stock now carries one-eighth of the preferred stock purchase right per share. The shareholder rights plan, the undesignated preferred stock and certain provisions of the Delaware law may have the effect of delaying, deferring or preventing a change in control of QLogic, may discourage bids for QLogic's common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

                     RISKS RELATED TO THE BUSINESS OF ANCOR

BECAUSE ANCOR EXPECTS TO INCUR SIGNIFICANT PRODUCT DEVELOPMENTS, SALES, MARKETING AND ADMINISTRATIVE EXPENSES, ANCOR MAY NOT BECOME PROFITABLE.

     Ancor has incurred significant losses since inception and expects to incur losses in the future. Ancor expects to incur significant product development and sales costs and, as a result, Ancor will need to generate substantially more revenue than it has to date to achieve and maintain profitability. There is a risk that Ancor will not be able to realize sufficient revenues to achieve profitability in the future.

IF A SIGNIFICANT MARKET FOR FIBRE CHANNEL BASED SANS AND SAN SWITCHING PRODUCTS DOES NOT CONTINUE TO DEVELOP, ANCOR'S BUSINESS MAY BE ADVERSELY AFFECTED.

     Ancor's growth will be limited if fibre channel based SAN technology and solutions do not become widely accepted. Ancor's product development and marketing efforts are focused on the SAN market, which continues to develop. Organizations often implement SANs in connection with their deployment of new storage systems and server markets. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt SANs. Ancor's current products are based on the implementation of fibre channel based solutions. If an alternative technology such as Gigabit Ethernet emerges as a standard for interconnecting servers and storage subsystems and Ancor is not able to respond with competitive product offerings, Ancor's business would be adversely affected. Ancor cannot be sure that SANs will ever achieve widespread market acceptance or that the market will develop as quickly as anticipated.

     Ancor's success also depends in part upon market acceptance of its SAN switching solutions as an alternative to the use of hubs or other interconnect devices in SANs. In general, hubs are priced lower than switches. Ancor currently expects that substantially all of its future revenue will be derived from sales of its fibre channel switches. Because this market is developing, it is difficult to predict its potential size or future growth rate. If the market does not continue to accept the use of SAN switches as alternatives to hubs, Ancor's business could be adversely affected.

IF ANCOR'S RELATIONSHIP WITH SUN MICROSYSTEMS FAILS, ITS BUSINESS WOULD BE ADVERSELY AFFECTED.

     In June 1999, Ancor announced an original equipment manufacturing agreement with Sun Microsystems. Under this agreement, Ancor expects to sell fibre channel switches to Sun for incorporation into Sun's SAN products. However, like other original equipment manufacturer agreements, its agreement with Sun does not provide Ancor with any assurance that it will continue to sell its products to Sun. The agreement does not require Sun to purchase any volume of products from Ancor, and Sun could incorporate a competitor's fibre channel switch into Sun's products. In addition, there are risks that Sun may decide to incorporate technology other than fibre channel switches into its products, or may experience problems integrating Ancor's fibre channel switches with other components of Sun's products, either of which would result in Sun failing to purchase products from Ancor at current or increasing levels.

     In addition to the revenue Ancor expects to generate by selling its products to Sun, this agreement is extremely important to Ancor's business because it is viewed by the market as a validation of Ancor's technology, its products and its ability to service a significant original equipment manufacturer. If Ancor's relationship with Sun were harmed in any way, it could significantly negatively impact the market's perception of Ancor and its products, and Ancor's revenues could be significantly reduced.

IF ANCOR FAILS TO DEVELOP AND MAINTAIN RELATIONSHIPS WITH SUCCESSFUL ORIGINAL EQUIPMENT MANUFACTURERS, IT MAY BE UNABLE TO BECOME PROFITABLE.

     To succeed in the SAN market, Ancor needs to sell its products directly to original equipment manufacturers. Ancor cannot be certain that its original equipment manufacturer customers will continue to develop, market and sell products that incorporate Ancor's technology, nor can Ancor control their ability or willingness to do so. Ancor sells its products through original equipment manufacturers who compete in highly competitive markets, and Ancor's success will depend on the success of these customers. If Ancor fails to develop and manage relationships with original equipment manufacturers or if Ancor's customers fail to sell its products, Ancor may be unable to achieve profitability.

COMPETITION IN THE SAN MARKET MAY LEAD TO REDUCED SALES OF ANCOR'S PRODUCTS, AND REDUCED MARKET SHARE AND MAY PREVENT ANCOR FROM ATTAINING PROFITABLE OPERATIONS.

     Because of the intense competition to provide components to the SAN market, Ancor's business may not develop as significantly as expected or Ancor may lose current or potential customers. Alternatively, Ancor's profitability could be impaired by pricing pressure from intense competition. Ancor's primary competitor in the fibre channel switch market, Brocade Communications, currently sells significantly more switches than Ancor does, and Brocade's emergence as a high volume switch supplier in the SAN market may adversely affect Ancor's ability to develop new customer relationships. Other companies are also providing fibre channel switches and other products to the SAN market, including Emulex, Gadzoox, McData and Vixel, and their products could become more widely accepted than Ancor's products. Ancor anticipates that these and other companies may introduce additional fibre channel products, including switches, in the future. To the extent that these companies have current supplier relationships with Ancor's potential customers, it may be more difficult for Ancor to win business from these potential customers. If fibre channel technology gains wider market acceptance, it is likely that an increasing number of competitors will begin developing and marketing fibre channel products. Some of the companies that produce or may produce competitive fibre channel products have substantially greater resources, greater name recognition and access to larger customer bases than Ancor does. As a result, Ancor's competitors may succeed in adapting more rapidly and effectively to changes in technology or the market. If Ancor fails to compete effectively, it would not generate sufficient sales to attain profitable operations.

ANCOR'S REVENUE WILL BE MATERIALLY REDUCED AS A RESULT OF THE WARRANT IT GRANTED TO SUN MICROSYSTEMS.

     As part of its agreement with Sun, Ancor granted a warrant to Sun to purchase up to 1.5 million shares of its common stock at an exercise price of $7.30 per share. In order for the warrant shares to vest, Sun must purchase products from Ancor. The warrant shares are earned at the rate of one share for each $67.00 of revenue Ancor receives from Sun through September 30, 2002. In each period in which the warrant shares are earned, a non-cash sales discount will be recorded. The amount of the non-cash sales discount is the fair value of the warrant shares which are earned in the period. Fair value of the warrant shares is calculated by using the Black-Scholes option pricing model. The primary component in the Black-Scholes calculation is the value of Ancor's common stock at that time. The value of the warrant shares, and the corresponding sales discount, increases as Ancor's stock price increases. Conversely, the value of the warrant shares, and the corresponding sales discount, decreases as Ancor's stock price decreases. Since the price of Ancor's stock cannot be estimated, it is not possible to estimate the amount of the non-cash sales discount that could be recorded, but it could be significant. Depending on Ancor's stock price, this sales discount could cause it to report a negative gross margin on sales to Sun. For example, on March 31, 2000, the closing price of Ancor's stock was $41.125. The value of a warrant share was $39.269 based on the Black-Scholes option pricing model. This means that for each $67.00 in gross revenue to Sun, Ancor would record a non-cash sales discount of $39.27.

     None of the warrant shares will vest until Ancor has received a total of $10,000,000 in revenue from Sun. During this period, any warrant shares earned in one quarter will be revalued in subsequent quarters using the then-current Black-Scholes option pricing model, and an additional non-cash sales discount will be recorded if the value of the warrant shares increases or a non-cash sales credit will be recorded if the value of the warrant shares decreases. In the quarter in which Ancor achieves an aggregate of $10,000,000 in revenues from Sun, Ancor will perform a final Black-Scholes calculation for the warrant shares earned through the end of that quarter, which will result in a final adjustment to the non-cash sales discount. Thereafter, warrant shares will vest as they are earned, and Ancor will record a non-cash discount quarterly based on the Black-Scholes calculation, as described above. No subsequent revaluations will be recorded. Upon completion of the merger, this warrant will be assumed by QLogic and converted into a warrant to acquire QLogic common stock on the same terms and conditions, except that the number of shares and exercise price will be adjusted to reflect the exchange ratio.

THE MARKET FOR SANS AND FOR ANCOR'S PRODUCTS MAY BE IMPAIRED IF SUFFICIENT INTEROPERABILITY IS NOT ACHIEVED AND MAINTAINED.

     Given that organizations want products that they purchase from different vendors to work together, the ability of the various components that comprise a SAN, such as adapter cards, hubs and switches, to interoperate is an important factor in the development of the SAN market. Currently, manufacturers of these various components have not established a complete interoperability standard and may never do so. If manufacturers of fibre channel SAN products do not manufacture products that interoperate effectively with the products of other manufacturers, the development of the SAN market may be limited. In addition, if interoperability standards are not agreed upon, its products could fail to achieve the desired level of market acceptance because potential customers may believe that a competitor's products represents the standard that will more likely prevail.

     In addition, Ancor's products are designed to conform to the fibre channel interconnect protocol and other industry standards. There is a risk that fibre channel, or the other standards Ancor has employed, may not be widely adopted, and competing standards may emerge that will be preferred by original equipment manufacturers or end-users. If end-users and original equipment manufacturers do not adopt the standards Ancor has adopted for its products, its growth may be limited.

IF ANCOR IS UNABLE TO DEVELOP NEW AND ENHANCED PRODUCTS THAT MEET CUSTOMER NEEDS AND ACHIEVE WIDESPREAD MARKET ACCEPTANCE, ITS RESULTS OF OPERATIONS COULD BE NEGATIVELY IMPACTED.

     The data storage markets are subject to rapid technological change, including changes in customer requirements, frequent new product introductions and enhancements and progressing industry standards. Ancor's success depends in part on its ability to keep pace with technological developments and emerging industry standards. Ancor must also respond to developing customer requirements by enhancing its current products and developing and introducing new products. There is a risk that if Ancor fails to anticipate or respond rapidly to advances in technology by adapting its products appropriately, its products could become obsolete. If this occurs, Ancor's business could be adversely affected.

     Ancor currently relies on INRANGE Technologies to supply the 64 port switch product which it resells to its customers. Ancor and INRANGE have a mutual dependency for the technical support and enhancement of this product. If either Ancor or INRANGE are not able to meet customer expectations for the support and enhancement of the 64 port switch product, Ancor's growth may be limited.

     As Ancor introduces new or enhanced products, it will also need to manage successfully the transition from older products to minimize disruption in its customers' ordering patterns, to avoid excessive levels of older product inventories and to ensure that enough supplies of new products can be delivered to meet Ancor's customers' demands. If Ancor fails to develop and introduce successfully new products and product enhancements, its revenue would be reduced, or it could incur substantial charges.

BECAUSE ANCOR'S BUSINESS IS DEPENDENT ON A SMALL NUMBER OF CUSTOMERS, THE LOSS OF ANY ONE OF THEM WOULD MATERIALLY REDUCE ITS REVENUES.

     Ancor derives a substantial portion of its revenue from original equipment manufacturers. To date, Ancor has agreements with only eleven original equipment manufacturers, and anticipates that a small number of customers will account for a significant portion of its future revenues. In 1998 sales from two customers accounted for 72% of total revenues. In 1999 sales from four customers accounted for 73% of total revenues. Ancor's agreements with original equipment manufacturers do not provide any assurance of future sales to these customers. Original equipment manufacturers can stop purchasing and marketing Ancor's products at any time and Ancor's agreements are not exclusive and do not require any minimum purchases. If Ancor loses any significant customers or if a significant customer materially reduces its purchases of Ancor's products, Ancor's revenues might decline.

NEW PRODUCTS ANCOR DEVELOPS MAY CONTAIN UNDETECTED HARDWARE AND SOFTWARE ERRORS, WHICH COULD REQUIRE SIGNIFICANT EXPENDITURES OF TIME AND MONEY TO CORRECT, HARM ITS RELATIONSHIPS WITH EXISTING CUSTOMERS, AND NEGATIVELY IMPACT ITS REPUTATION IN THE INDUSTRY.

     Like other products as complex as Ancor's, its SAN switches may contain undetected hardware or software errors when Ancor first introduces new products or releases new versions of existing products. Despite Ancor's testing and quality control efforts, it anticipates that errors may be found from time to time in its new or enhanced products after commercial introduction. In addition, Ancor's products are combined with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. If Ancor is unable to rapidly correct any errors, it could result in the following consequences, among others:

     - delay or loss of market acceptance of Ancor's products;

     - significant warranty or other liability claims;

     - diversion of engineering and other resources from product development efforts;

     - significant customer relations problems;

     - loss of credibility in the market; and

     - inability to sell Ancor's products until any errors are corrected.

Moreover, the occurrence of hardware and software errors, whether caused by Ancor's products or another vendor's SAN products, could delay the development of the SAN market. Ancor's growth depends on its SAN products and if any of the above events occur, its business could be seriously harmed.

IF ANCOR'S SUBCONTRACTORS DO NOT MEET THEIR MANUFACTURING NEEDS, ANCOR MAY NOT BE ABLE TO PRODUCE AND SELL ITS PRODUCTS.

     Ancor subcontracts its production activities, including the manufacture, assembly and testing of its products. Ancor currently depends upon LSI Logic for the manufacture of its application specific integrated circuits, or ASICs, and Pemstar and INRANGE Technologies for the manufacture and assembly of its switch products. Ancor depends on these and other subcontractors to deliver high-quality products in a timely manner, but Ancor cannot assure you that they will. Ancor currently does not have a long-term supply contract with any of its subcontractors. Ancor's subcontractors are not obligated to supply products to it for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. Ancor generally places orders with its subcontractors between one and three months before scheduled delivery of products to its customers. Accordingly, if Ancor inaccurately forecasts demand for its products, it may be unable to obtain adequate manufacturing capacity from its subcontractors to meet its customers' delivery requirements, or it may accumulate excess inventories. Poor performance by one of Ancor's subcontractors would have a material adverse effect on Ancor's business until Ancor finds an alternate subcontractor. Ancor cannot assure you that it would be able to find an alternate subcontractor to deliver quality products at an acceptable price. If Ancor experiences problems with one of its subcontractors, its business could be materially adversely affected.

     In addition, future growth may cause Ancor to increase the orders to its subcontractors. If this happens, Ancor may not be able to accurately forecast its needs or manage its relationship with its subcontractors during the transition. Significant increases in the volume of product

Ancor orders will also place increased demands on its subcontractors, including the need to secure adequate supplies of the components needed for its products and to successfully begin large scale production of a new line of products. Frequently, manufacturers encounter delays or difficulties in beginning volume production of new products lines. If Ancor or its subcontractors are not able to effectively manage the anticipated increase in production volumes, its business could suffer.

ANCOR'S DEPENDENCE ON A LIMITED NUMBER OF SUPPLIERS AND THE POSSIBLE UNAVAILABILITY OF SOME KEY COMPONENTS MAY PREVENT IT FROM BEING ABLE TO PRODUCE ITS PRODUCTS.

     Some of the components Ancor uses in its products are available only from a single supplier, or from a limited number of suppliers. For example, Ancor purchases ASICs and microprocessors from single sources, and power supplies and other specific electronic components used in its products from limited sources. Other components may occasionally be in short supply or temporarily be available from only a single supplier. The following factors could each have a material adverse effect on Ancor's ability to obtain components for its products:

     - scarce quantities of components;

     - a reduction or interruption in component supply;

     - a disruption of existing supplier relationships;

     - an inability to develop alternative sources; and

     - a significant increase in the price of components.

     If Ancor is unable to buy components on a timely basis, it will not be able to produce its products.

AS ANCOR'S BUSINESS GROWS, IT WILL PLACE INCREASED DEMANDS ON ITS MANAGEMENT, OPERATIONAL AND PRODUCTION CAPABILITIES THAT ANCOR MAY NOT BE ABLE TO ADEQUATELY ADDRESS. IF ANCOR IS UNABLE TO MEET THESE INCREASED DEMANDS, ANCOR'S BUSINESS WILL BE HARMED.

     Unless Ancor manages its growth effectively, it may make mistakes in operating its business, such as inaccurate sales forecasting and material planning. Future growth of Ancor's operations may place significant demands on its management, operational and production resources. In order to manage growth effectively, Ancor must implement and improve its operational systems, procedures and controls on a timely basis. If Ancor cannot manage growth effectively, its business could suffer.

IF ANCOR FAILS TO COMPLY WITH EVOLVING REGULATORY APPROVALS OR GOVERNMENT REGULATIONS OR THE EMERGING FIBRE CHANNEL STANDARD, IT MAY BE UNABLE TO SELL ITS PRODUCTS.

     If Ancor fails to comply with evolving regulatory approvals or government regulations, it may be unable to sell its products. Similarly, if it fails to comply with the emerging fibre channel standards, Ancor may be unable to sell its products. Ancor's products must comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories in the United States. Internationally, products that Ancor develops will also be required to comply with standards established by authorities in various countries.

LOSS OF KEY PERSONNEL OR THE INABILITY TO HIRE ADDITIONAL QUALIFIED PERSONNEL COULD NEGATIVELY IMPACT ANCOR'S BUSINESS.

     The loss of the services of any Ancor's key management employees, its inability to attract and retain qualified personnel or delays in hiring required personnel, particularly engineers and sales personnel, could delay the development and introduction of, and negatively impact its ability to sell, its products. In addition to Ancor's key management personnel, Ancor's success depends on Ancor's ability to attract and retain highly skilled managerial, engineering, sales and marketing and other personnel. Competition for these personnel is intense. In recent years, there has been great demand for qualified employees in the Minneapolis area, where Ancor's main operations are located, and in other areas where it operates. There is a risk that Ancor will be unsuccessful in attracting and retaining the personnel it needs for its businesses.

ANCOR'S BUSINESS IS DEPENDENT ON ANCOR'S INTELLECTUAL PROPERTY, AND ITS INABILITY TO PROTECT ITS INTELLECTUAL PROPERTY COULD NEGATIVELY AFFECT ITS ABILITY TO COMPETE.

     Ancor's success will depend on its ability to protect its intellectual property rights, such as copyrights, trademarks and patents. To establish and protect its intellectual property rights, Ancor relies on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure and know how. Ancor also enters into confidentiality or license agreements with its consultants, customers and corporate partners. Ancor cannot be certain that the steps it takes to protect its intellectual property will adequately protect its proprietary rights, or that others will not independently develop or otherwise acquire equivalent or superior technology. In addition, the laws of some of the countries in which Ancor's products are or may be sold may not protect Ancor's proprietary rights as fully as the laws of the United States.

ANCOR MAY BE A PARTY TO INTELLECTUAL PROPERTY LITIGATION, WHICH MAY RESULT IN SIGNIFICANT COSTS AND BE TIME CONSUMING.

     In the future, Ancor may be a party to intellectual property litigation, either to protect its intellectual property from an infringement by some other party, or to defend a lawsuit brought about as a result of an alleged infringement of others' intellectual property. Any litigation or dispute, regardless of its success, would likely result in substantial costs and be time consuming. An adverse determination could:

     - subject Ancor to significant liabilities to third parties;

     - invalidate its proprietary rights;

     - require Ancor to seek licenses from or pay royalties to third parties;

     - require Ancor to develop appropriate alternative technology; or

     - require Ancor to stop using the challenged intellectual property or stop selling its products that incorporate it.

Any of these events could have a material adverse effect on Ancor's business, financial condition and results of operations.

ANCOR MAY NOT BE SUCCESSFUL IN ITS INTERNATIONAL SALES ACTIVITIES, WHICH COULD ADVERSELY AFFECT ITS GROWTH.

     Ancor's international sales will be limited if it is unable to establish and maintain relationships with international distributors and original equipment manufacturers. Even if Ancor increases its international sales efforts, it cannot be certain that demand will increase for its products in these markets. Ancor's international operations are subject to a number of risks, including:

     - longer sales cycles;

     - difficulty in collecting accounts receivable;

     - political and economic instability;

     - reduced protection of intellectual property rights;

     - protectionist laws and business practices that favor local competition;
       and

     - dependence on local vendors.

     To date, none of Ancor's international revenues and costs has been denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make Ancor's products more expensive and therefore less competitive in foreign markets. A portion of Ancor's international revenues may be denominated in foreign currencies in the future, which would subject it to risks associated with fluctuations in those foreign currencies.

                             QLOGIC SPECIAL MEETING

     This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of QLogic common stock by the QLogic board of directors for use at the special meeting of QLogic stockholders.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting will be held on August 1, 2000 at 10:00 a.m., local time, at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, stockholders of QLogic will be asked to consider and vote upon a proposal to approve the merger agreement, including the issuance of shares of QLogic common stock in the merger and to transact such other business as may properly come before the special meeting or any postponements or adjournments thereof. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

RECORD DATE AND SHARES ENTITLED TO VOTE

     QLogic's board of directors has fixed the close of business on June 23, 2000, as the record date for determination of QLogic stockholders entitled to notice of and to vote at the special meeting. As of the close of business on June 23, 2000, there were 74,679,359 shares of QLogic common stock outstanding and entitled to vote, held of record by approximately 454 stockholders. A majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each QLogic stockholder is entitled to one vote for each share of QLogic common stock held as of the record date.

VOTING OF PROXIES AND REVOCATION OF PROXIES

     If you are a QLogic stockholder, you are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to QLogic. If your shares are held in "street name" by your broker, your broker will vote your shares for you only if you provide instructions on how to vote. Your broker will provide you directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by QLogic prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement, including the issuance of shares of QLogic common stock in the merger. QLogic's board of directors does not presently intend to bring any other business before the special meeting and, so far as is presently known to QLogic's board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

     QLogic stockholders may also use a toll-free telephone line to authorize the voting of shares or submit a proxy by the Internet in lieu of returning an executed proxy card. Specific instructions for telephone and Internet voting are contained in the enclosed proxy card and can also be obtained by calling Corporate Investor Communications, Inc. at 800-346-7885. The telephone and Internet voting procedures are designed to authenticate a stockholder's identity, to allow a stockholder to vote its shares and to confirm that a stockholder's instructions have been properly recorded. If your QLogic shares are held in an account with a bank or broker participating in the ADP Investor Communication Services Program, you may choose to vote your shares via the Internet at the ADP Investor Communication Services voting website (www.proxyvote.com) or by telephone, using the instructions on your voting card.

     QLogic stockholders may revoke their proxies at any time prior to their use by delivering to the Secretary of QLogic a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy. If you voted by telephone or via the Internet, you can change your vote by any of these methods or you can revoke by following the instructions on your voting card or provided by Corporate Investor Communications. In all cases, the latest dated proxy revokes an earlier dated proxy, regardless of which voting method is used to give or revoke a proxy or if different methods are used to give and revoke a proxy.

VOTE REQUIRED

     Approval of the merger agreement, including the issuance of shares of QLogic common stock in the merger, by QLogic's stockholders is required by the Nasdaq National Market corporate governance rules. Such approval requires at least a majority of the votes cast on the proposal. As of the record date and the date of this joint proxy statement/prospectus, Ancor owns no shares of QLogic common stock.

QUORUM AND ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the special meeting is a majority of the shares of QLogic common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum but will not be considered as voting. Accordingly, abstentions and broker non-votes will have no effect on the outcome. THE ACTIONS PROPOSED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, YOU ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR VOTE.

EXPENSES OF SOLICITATION

     QLogic will assume the cost of solicitation of proxies from you and by Corporate Investor Communications estimated to be $7,500 plus reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of QLogic may solicit proxies from stockholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, QLogic will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of QLogic common stock and to request authority for the exercise of proxies. In such cases, QLogic, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

BOARD RECOMMENDATION

     THE QLOGIC BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER, AND THE ISSUANCE OF QLOGIC COMMON STOCK IN THE MERGER AND RECOMMENDS THAT QLOGIC STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT, THE MERGER, AND THE ISSUANCE OF QLOGIC COMMON STOCK IN THE MERGER.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF QLOGIC. ACCORDINGLY, YOU ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     QLOGIC STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. QLOGIC STOCKHOLDERS WILL NOT EXCHANGE THEIR STOCK CERTIFICATES IN CONNECTION WITH THE MERGER.

                             ANCOR SPECIAL MEETING

     This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of Ancor common stock by the Ancor board of directors for use at the special meeting of Ancor shareholders.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting will be held on August 1, 2000 at 10:00 a.m., local time, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, shareholders of Ancor will be asked to consider and vote upon a proposal to approve the merger agreement and to transact such other business as may properly come before the special meeting or any postponements or adjournments thereof. Approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

RECORD DATE AND SHARES ENTITLED TO VOTE

     The Ancor board of directors has fixed the close of business on June 23, 2000, as the record date for determination of Ancor shareholders entitled to notice of and to vote at the special meeting. As of the close of business on June 23, 2000, there were 29,308,037 shares of Ancor common stock outstanding and entitled to vote, held of record by approximately 250 shareholders. A majority of these shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Each Ancor shareholder is entitled to one vote for each share of Ancor common stock held as of the record date.

VOTING OF PROXIES AND REVOCATION OF PROXIES

     If you are an Ancor shareholder, you are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Ancor. If your shares are held in "street name" by your broker, your broker will vote your shares for you only if you provide instructions on how to vote. Your broker will provide you directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by Ancor prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement. The Ancor board of directors does not presently intend to bring any other business before the special meeting and, so far as is presently known to the Ancor board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting such proxies.

     Ancor shareholders may also use a toll-free telephone line to authorize the voting of shares or submit a proxy by the Internet in lieu of returning an executed proxy card. Specific instructions for telephone and Internet voting are contained in the enclosed proxy card and can also be obtained by calling MacKenzie Partners, Inc. at 800-322-2885. The telephone and Internet voting procedures are designed to authenticate a shareholder's identity, to allow a shareholder to vote its shares and to confirm that a shareholder's instructions have been properly recorded. If your Ancor shares are held in an account with a bank or broker participating in the ADP Investor Communication Services Program, you may choose to vote your shares via the Internet at the ADP Investor Communication Services voting website (www.proxyvote.com) or by telephone, using the instructions on your voting card.

     Ancor shareholders may revoke their proxies at any time prior to their use by delivering to the Secretary of Ancor a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy. If you voted by telephone or via the Internet, you can change your vote by any of these methods or you can revote by following the instructions on your voting card or provided by MacKenzie Partners. In all cases, the latest dated proxy revokes an earlier dated proxy, regardless of which voting method is used to give or revoke a proxy or if different methods are used to give and revoke a proxy.

VOTE REQUIRED

     The Minnesota Business Corporation Act requires approval of the merger agreement by Ancor shareholders. Such approval requires the affirmative vote of the holders of at least a majority of the shares of Ancor common stock outstanding and entitled to vote at the special meeting. As of the record date and the date of this joint proxy statement/prospectus, QLogic owns no shares of Ancor common stock. Shareholders of Ancor holding 0.5% of the outstanding shares of Ancor common stock have entered into a voting agreement with QLogic agreeing to vote all shares of Ancor common stock held by them in favor of the proposal to approve the merger agreement.

QUORUM AND ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the special meeting is a majority of the shares of Ancor common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger agreement and the consummation of the merger requires the affirmative vote of a majority of the outstanding shares of Ancor common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. In addition, a failure of an Ancor shareholder to return a proxy will have the effect of a vote against the approval of the merger agreement. THE ACTIONS PROPOSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, YOU ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR VOTE.

EXPENSES OF SOLICITATION

     Ancor will assume the cost of solicitation of proxies from you and by MacKenzie Partners estimated to be $8,500 plus reasonable out-of-pocket expenses. In addition to solicitation by mail, the directors, officers and employees of Ancor may solicit proxies from shareholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Ancor will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Ancor common stock and to request authority for the exercise of proxies. In such cases, Ancor, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

DISSENTERS' APPRAISAL RIGHTS

     In connection with the proposal to approve the merger agreement and the merger, the shareholders of record of Ancor may, under certain circumstances and by following procedures prescribed by the Minnesota law, exercise dissenters' appraisal rights and receive cash for their shares of Ancor common stock. The failure of a dissenting shareholder of Ancor to follow the appropriate procedures may result in the termination or waiver of such rights. See "The Merger -- Dissenters' Appraisal Rights" for a summary of dissenters' appraisal rights and the procedures to follow to assert these rights.

BOARD RECOMMENDATION

     THE ANCOR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ANCOR SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF ANCOR. ACCORDINGLY, YOU ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     ANCOR SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR ANCOR COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICAL AFTER COMPLETION OF THE MERGER.

                                   THE MERGER

     The following describes some aspects of the proposed merger. Because this discussion is a summary, it may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you are urged to read the merger agreement carefully. A copy of the merger agreement is attached as Annex A to this document and is incorporated in this document by reference.

GENERAL

     The merger agreement provides for the merger of Amino Acquisition Corp., a wholly owned subsidiary of QLogic with and into Ancor, with Ancor surviving as a wholly owned subsidiary of QLogic. The merger will become effective at the effective time in accordance with the articles of merger to be filed with the Secretary of State of the State of Minnesota. It is anticipated that this filing will be made as soon as practicable after the last of the conditions to the merger, as set forth in the merger agreement, has been satisfied or waived.

     When the merger is completed:

     - Ancor will survive as a wholly owned subsidiary of QLogic;

     - Ancor shareholders will become stockholders of QLogic;

     - the rights of Ancor shareholders will be different since the internal affairs of QLogic are governed by QLogic's certificate of incorporation, bylaws and the Delaware General Corporation Law (see "Comparison of Rights of Stockholders of QLogic and Shareholders of Ancor");

     - QLogic, as the sole owner of Ancor, will succeed to all of Ancor's assets and liabilities;

     - shareholders of Ancor who receive QLogic common stock in the merger will own approximately 18% of QLogic and QLogic's stockholders would own the remainder; and

     - QLogic shall use its commercially reasonable best efforts to expand the size of the QLogic board of directors from five to six and to elect Kenneth E. Hendrickson, Ancor's current chief executive officer, to fill the resulting vacancy.

     We hope to complete this transaction during the third quarter of 2000.

MERGER CONSIDERATION

     Upon completion of the merger, each outstanding share of Ancor common stock, other than shares held by Ancor or by QLogic or by Ancor's or QLogic's subsidiaries and other than shares for which dissenters' appraisal rights have been effectively asserted and not withdrawn or lost (see "The
Merger -- Dissenters' Appraisal Rights"), will be canceled and converted into the right to receive 0.5275 of a share of QLogic common stock. Each share of QLogic common stock issued will carry one-eighth of one preferred stock purchase right under QLogic's shareholder rights plan, as amended. The number of shares of QLogic common stock issuable in the merger will be proportionately adjusted for any future stock split, stock dividend or similar event with respect to Ancor common stock or QLogic common stock effected between the date of the merger agreement and the completion of the merger.

     No fractional shares of QLogic common stock will be issued in connection with the merger. Instead, you will receive an amount of cash in lieu of a fraction of a share of QLogic common stock equal to the product of such fraction multiplied by the closing price for a share of QLogic common stock on the Nasdaq National Market on the last full trading day prior to the effective time of the merger.

     Each share of QLogic common stock outstanding immediately prior to the completion of the merger will remain outstanding and unchanged as a result of the merger.

BACKGROUND OF THE MERGER

     H.K. Desai, the chairman of the board and chief executive officer of QLogic and Kenneth E. Hendrickson, the chairman of the board and chief executive officer of Ancor, had previously worked together for a prior employer and had from time to time discussed generally and informally various matters about the industry in which QLogic and Ancor participate. During the last year, industry participants have on occasion made informal suggestions to Ancor as to the possibility of a consolidation. As described below, some of those suggestions have resulted in further exploration of that possibility.

     On November 16, 1999, Mr. Hendrickson met with the chief executive officer of an industry participant, referred to in this section as company A, at a trade show, who suggested that a merger of equals between the two companies be considered. On November 30, Mr. Hendrickson, along with Calvin G. Nelson, Ancor's president and chief operating officer, and Steven E. Snyder, its chief financial officer, met with the chief executive officer and chief financial officer of company A in Chicago, Illinois to further explore a combination of the two businesses. Among other things, the question of the relative valuation of the companies and management of the combined enterprise were discussed. The two teams did not reach agreement on valuation or how to provide management depth for the highly complex combined enterprise.

     Following that meeting, Ancor engaged in discussions with an investment banker concerning a possible combination with company A. The investment banker made a presentation at a special meeting of the Ancor board of directors on December 13, exploring the state of the industry, likely merger candidates and details with respect to company A. At the end of the meeting, the board of directors determined that a merger with company A would not be in the best interests of Ancor's shareholders.

     On January 17, 2000, Mr. Hendrickson met with the chief executive officer of, and an outside investor in, company A. The question of relative valuation and management depth was again discussed. At a regular board meeting on January 19, Mr. Hendrickson reported to the board the discussions of January 17.

     On January 26, an executive of another industry participant, referred to in this section as company B, contacted Mr. Hendrickson and suggested the possibility of a merger.

     On March 2, Mr. Desai telephoned Mr. Hendrickson and suggested that a combination of Ancor and QLogic should be considered. On March 8, Ancor signed a non-disclosure agreement prepared by QLogic dated March 6. Pursuant to that agreement, the parties for a period of time exchanged information about their respective businesses. There were numerous telephone conversations between representatives of Ancor and QLogic concerning their respective businesses and prospects.

     On March 10, the chief executive officer of a third industry participant, referred to in this section as company C, discussed the possibility of a merger with Ancor, and Mr. Hendrickson suggested that there be a meeting of the executives and technical management of the two companies. On March 27, there was a meeting between representatives of company C and representatives of Ancor. Mr. Hendrickson concluded that because of a substantial product overlap and cultural differences between the two companies, a merger with company C was not in the best interests of Ancor.

     On March 29, there was a meeting between management teams of QLogic and Ancor in San Jose, California, at which the benefits of a merger were discussed.

     During the week of March 30, Mr. Desai had telephone conversations with certain members of the QLogic board of directors discussing the benefits and risks of the merger. The consensus was that QLogic management should continue discussions with Ancor.

     On April 4, at a meeting between Mr. Hendrickson and Mr. Nelson of Ancor and executives of company B, there was further discussion about a possible merger, but Ancor's management determined that structural difficulties with company B appeared to present insurmountable problems.

     On April 5, at the request of the chief executive officer of company A, Mr. Hendrickson had a dinner meeting with the chief operating officer of company A.

     On April 12, a team of Ancor's executives, having been invited by a fourth industry participant, referred to in this section as company D, made a presentation to it concerning Ancor and the future of the industry. Company D later scheduled a meeting with Ancor at Ancor's headquarters, but then canceled the meeting.

     On April 14, Mr. Hendrickson advised each board member by telephone of the developments that had occurred over the past several weeks.

     On April 17, Ancor engaged the services of Goldman Sachs in connection with a possible merger of QLogic and Ancor.

     On April 19, the Ancor board of directors met to hear a presentation by Goldman Sachs concerning the industry and possible merger partners. The sense of the board was that a merger with QLogic made the most strategic sense and encouraged Ancor management to continue exploration of a merger with QLogic.

     On April 20, Mr. Hendrickson met with the chief executive officer and chief financial officer of company A in Chicago to again discuss a possible merger.

     On April 21, the QLogic board of directors held a telephonic meeting with members of QLogic management to discuss, among other things, the potential strategic and financial benefits and risks of a merger with Ancor. Pursuant to the discussions, the board authorized QLogic management to continue negotiations with Ancor. After completion of the meeting, QLogic engaged SG Cowen Securities Corporation as its financial advisor in connection with a possible merger of QLogic and Ancor.

     During the week of April 24, at the request of their respective clients, the financial advisors for QLogic and Ancor had discussions regarding major terms of a possible merger. On April 29 and April 30, there were discussions between Mr. Desai and Mr. Hendrickson, and it appeared that progress was being made toward a possible merger.

     On May 1, the QLogic board of directors held a telephonic meeting with members of QLogic management to discuss the status of negotiations. Topics discussed, among others, included the potential strategic and financial benefits and risks of a merger with Ancor, as well as the potential for Ancor to enter into an exclusive period of negotiation. During this meeting, SG Cowen Securities Corporation made a presentation regarding its preliminary financial analysis in connection with the proposed merger. Subsequent to the meeting, QLogic proposed to Ancor that it be granted an exclusive period to negotiate the merger agreement and began preparation of a draft merger agreement.

     On May 2, QLogic presented a draft of the merger agreement, an exclusivity agreement and a detailed due diligence list to Ancor. After some discussion, and after Ancor was satisfied that the proposed form of the merger agreement provided a reasonable basis for negotiations, QLogic and Ancor entered into an exclusivity agreement on May 3, providing QLogic with an exclusive period to negotiate with Ancor toward a possible merger through May 9. QLogic continued its due diligence review of Ancor, and the parties began negotiations of the merger agreement. Negotiations continued on May 4 and May 5.

     On May 3, an investment banker for company A called a representative of Goldman Sachs and proposed a merger of company A and Ancor. The investment banker for company A indicated that the proposal would remain outstanding until the end of the day on May 3. On the evening of May 3, a representative from Goldman Sachs called the investment banker for company A and indicated that Ancor could not move forward with company A at that time. The investment banker for company A subsequently called a representative from Goldman Sachs indicating that the proposal by company A had been withdrawn.

     On the evening of May 4, the Ancor board of directors held a telephonic meeting to consider the status of the negotiations. The board concluded that a merger with QLogic made sound strategic sense and was more attractive than a combination with company A. There was no interest in delaying a transaction with QLogic in the hope that an offer from company A might emerge after the end of the exclusive period. Mr. Hendrickson was directed to continue discussions with QLogic.

     At a special telephonic QLogic board of directors meeting on the morning of May 6, the board of directors thoroughly reviewed the merger agreement and each of the related documents with QLogic's legal counsel and received SG Cowen Securities Corporation's financial presentation. The board thoroughly discussed the merger with Ancor and authorized the execution of the merger agreement and related documents. See "-- QLogic's reasons for the merger and recommendation of the QLogic board of directors." The merger agreement and related documents were signed on the evening of May 7, after the special Ancor board of directors meeting referred to in the following paragraph.

     At a special Ancor board of directors meeting on the evening of May 7, the board of directors thoroughly reviewed the merger agreement and option agreement with Ancor's legal counsel and received Goldman Sachs' financial presentation. The board thoroughly discussed the merger with QLogic and authorized the execution of the merger agreement and option agreement. See "-- Ancor's reasons for the merger and board of directors recommendation." The merger agreement and related documents were signed that evening.

QLOGIC'S REASONS FOR THE MERGER AND RECOMMENDATION OF THE QLOGIC BOARD OF DIRECTORS

     In reaching its determination to recommend approval and adoption of the merger agreement and the merger and the issuance of shares of QLogic common stock in the merger, the QLogic board of directors considered a number of factors, including that the combined companies can benefit from the following:

     - an expanded portfolio of products based on fibre channel technology;

     - complementary customer relationships will allow the combined company to further penetrate the market with an expanded offering of fibre channel solutions;

     - being able to deliver to the marketplace an expanded portfolio of hardware interconnect components for storage area network, or SAN, solutions and diversify QLogic's business mix;

     - decreasing the time-to-market deployment of new products;

     - achieving efficiencies in manufacturing, development, sales and administrative activities; and

     - an increase in financial resources which will allow the combined company to compete more effectively.

     In addition, the combination of Ancor and QLogic will provide the combined company an opportunity to capitalize on:

     - new sales opportunities, since there is limited customer overlap, and many of each company's current customers are prospective customers of the other company's products;

     - the ability to offer end-to-end storage solutions;

     - enhanced technical leadership;

     - sales, marketing and channel benefits;

     - manufacturing efficiencies; and

     - powerful strategic alliances with third parties.

     The QLogic board of directors instructed QLogic's senior management to conduct a detailed due diligence review of Ancor, its business operations, strategies and goals and its prospects for future performance. In addition, the QLogic board of directors sought advice and analysis from its independent financial, legal and accounting advisers regarding due diligence and the structure of the merger and fairness of the exchange ratio. The QLogic board of directors also considered, among other things:

     - the terms and conditions of the merger agreement;

     - information relating to the business, management and prospects of Ancor;

     - current financial market conditions and historical market prices, volatility and trading information with respect to both QLogic's and Ancor's common stock;

     - the expectation that the merger will be tax-free for federal income tax purposes;

     - the expectation that the merger will be accounted for as a pooling-of-interests;

     - the fact that the merger is subject to the approval of both Ancor shareholders and QLogic stockholders; and

     - the opinion of SG Cowen Securities Corporation delivered on May 6, 2000, that, as of such date, the exchange ratio was fair, from a financial point of view, to QLogic (see the section of this joint proxy statement/prospectus entitled "Opinion of QLogic's financial advisor").

     In view of the variety of factors and the amount of information considered, the QLogic board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the QLogic board of directors may have given different weight to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE QLOGIC BOARD HAS APPROVED THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF SHARES OF QLOGIC COMMON STOCK IN THE MERGER AND

RECOMMENDS THAT THE QLOGIC STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE ISSUANCE OF SHARES OF QLOGIC COMMON STOCK IN THE MERGER.

ANCOR'S REASONS FOR THE MERGER AND BOARD OF DIRECTORS RECOMMENDATION

     Ancor believes that the strategic rationale for the merger is several fold:

     - it better positions Ancor to capitalize on the growth potential of storage area networks in that QLogic is well established in the market for interconnect components of SAN, its products are complementary to those of Ancor and both Ancor and QLogic are regarded as technology leaders;

     - it addresses Ancor's need to gain critical mass;

     - it allows Ancor to compete more effectively with larger competitors with greater resources;

     - it results in a diversification of business mix;

     - it allows Ancor's shareholders to participate in the expected synergies through ownership in QLogic stock; and

     - it enhances Ancor shareholder liquidity because of QLogic's significantly larger market capitalization, float and volume.

     In addition, the combination of Ancor and QLogic would provide the combined company an opportunity to capitalize on:

     - new sales opportunities, since there is limited customer overlap, and many of each company's current customers are prospective customers of the other company's products;

     - the ability to offer end-to-end storage solutions;

     - enhanced technical leadership;

     - sales, marketing and channel benefits;

     - manufacturing efficiencies; and

     - powerful strategic alliances with third parties.

     In reaching its determination to approve the merger agreement and the merger and to recommend the approval of the merger agreement, the Ancor board of directors, in consultation with Ancor's management and with Ancor's financial advisor, Goldman Sachs also considered the following material factors:

     - the terms and conditions of the merger agreement, including the form of consideration to be received by Ancor's shareholders, the exchange ratio and the fact that the exchange ratio is fixed, conditions to closing and termination provisions;

     - the fixed nature of the exchange ratio, which would preserve the benefit of possible appreciation in the combined company's market value for Ancor's shareholders;

     - the expected qualification of the merger as a reorganization for federal income tax purposes;

     - based upon the closing sale price of the Ancor and QLogic's common stocks on May 5, 2000, the exchange ratio represented a premium of approximately 69% over the average price of Ancor's common stock on The Nasdaq National Market;

     - the expected availability of "pooling-of-interests" accounting;

     - the possibility of a superior offer from a third party;

     - the "no shop" clause contained in the merger agreement would not preclude Ancor from participating in discussions or negotiating with or providing information to a person from whom Ancor received an unsolicited proposal if the Ancor board of directors, after consultation with its independent financial advisor, determines in good faith that the proposal is more favorable to Ancor's shareholders from a financial point of view than the merger and, after receiving advice of independent counsel, reasonably believes that the failure to do so is inconsistent with the board's fiduciary duties under applicable law, subject to the termination fee provisions of the merger agreement;

     - information relating to the business, management and prospects of QLogic;

     - historical market prices and volatility of the Ancor common stock;

     - historical market prices, volatility and volume of the QLogic common stock, as well as analysts' views, street estimates and management estimates for QLogic;

     - market prices and financial data related to selected companies engaged in businesses similar to each of Ancor and QLogic or otherwise participating in the industry;

     - the oral advice of Goldman Sachs, after Goldman Sachs reviewed with the board of directors many of the factors referred to above, that the merger is fair, from a financial point of view, to the Ancor shareholders;

     - the risk that exercise of the option to purchase up to 19.9% of Ancor's common stock might affect Ancor's ability to combine with another party in a pooling-of-interests, which risk was alleviated by the board's belief that other possible acquirors would not require a pooling-of-interests accounting;

     - the fact that the exchange ratio is fixed; and

     - the fact that the merger is subject to the approval of QLogic's stockholders.

     In view of the number of material factors, the Ancor board did not find it practical to, and did not quantify or otherwise assign relative weights to the specific factors by it. The determination was made after consideration of all of the factors as a whole.

     FOR THE REASONS DISCUSSED ABOVE, THE ANCOR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT ANCOR SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     In considering the recommendation of Ancor's board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Ancor may have certain interests in the merger that are different from, or are in addition to, the interests of Ancor shareholders generally, which are discussed in "-- Interests of Certain Persons in the Merger."

OPINION OF QLOGIC'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated April 21, 2000, QLogic retained SG Cowen Securities Corporation to act as exclusive financial advisor to QLogic in connection with the merger.

     On May 6, 2000, SG Cowen delivered certain of its written analyses and its oral opinion to the QLogic board, subsequently confirmed in writing as of the same date, to the effect that, as of that date, and subject to the various assumptions set forth therein, the exchange ratio was fair, from a financial point of view, to QLogic.

     THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN, DATED MAY 6, 2000, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED BY REFERENCE. HOLDERS OF QLOGIC COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS

CONSIDERED AND LIMITS OF THE REVIEW BY SG COWEN. THE SUMMARY OF THE WRITTEN OPINION OF SG COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SG COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE QLOGIC BOARD AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO QLOGIC OF THE EXCHANGE RATIO, AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE ON THE PROPOSED MERGER. THE EXCHANGE RATIO WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN QLOGIC AND ANCOR AND NOT PURSUANT TO RECOMMENDATIONS OF SG COWEN.

     In arriving at its opinion, SG Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

     - a draft of the merger agreement dated May 5, 2000;

     - certain publicly available information for QLogic, including its annual reports filed on Form 10-K for each of the years ended March 28, 1999, March 29, 1998 and March 30, 1997, and its quarterly reports filed on Form 10-Q for each of the quarters ended December 26, 1999, September 26, 1999 and June 27, 1999, and certain other relevant financial and operating data furnished to SG Cowen by QLogic management;

     - certain publicly available information for Ancor, including its annual reports filed on Form 10-K for each of the years ended December 31, 1999, 1998 and 1997, a press release dated April 25, 2000 containing certain Ancor financial and operating data for the fiscal quarter ended March 31, 2000, and certain other relevant financial and operating data furnished to SG Cowen by Ancor management;

     - certain internal financial analyses, financial forecasts, reports and other information concerning QLogic prepared by the management of QLogic, and certain internal financial analyses, financial forecasts, reports and other information concerning Ancor, prepared by the management of Ancor as amended by the management of QLogic;

     - First Call estimates for each of QLogic and Ancor;

     - discussions SG Cowen had with certain members of the managements of each of QLogic and Ancor concerning the historical and current business operations, financial conditions and prospects of QLogic and Ancor, and such other matters SG Cowen deemed relevant;

     - certain operating results and the reported price and trading histories of QLogic and Ancor common stock as compared to operating results and the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant;

     - certain financial terms of the merger as compared to the financial terms of certain selected business combinations SG Cowen deemed relevant;

     - certain pro forma financial effects of the merger on an accretion/dilution basis; and

     - such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

     In conducting its review and arriving at its opinion, SG Cowen, with QLogic's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by QLogic and Ancor or which was publicly available. SG Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or to independently verify, this information. In addition, SG Cowen did not conduct any physical inspection of the properties or facilities of QLogic or Ancor. SG Cowen further relied upon the assurance of management of QLogic that they were unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen, with QLogic's consent, assumed that the financial forecasts (such financial forecasts referred to above) which were provided to SG Cowen were reasonably prepared by the managements of QLogic and Ancor and reflected the best available estimates and good faith judgments of such managements as to the future performance of QLogic and Ancor. Management of each of QLogic and Ancor confirmed to SG Cowen, and SG Cowen assumed, with QLogic's consent, that each of the financial forecasts and the First Call estimates with respect to QLogic and Ancor provided a reasonable basis for its opinion. In view that the financial forecasts provided by Ancor did not include forecasts beyond the calendar year ended 2001, SG Cowen did not take into consideration the results of a discounted cash flow analysis in reaching its opinion.

     SG Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of QLogic or Ancor, nor was SG Cowen furnished with these materials. With respect to all legal matters relating to QLogic and Ancor, SG Cowen relied on the advice of legal counsel to QLogic. SG Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by SG Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so.

     In rendering its opinion, SG Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. SG Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by SG Cowen prior to rendering its opinion. SG Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. QLogic informed SG Cowen, and SG Cowen assumed, that the merger (i) will be recorded as a pooling-of-interests under generally accepted accounting principles and (ii) will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     SG Cowen's opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed merger. SG Cowen's opinion does not imply any conclusion as to the likely trading range for QLogic common stock following consummation of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen's opinion is limited to the fairness, from a financial point of view, to QLogic of the exchange ratio. SG Cowen expresses no opinion as to the underlying business reasons that may support the decision of the QLogic board to approve, or QLogic's decision to consummate, the merger.

     The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of QLogic and Ancor the assumptions on which such analyses were based and other factors, including the historical and projected financial results of QLogic and Ancor. No limitations were imposed by the QLogic board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

     STOCK TRADING HISTORY. To provide contextual data and comparative market data, SG Cowen reviewed the historical market prices of Ancor common stock from May 6, 1997 to May 4, 2000 and for the twelve month period ended May 4, 2000. SG Cowen noted that over the indicated periods the high and low prices for shares of Ancor were $94.13 and $1.00, and $94.13 and $6.13, respectively.

     SG Cowen also reviewed the historical market prices of QLogic common stock from May 6, 1997 to May 4, 2000 and for the twelve month period ended May 4, 2000. SG Cowen noted that over the indicated periods the high and low prices for split-adjusted shares of QLogic common stock were $203.25 and $2.81, $203.25 and $17.41, respectively.

     HISTORICAL EXCHANGE RATIO ANALYSIS. SG Cowen analyzed the ratios of the closing prices of Ancor common stock to those of QLogic common stock over various periods ending May 4, 2000. The table below illustrates the ratios for those periods and the premium or discount of the 0.5275 exchange ratio in the merger to those historical exchange ratios.

                                                             PREMIUM / (DISCOUNT)
                                                                 % IMPLIED BY
                 PERIOD                    EXCHANGE RATIO       EXCHANGE RATIO
                 ------                    --------------    --------------------
Latest twelve months average.............      0.6203               (15.0)%
Latest six months average................      0.6061               (13.0)%
High (latest twelve months)..............      1.4555               (63.8)%
Low (latest twelve months)...............      0.2457               114.7%
May 4, 2000..............................      0.3308                59.5%

     CONTRIBUTION ANALYSIS. SG Cowen analyzed the respective contributions of latest reported twelve month, or LTM, revenues, operating income and earnings, and calendar year 2000 and calendar year 2001 estimated revenues and earnings of QLogic and Ancor to the combined company, based upon the historical and projected financial results of QLogic and Ancor (based upon the financial forecasts which were prepared by the managements of QLogic and Ancor as referred to above).

                                                        % OF COMBINED COMPANY
                                                     ----------------------------
                                                        QLOGIC          ANCOR
                                                     CONTRIBUTION    CONTRIBUTION
                                                     ------------    ------------
Operating Results
  LTM
     Revenue.......................................      90.5%            9.5%
     Operating Income..............................        NM              NM
     Earnings......................................        NM              NM
  CY 2000
     Revenue.......................................      83.5%           16.5%
     Earnings......................................        NM              NM
  CY 2001
     Revenue.......................................      68.2%           31.8%
     Earnings......................................      82.3%           17.7%

     ANALYSIS OF PREMIUMS PAID IN SELECTED TRANSACTIONS. SG Cowen reviewed the premium of the offer price over the trading prices one trading day and four weeks prior to the announcement date of 19 representative acquisition transactions in the data networking industry and other similar technology industries announced since March 30, 1997.

     The following table presents the premium of the offer prices over the trading prices one day and four weeks prior to the announcement date for the representative transactions, and the premiums implied for Ancor, based on the exchange ratio. The information in the table is based on the closing stock price of QLogic and Ancor stock on May 4, 2000.

                                                 PREMIUMS PAID FOR
                                                   REPRESENTATIVE      PREMIUM IMPLIED BY
                                                    TRANSACTIONS         EXCHANGE RATIO
                                                 ------------------    ------------------
Premiums Paid to Stock Price:                     Median      Mean
  One day prior to announcement................    34.6%     33.2%            59.5%
  Four weeks prior to announcement.............    84.1%     72.5%            43.4%

     ANALYSIS OF SELECTED TRANSACTIONS. SG Cowen reviewed the financial terms, to the extent publicly available, of the representative transactions in the data networking industry and other similar technology industries. These transactions were (listed as acquiror/target):

     - Corning Inc. / NetOptix Corp.

     - Lucent Technologies Inc. / Ortel Corp.

     - JDS Uniphase Corp. / E-TEK Dynamics, Inc.

     - Corning Inc. / Oak Industries Inc.

     - Cisco Systems, Inc. / Aironet Wireless Comm., Inc.

     - JDS Uniphase Corp. / Optical Coating Lab., Inc.

     - Intel Corp. / DSP Comm., Inc.

     - Lucent Technologies Inc. / Excel Switching Corp.

     - EMC Corp. / Data General Corp.

     - IBM Corp. / Mylex Corp.

     - General Electric Company, p.l.c. / FORE Systems, Inc.

     - Intel Corp. / Level One Comm., Inc.

     - Alcatel / Xylan Corp.

     - Lucent Technologies Inc. / Ascend Comm., Inc.

     - Cisco Systems, Inc. / Summa Four, Inc.

     - Northern Telecom Ltd. / Bay Networks, Inc.

     - Alcatel / DSC Comm. Corp.

     - Lucent Technologies Inc. / Yurie Systems, Inc.

     - Ascend Comm., Inc. / Cascade Comm. Corp.

     SG Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents, or Enterprise Value, paid in the representative transactions as a multiple of latest reported twelve month, or LTM, revenues, last reported quarter annualized, or LQA, revenues, latest reported twelve month earnings before interest expense, income taxes, depreciation, and amortization, or LTM EBITDA, and latest reported twelve month earnings before interest expense and income taxes, or LTM EBIT, and also examined the multiples of equity value paid in the representative transactions to book value and LTM earnings.

     The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues, LQA revenues, LTM EBIT and LTM EBITDA, and the ratio of equity value to book value and LTM earnings. The information in the table is based on the closing stock price of QLogic on May 4, 2000.

                                              MULTIPLES FOR
                                       REPRESENTATIVE TRANSACTIONS
                                     -------------------------------    MULTIPLE IMPLIED
                                     LOW     MEAN    MEDIAN    HIGH     BY EXCHANGE RATIO
                                     ----    ----    ------    -----    -----------------
Enterprise Value as a ratio of:
  LTM Revenues.....................   0.7x   18.5x     8.3x    132.5x         80.8x
  LQA Revenues.....................   0.7x   15.8x     6.9x    107.5x         52.3x
  LTM EBITDA.......................  11.8x   35.4x    33.9x     67.1x           NM
  LTM EBIT.........................  30.4x   56.6x    47.0x    132.9x           NM
Equity Value as a ratio of:
  Book Value.......................   2.3x   14.9x     9.4x     66.9x         18.6x
  LTM Earnings.....................  28.8x   68.2x    58.9x    113.1x           NM

     Although the representative transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to QLogic or Ancor. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Ancor to which they are being compared.

     ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for Ancor to the corresponding financial data and ratios of selected other companies in the data networking industry and other similar technology industries whose securities are publicly traded and which SG Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Ancor. These companies were:

     - Brocade Comm. Systems, Inc.

     - Crossroads Systems, Inc.

     - EMC Corp.

     - Emulex Corp.

     - Finisar Corp.

     - Gadzoox Networks, Inc.

     - QLogic Corp.

     - JNI Corp.

     - Vixel Corp.

     The data and ratios included the Enterprise Value of the selected companies as multiples of LTM revenues, calendar year 2000 projected revenue and calendar year 2001 projected revenue. SG Cowen also examined the ratios of the current share prices of the selected companies to the LTM earnings per share, or EPS, estimated calendar year 2000 EPS and estimated calendar year 2001 EPS (in each case, as available from research analyst reports or, if not so available, First
Call) for the selected companies.

     The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues and estimates for calendar year 2000 and 2001 revenues, and the ratio of equity value to LTM earnings and estimates for calendar year 2000 and 2001 earnings. The information in the table is based on the closing stock price of QLogic on May 4, 2000.

                                       SELECTED COMPANY MULTIPLES
                                    --------------------------------    MULTIPLE IMPLIED
                                    LOW     MEAN     MEDIAN    HIGH     BY EXCHANGE RATIO
                                    ----    -----    ------    -----    -----------------
Enterprise Value as a ratio of:
  LTM Revenues....................   5.8x    47.2x    21.4x    141.9x         80.8x
  CY00 Revenues...................   5.8x    25.7x    17.7x     55.4x         30.0x
  CY01 Revenues...................   3.8x    16.4x    15.5x     34.0x         10.2x
Equity Value as a ratio of:
  LTM Earnings....................  87.8x   263.0x   142.5x    770.4x           NM
  CY00 Earnings...................  72.8x   160.4x    95.1x    318.0x           NM
  CY01 Earnings...................  61.6x   119.4x    84.7x    256.5x         56.9x

     Although the selected companies were used for comparison purposes, none of those companies is directly comparable to Ancor. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies or Ancor to which they are being compared.

     PRO FORMA EARNINGS ANALYSIS. SG Cowen analyzed the potential effect of the proposed merger on the projected combined statement of operations of QLogic and Ancor for the calendar years ending December 31, 2000 and 2001. This analysis was based upon (1) the projected financial results of QLogic and Ancor (based upon the financial forecasts which were prepared by the managements of QLogic and Ancor as referred to above) and (2) 33,053,807 fully-diluted common shares outstanding for Ancor. This analysis indicated that the proposed merger could decrease QLogic's projected earnings per share, on an after-tax basis, for the calendar year ending December 31, 2000 by approximately 19.9% and could decrease QLogic's projected earnings per share, on an after-tax basis, for the calendar year ending December 31, 2001 by approximately 0.3%. SG Cowen's pro forma earnings analysis did not take into account the possible effect of cost savings, synergies or Ancor's net operating loss carryforwards in the proposed merger. The table below summarizes the results.

                                                  ACCRETION/
       AFTER-TAXES EARNINGS PER SHARE             (DILUTION)%
       ------------------------------             -----------
Calendar year 2000..........................         (19.9)%
Calendar year 2001..........................          (0.3)%

     PRO FORMA OWNERSHIP ANALYSIS. SG Cowen analyzed the pro forma ownership in the combined company by the holders of QLogic and Ancor and noted that holders of Ancor common stock would own approximately 18% of the combined company.

     The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the QLogic board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of QLogic and Ancor. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of QLogic, Ancor, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the QLogic board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

     SG Cowen was selected by the QLogic board to render an opinion to the QLogic board because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. SG Cowen is providing financial services for QLogic for which it will receive customary fees. In addition, in the ordinary course of its business, SG Cowen and its affiliates trade the equity securities of QLogic and Ancor for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to QLogic, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services. In particular, in August 1997, SG Cowen acted as lead manager of QLogic's follow-on offering.

     Pursuant to the SG Cowen engagement letter, if the merger is consummated, SG Cowen will be entitled to receive a transaction fee equal to $6,000,000. QLogic has also agreed to pay a fee of $350,000 to SG Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid. Additionally, QLogic has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between QLogic and SG Cowen, and the QLogic board was aware of the arrangement, including the fact that a significant portion of the fee payable to SG Cowen is contingent upon the completion of the merger.

OPINION OF ANCOR'S FINANCIAL ADVISOR

     On May 7, 2000, Goldman Sachs delivered its oral opinion to the board of directors of Ancor that, as of such date, the exchange ratio was fair from a financial point of view to the holders of Ancor common stock. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated May 7, 2000.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED MAY 7, 2000, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C AND IS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. IT IS NOT A RECOMMENDATION TO ANY HOLDER OF ANCOR COMMON STOCK AS TO HOW ANY SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE

GOLDMAN SACHS OPINION BELOW IS QUALIFIED BY ITS FULL TEXT. YOU SHOULD READ THE OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - annual reports to shareholders and annual reports on Form 10-K of Ancor for the five years ended December 31, 1999;

     - annual reports to stockholders and annual reports on Form 10-K of QLogic for the five fiscal years ended March 31, 1999;

     - interim reports to stockholders and quarterly reports on Form 10-Q of Ancor and QLogic;

     - other communications from Ancor and QLogic to their respective stockholders; and

     - internal financial analyses and forecasts for Ancor and QLogic prepared by their respective managements.

     Goldman Sachs also held discussions with members of the senior management of Ancor and QLogic regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for the Ancor common stock and QLogic common stock, which like many stocks have been and are likely to continue to be subject to significant short-term price and trading volatility;

     - compared financial and stock market information for Ancor and QLogic with similar information for other companies the securities of which are publicly traded;

     - reviewed the financial terms of recent business combinations in the communications equipment industry specifically, and in other industries generally; and

     - performed other studies and analyses Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Ancor or QLogic or any of their subsidiaries and was not furnished with any such evaluation or appraisal. Goldman Sachs has assumed, with the consent of Ancor's board of directors, that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles. The advisory services and opinion of Goldman Sachs were provided for the information and assistance of the board of directors of Ancor in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any holder of Ancor common stock should vote with respect to the merger.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to Ancor's board of directors on May 7, 2000.

     THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

     (1) Historical Stock Price Performance and Trading Volume. Goldman Sachs reviewed the relationship between movements in the closing price of Ancor common stock for the one-year period ended May 5, 2000 and movements in the closing price of (i) QLogic common stock and (ii) an index of storage area networks, or SAN, companies consisting of Crossroads Systems Inc., Gadzoox Networks, Inc., Brocade Communications Systems Inc. and Vixel

Corporation for the one-year period ended May 5, 2000. Goldman Sachs also reviewed the relationship between movements in the trading volume and closing price of Ancor common stock with QLogic common stock for the ten-day period ended May 5, 2000.

     (2) Purchase Price Analysis. Goldman Sachs calculated the price Ancor would receive in the merger based on the terms of the merger agreement and the $99.94 closing price per share of QLogic common stock on May 5, 2000. That price implied a price per share of Ancor common stock of $52.72, which represented a 69% premium over the $31.19 closing price per share of Ancor common stock on May 5, 2000.

     Goldman Sachs calculated the aggregate equity consideration paid by QLogic as a multiple of Ancor's estimated revenue and net income in the years 2000 and 2001. This analysis indicated that:

     - for the year 2000, based on Needham & Company, Inc. revenue estimates, the multiple was 39.7x, and based on Ancor management revenue estimates, the multiple was 27.7x;

     - for the year 2001, based on Needham & Company, Inc. revenue estimates, the multiple was 22.8x, and based on Ancor management revenue estimates, the multiple was 12.2x; and

     - for the year 2001, based on Ancor management net income estimates including the benefit of net operating loss carry forwards, or NOLs, the multiple was 61.3x, and based on net income estimates excluding the benefit of NOLs, the multiple was 92.9x.

     (3) Exchange Ratio and Price Premium Analysis. Goldman Sachs calculated (i) the ratio of the market price of Ancor common stock to the market price of QLogic common stock and (ii) the implied exchange ratio premium and implied price premium being paid in the merger based on the ratio of the market price of Ancor common stock to the market price of QLogic common stock on selected dates. Goldman Sachs also calculated (i) the ratio of the average market price of Ancor common stock to the average market price of QLogic common stock and (ii) the implied exchange ratio premium and implied price premium being paid in the merger based on the ratio of the average market price of Ancor common stock to the average market price of QLogic common stock over selected time periods ending on May 5, 2000. The results are shown below:

                                                                                   0.5275X EXCHANGE RATIO
                                                                                -----------------------------
                                ANCOR SHARE    QLOGIC SHARE       IMPLIED         EXCHANGE
           PERIOD              PRICE/AVERAGE   PRICE/AVERAGE   EXCHANGE RATIO   RATIO PREMIUM   PRICE PREMIUM
           ------              -------------   -------------   --------------   -------------   -------------
May 5, 2000 Closing Price....     $31.19          $ 99.94          0.31x              69%             69%
52 Week High.................     $85.88          $190.44          0.45x              17%            (39)%
52 Week Low..................     $ 6.50          $ 18.25          0.36x              48%            711%
Last Ten Days................     $29.62          $ 89.40          0.33x              59%             78%
Last Month...................     $27.86          $ 87.98          0.32x              67%             89%
Last Three Months............     $40.76          $119.70          0.34x              55%             29%
Last Six Months..............     $49.99          $ 94.94          0.53x               0%              5%
Last Year....................     $36.87          $ 65.81          0.56x              (6)%            43%
Last Two Years...............     $20.41          $ 38.62          0.53x               0%            158%
Last Three Years.............     $16.10          $ 27.18          0.59x             (11)%           227%

     (4) Contribution Analysis. Goldman Sachs reviewed selected historical and estimated future operating and financial information for Ancor, QLogic and the combined company resulting from the merger. The information with respect to the combined company did not take into account any possible effects of the merger on Ancor or QLogic, or any possible synergies that may result from the merger. The estimated year 2000 operating and financial information is based (i) on Ancor and QLogic managements' forecasts and (ii) on street forecasts of Needham & Company, Inc. for Ancor and Robertson Stephens research for QLogic. The estimated year 2001 operating and financial information is based on Ancor and QLogic managements' forecasts. The analysis indicated the following contributions by Ancor and QLogic:

                                                              ANCOR    QLOGIC
                                                              -----    ------
Fully Diluted Proposed Ownership............................  18.4%     85.6%
Fully Diluted Market Capitalization (May 5, 2000)...........  11.7%     88.3%
1999 Revenues (actual)......................................   7.1%     92.9%
2000 Revenues (street estimates)............................  14.7%     85.3%
2000 Revenues (managements' estimates)......................  20.4%     79.6%
2001 Revenues (managements' estimates)......................  31.8%     68.2%
1999 Gross Profits (actual).................................   5.4%     94.6%
2000 Gross Profits (street estimates).......................  10.8%     89.2%
2000 Gross Profits (managements' estimates).................  15.8%     84.2%
2001 Gross Profits (managements' estimates).................  26.1%     73.9%
2001 Operating Profits (managements' estimates)*............  17.0%     83.0%
2000 Net Income (managements' estimates)*...................   0.8%     99.2%
2001 Net Income (managements' estimates)....................  24.6%     75.4%
2001 Taxed Net Income (managements' estimates)..............  17.7%     82.3%

---------------
* The results of the analysis of gross profits and net income for calendar year 1999 and 2000 were not meaningful.

     (5) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the merger to QLogic stockholders using both Ancor and QLogic managements' estimates and Needham & Company, Inc. and Robertson Stephens research estimates.

     Goldman Sachs compared the 2000 and 2001 estimated earnings per share of QLogic common stock on a standalone basis to the 2000 and 2001 estimated earnings per share of the common stock of the combined company on a pro forma basis excluding potential cost savings. Based on such analysis, the merger would be dilutive to stockholders of QLogic on an earnings per share basis in 2000 and slightly dilutive in 2001. The results of this analysis are summarized as follows:

                                                                             2001 MANAGEMENT
                                             2000 STREET   2000 MANAGEMENT      ESTIMATES
                                              ESTIMATES       ESTIMATES       (AFTER TAXES)
                                             -----------   ---------------   ---------------
QLogic Earnings Per Share
  Accretion/(Dilution).....................     (28.0)%         (17.5)%           (0.3)%

     (6) Selected Company Comparison. Goldman Sachs reviewed and compared selected financial information, ratios and multiples for Ancor to corresponding financial information, ratios and multiples for five storage area networks companies, three components companies, four enterprise storage companies and two storage management software companies.

     STORAGE AREA                                ENTERPRISE STORAGE       STORAGE MANAGEMENT
  NETWORKS COMPANIES    COMPONENTS COMPANIES         COMPANIES            SOFTWARE COMPANIES
  ------------------    --------------------     ------------------       ------------------
Brocade Communications  Adaptec, Inc.         EMC Corporation           Legato Systems Inc.
  Systems Inc.          Emulex Corporation    Network Appliance Inc.    Veritas Software Corp.
Crossroads Systems      QLogic Corporation    Storage Technology Corp.
Inc.                                          Sun Microsystems, Inc.
Gadzoox Networks, Inc.
JNI Corporation
Vixel Corporation

     The selected companies were chosen because they are publicly-traded high technology companies with operations that for purposes of analysis may be considered similar to Ancor. The multiples and ratios were calculated using the closing price for the common stock of Ancor and each of the selected companies on May 5, 2000 and were based on the most recent publicly available information. Goldman Sachs' analyses of the selected companies compared the following to the results for Ancor:

     - May 5, 2000 closing share price as a percentage of 52-week high share price;

     - equity market capitalization, which is the fully diluted market value of equity, as a multiple of estimated revenue according to various Wall Street analyst research reports for calendar years 2000 and 2001;

     - estimated 5-year growth rate (provided by Institutional Brokers Estimate System, or IBES);

     - estimated calendar years 2000 and 2001 price/earnings ratios (estimated earnings per share provided by IBES); and

     - ratio of calendar year 2001 estimated price/earnings ratio to IBES long-term growth estimate.

     The results of these analyses are summarized as follows:

                                                                                                 STORAGE
                                               STORAGE AREA                      ENTERPRISE     MANAGEMENT
                                                 NETWORKS       COMPONENTS        STORAGE        SOFTWARE
                                                COMPANIES        COMPANIES       COMPANIES      COMPANIES
                                              --------------   -------------   --------------   ----------
                                      ANCOR   MEAN    MEDIAN   MEAN   MEDIAN   MEAN    MEDIAN      MEAN
                                      -----   -----   ------   ----   ------   -----   ------   ----------
May 5, 2000 closing share price as a
  percentage of 52-week high share
  price.............................  36.3%   43.7%    40.0%   38.4%   33.9%   72.7%    72.2%      37.6%
Equity market capitalization as a
  multiple of estimated revenue for
  calendar year 2000................  22.3x   30.8x    13.7x   15.5x   14.2x   13.6x    13.0x      22.2x
Equity market capitalization as a
  multiple of estimated revenue for
  calendar year 2001................  12.8x   18.6x     9.9x   5.9x     5.9x    9.4x     9.5x      14.8x
Estimated 5-year growth rate........  45.0%   37.0%    40.0%   26.7%   30.0%   27.5%    25.0%      49.5%
Estimated calendar year 2000 price/
  earnings ratios...................    NM    213.2x  192.2x   66.4x   75.8x   115.7x   88.8x     112.2x
Estimated calendar year 2001 price/
  earnings ratios...................    NM    157.4x  162.5x   32.5x   32.5x   82.9x    69.4x      78.3x
Ratio of calendar year 2001
  estimated price/earnings ratio to
  IBES long-term growth estimate....    NM     4.1x     4.2x   1.1x     1.1x    2.7x     2.9x       1.6x

     (7) Selected Transaction Analysis. Goldman Sachs analyzed certain information relating to thirty-three selected transactions in the communications equipment industry since 1996, including:

     - aggregate levered consideration as a multiple of last 12 months sales;

     - aggregate equity consideration as a multiple of last 12 months net income;

     - aggregate equity consideration as a multiple of one year forward net income; and

     - the premium of the aggregate equity consideration over the closing market value of the acquired company.

     The results of these analyses are summarized as follows:

                                                       COMMUNICATIONS EQUIPMENT
                                                        INDUSTRY TRANSACTIONS
                                                               (RANGE)
                                                       ------------------------
Aggregate levered consideration as a multiple of last
  12 months sales....................................        2.0x - 677.3
Aggregate equity consideration as a multiple of last
  12 months net income...............................       34.5x - 414.6x
Aggregate equity consideration as a multiple of one
  year forward net income............................       19.1x - 470.3x
Premium of the aggregate equity consideration over
  the closing market value of the acquired company
  for the five trading days prior to announcement of
  the merger agreement...............................       -7.5% - 109.8%

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Ancor or QLogic or the contemplated merger.

     The analyses were prepared solely for purposes of providing an opinion to the Ancor board of directors as to the fairness from a financial point of view of the exchange ratio to the holders of Ancor common stock. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control the parties or their respective advisors, none of Ancor, QLogic, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to the Ancor board of directors was one of many factors taken into consideration by the Ancor board of directors in making its determination to approve the merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Ancor having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Ancor or QLogic for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated April 13, 2000, Ancor engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of Ancor.

Pursuant to the terms of this letter agreement, Ancor has agreed to pay Goldman Sachs a transaction fee based on the outcome of the transactions as follows:

     - if 50% or more of the outstanding common stock or the assets of Ancor are acquired in one or more transactions, Goldman Sachs will receive a transaction fee of 0.76% of the aggregate consideration paid in the transactions; or

     - if less than 50% of the outstanding common stock or the assets of Ancor are acquired in one or more transactions, Goldman Sachs will receive a mutually agreed upon transaction fee of not less than 0.76% of the aggregate consideration paid in the transactions.

     Ancor also has agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger agreement by the stockholders of QLogic and the shareholders of Ancor. The merger will become effective upon the filing of the articles of merger with the Secretary of the State of the State of Minnesota.

     We are working towards completing the merger as quickly as possible. We hope to complete the merger during the third quarter of 2000. However, we cannot predict the exact timing.

OPERATIONS FOLLOWING THE MERGER

     Following the merger, Ancor will continue its operations as a wholly owned subsidiary of QLogic. Upon consummation of the merger, the current members of Ancor's board of directors will resign and the new members will be designated by QLogic. The shareholders of Ancor will become stockholders of QLogic, and their rights as stockholders will be governed by QLogic's certificate of incorporation, bylaws and the Delaware General Corporation Law. See "Comparison of Rights of Ancor Stockholders and QLogic Stockholders" for a discussion of some of the differences in the rights of shareholders of Ancor and stockholders of QLogic.

     Following the merger, current directors and executive officers of QLogic will continue to serve in their present capacities. QLogic will use its commercially reasonable best efforts to increase the size of the QLogic board of directors to six, and to elect Kenneth E. Hendrickson, Ancor's chief executive officer, to fill the resulting vacancy. Information with respect to the business experience of QLogic's directors and executive officers, compensation of QLogic's executive officers and certain relationships and related transactions involving QLogic's directors and executive officers, as well as information with respect to QLogic's voting securities and principal holders thereof, is included in QLogic's Annual Report on Form 10-K for the fiscal year ended March 28, 1999, and is incorporated by reference herein.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that QLogic will, for a period of six years after the completion of the merger, indemnify and hold harmless the present and former officers and directors of Ancor and its subsidiaries in each case to the fullest extent such person is permitted to be indemnified under applicable law, Ancor's articles of incorporation or Ancor's bylaws or certain indemnification agreements to which Ancor is a party, in each case as in effect on May 7, 2000. The merger agreement also provides that, for six years after the completion of the merger, QLogic will maintain Ancor's policies of directors' and officers' liability insurance or substitute comparable policies.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain executive officers and directors of Ancor have interests in the merger that are different from and in addition to their interests as Ancor shareholders generally. The Ancor board of directors was aware of these interests and considered them in approving the merger agreement.

     Employment and Consulting Agreements. On May 7, 2000, QLogic entered into a consulting agreement with Kenneth E. Hendrickson, Ancor's chief executive officer and chairman of the board, and Ancor entered into employment agreements with Steven E. Snyder, Ancor's vice president and chief financial officer, and Calvin G. Nelson, Ancor's president. Mr. Hendrickson's consulting agreement has a one-year term, and Mr. Snyder and Mr. Nelson's respective employment agreements have six-month terms, all of which begin on the effective date of the merger. Mr. Hendrickson's consulting agreement provides for QLogic to use its commercially reasonable best efforts to elect Mr. Hendrickson to the QLogic board of directors, a consulting fee, a stock option grant to purchase 36,000 shares of QLogic's common stock and other benefits, including a pro-rated payment amount for Mr. Hendrickson's participation in Ancor's executive incentive program up to the effective date of the merger. Mr. Hendrickson's consulting agreement also provides that in the event he is not elected to the QLogic board of directors within 30 days of the effective date of the merger, vesting of his options will accelerate. Mr. Snyder and Mr. Nelson's respective employment agreements each provide for an annual base salary and other benefits. The employment agreements also provide that upon expiration of the term of employment, or earlier if employment is terminated by QLogic without cause, by the employee for good reason or as a result of death or disability, QLogic will pay as severance pay an amount equal to the annualized base salary over a twelve-month period following the termination date. In the case of death or disability, the severance pay will be reduced by the amount of any death or disability benefits paid. Each of the consulting and employment agreements includes non-competition, confidentiality and non-disclosure provisions, and each of the individuals have concurrently entered into QLogic's standard form of invention and non-disclosure agreement.

     Reimbursement for Excise Taxes. Payments or other benefits, including acceleration of the exercisability of options, may be compensatory payments that are contingent on a change in control and when made to certain defined individuals will be "parachute payments" within the meaning of Section 280G of the Code. Section 280G of the Code provides that if "parachute payments" to an employee equal or exceed three times such employee's "base amount" (average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs), the excess of such "parachute payments" over such employee's "base amount" will not be deductible by the employer and will be subject to an excise tax payable by the employee.

     The value of the acceleration of vesting under Ancor's stock option plans may result in excess parachute payments to some Ancor employees under Section 280G of the Code. Ancor's board of directors has adopted a resolution that will provide payments to these employees in an amount that, after deducting all federal, state and local taxes and the excise tax, will equal the excise tax payable by the employees. The purpose of these resolutions is to assure that employees retain the economic value of the stock options granted by Ancor.

     Stock-Based Rights. In the merger, each outstanding option to purchase shares of Ancor common stock will be converted into an option to acquire, on substantially the same terms and conditions as applied to the Ancor option, a number of shares of QLogic common stock to be determined by multiplying the number of shares of Ancor common stock subject to such option immediately prior to the merger by the exchange ratio of 0.5275 QLogic shares rounded down to the nearest whole share, at a price per share equal to the per share price at which the Ancor option is exercisable divided by such exchange ratio rounded up to the nearest whole cent. The following table sets forth, as of June 1, 2000, the number of shares of Ancor common stock covered by options held by Ancor's directors and executive officers and the number of shares of QLogic common stock into which such options will be converted as a result of the merger:

                                         SHARES COVERED BY     SHARES TO BE COVERED
 NAME OF DIRECTOR OR EXECUTIVE OFFICER     ANCOR OPTIONS         BY QLOGIC OPTIONS
 -------------------------------------   -----------------    -----------------------
Kenneth E. Hendrickson.................       438,860                 231,498
Calvin G. Nelson.......................       375,000                 197,812
Steven E. Snyder.......................       177,570                  93,668
Amyl Ahola.............................        42,000                  22,155
Gerald Bestler.........................        16,000                   8,440
John F. Carlson........................        42,000                  22,155
Thomas F. Hunt, Jr.....................        42,000                  22,155
Michael Huntley........................        30,000                  15,825
Paul F. Lidsky.........................        42,000                  22,155

     All such options granted to Ancor's directors and executive officers will become fully vested and exercisable at the effective time of the merger. The number of shares of Ancor common stock covered by unvested options held by directors and executive officers as of June 1, 2000, was 628,500 shares.

REGULATORY MATTERS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated under the Hart-Scott-Rodino Act, QLogic and Ancor cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements are satisfied. QLogic and Ancor filed notification and report forms under the Hart-Scott-Rodino Act with the FTC and the Antitrust Division on June 2, 2000. QLogic and Ancor received notice that the required waiting period was terminated early as of June 13, 2000.

     At any time before or after completion of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of QLogic or Ancor. Private parties may also bring actions under the antitrust laws under certain circumstances. Although QLogic and Ancor believe that the merger is legal under the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     Neither Ancor nor QLogic is aware of any other material governmental or regulatory approval required for completion of the merger.

ACCOUNTING TREATMENT

     QLogic intends to account for the merger as a pooling-of-interests business combination. Under the pooling-of-interests method of accounting, the historical recorded assets and liabilities of QLogic and Ancor will be carried forward to QLogic at their recorded amounts. In addition, the operating results of QLogic will include the operating results of both companies for the entire fiscal year in which the merger is completed and the historical reported operating results of both companies for prior periods will be combined and restated as the operating results of QLogic. It is a condition to consummation of the merger that QLogic shall have received a letter from its independent accountants dated as of the effective date, stating that, based in part on a letter from Ancor's independent accountants stating that Ancor will qualify as a party to a pooling-of-interests transaction, and its familiarity with QLogic, the merger will qualify as a pooling-of-interests transaction under Accounting Principles Board Opinion No. 16 and applicable regulations of the Securities and Exchange Commission.

     To help ensure that Ancor and QLogic meet the prerequisites for pooling-of-interests accounting treatment, the affiliates of Ancor and the affiliates of QLogic will each execute a letter agreement to the effect that such person will not sell, transfer or otherwise dispose of, or reduce such person's interest in or risk relating to, any of Ancor's common stock or shares of QLogic common stock from the date that is 30 days prior to the effective time of the merger or the termination of the merger agreement, and thereafter will not sell any shares of QLogic common stock received in the transaction or otherwise beneficially owned by such person until QLogic publicly releases financial results which reflect 30 days of combined operations of QLogic and Ancor.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of material anticipated federal income tax consequences of the merger to Ancor shareholders who hold Ancor common stock as a capital asset. The summary is based on the Internal Revenue Code, Treasury regulations under the Code and administrative rulings and court decisions in effect as of the date of the merger agreement, all of which are subject to change at any time, possibly with retroactive effect. This summary does not consider the particular facts and circumstances of the tax situation of each shareholder of Ancor. This summary also does not discuss all of the consequences that may be relevant to Ancor shareholders subject to special treatment under United States federal income tax law, including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired their Ancor common stock pursuant to the exercise of employee stock options or otherwise as compensation and holders who hold Ancor common stock as part of a hedge, straddle or conversion transaction, or the tax consequences of transactions effected prior or subsequent to, or concurrently with the merger. The following summary is not a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement or the merger itself. No information is provided herein with respect to the tax consequences, if any, of the merger under state, local or foreign tax laws.

     EACH ANCOR SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED ON SUCH SHAREHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES.

     QLogic and Ancor expect that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Ancor shareholders who exchange their shares of Ancor common stock solely for shares of QLogic common stock pursuant to the merger, except upon the receipt of cash by holders in lieu of fractional shares of QLogic common stock. The Internal Revenue Service has not been and will not be asked to rule upon the tax consequences of the merger. Instead, Ancor will rely upon the opinion of Dorsey & Whitney LLP, its counsel, as to certain federal income tax consequences of the merger to the Ancor shareholders. The opinion of Dorsey & Whitney LLP will be based upon the facts described in this joint proxy statement/prospectus, the representations and covenants made in the merger agreement and other representations made by Ancor and QLogic, and is subject to various assumptions and qualifications. The opinion of Dorsey & Whitney LLP will also be based upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly with retroactive effect. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the IRS.

     Based upon the facts described in this joint proxy statement/prospectus, various representations and covenants made by Ancor, QLogic and certain Ancor shareholders, and subject to various assumptions and qualifications, Dorsey & Whitney LLP will deliver an opinion, at and as of the effective time of the merger that the following federal income tax consequences will result from the merger:

     - the merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and Ancor, QLogic and Amino Acquisition Corp. each will be a party to the reorganization within the meaning of Section 368(b) of the Code;

     - no income, gain or loss will be recognized by Ancor or QLogic as a result of the consummation of the merger;

     - subject to the last item below, no gain or loss will be recognized by the holders of Ancor common stock upon the exchange of Ancor common stock solely for QLogic common stock pursuant to the merger;

     - the tax basis of the QLogic common stock received by an Ancor shareholder pursuant to the merger, including any fractional shares deemed received as described in the last item below, will be the same as the tax basis of the Ancor common stock surrendered in exchange therefor;

     - the holding period of the QLogic common stock received by a shareholder of Ancor pursuant to the merger will include the period during which the Ancor common stock surrendered in exchange therefor was held by such Ancor shareholder, provided the Ancor common stock is a capital asset in the hands of the Ancor shareholder at the time of the merger; and

     - cash received by an Ancor shareholder in lieu of a fractional share interest in QLogic common stock will generally be treated as received in redemption of such fractional share interest, and an Ancor shareholder will generally recognize gain or loss, subject to the provisions and limitations of Section 302 of the Code, which gain or loss will be capital gain or loss provided the Ancor common stock was a capital asset in the hands of the Ancor shareholder at the time of the merger. For United States federal income tax purposes, the gain or loss is measured by the difference between the amount of cash received and the portion of the tax basis of the share of Ancor common stock allocable to such fractional share interest.

DISSENTERS' APPRAISAL RIGHTS

     Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act provide each shareholder of Ancor the right to dissent from the merger, and obtain payment for the "fair value" of the shareholder's shares following the consummation of the merger.

     The following summary of the applicable provisions of sections 302A.471 and 302A.473 of Minnesota law does not purport to be a complete statement of the provisions and is qualified in its entirety by reference to the full texts of these sections attached as Annex E to this joint proxy statement/prospectus. Any shareholder who wishes to exercise dissenters' appraisal rights, or who wishes to preserve the right to do so, should review these sections carefully since failure to comply with the procedures set forth in the sections will result in the loss of dissenters' appraisal rights.

     Under Minnesota law, shareholders of Ancor have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the merger and to receive from Ancor payment in cash of the "fair value" of their shares after the merger is completed. The term "fair value" means the value of the shares immediately before the effective date of the merger without any appreciation or depreciation in anticipation of the merger.

     All references in sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares as to which dissenters' appraisal rights are asserted. A record holder is a shareholder who held Ancor common stock at the close of business on June 23, 2000. A person having beneficial ownership of shares that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect any dissenters' appraisal rights the beneficial owner may have.

     Shareholders of record who desire to exercise their dissenters' appraisal rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be mailed or delivered to the executive offices of Ancor before the taking of the shareholder vote to approve the merger agreement. This written demand must be in addition to and separate from any proxy or vote against approval of the merger agreement. Voting against, abstaining from voting or failing to vote to approve the merger agreement does not constitute a demand for appraisal within the meaning of Minnesota law.

     Shareholders electing to exercise their dissenters' appraisal rights under Minnesota law must not vote for approval of the merger agreement. A shareholder's failure to vote against approval of the merger agreement will not constitute a waiver of dissenters' appraisal rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or direction to abstain, the proxy will be voted for approval of the merger agreement, and the shareholder's dissenters' appraisal rights will be waived.

     A shareholder may not assert dissenters' appraisal rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares who is not the record owner of such shares may assert dissenters' appraisal rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to Ancor at or before the time such rights are asserted.

     A shareholder who elects to exercise dissenters' appraisal rights must mail or deliver a written demand, before the taking of the vote on approval of the merger agreement to the Secretary of Ancor at 6321 Bury Drive, Suite 13, Eden Prairie, Minnesota 55346. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of its, his or her shares.

     After approval of the merger agreement by the shareholders at the special meeting, Ancor will send a written notice to each shareholder who delivered a written demand for dissenters' appraisal rights. The notice will contain the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received and other related information.

     In order to receive fair value for its, his or her shares, a dissenting shareholder must, within 30 days after the date Ancor gives the notice described in the preceding paragraph, demand payment and send its, his or her stock certificates, and all other information specified in the notice from Ancor, to the address specified in the notice. A dissenting shareholder will retain all rights as a shareholder until the effective date of the merger. After a valid demand for payment and the related stock certificates and other information are received, or after the effective date of the merger, whichever is later, Ancor will remit to each dissenting shareholder who has complied with statutory requirements the amount that Ancor estimates to be the fair value of the dissenting shareholder's shares, with interest starting five days after the effective date of the merger at a rate prescribed by statute. Ancor will also send its closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the merger, together with the latest available interim financial statements, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if the dissenting shareholder decides to make a demand for a supplemental payment and copies of sections 302A.471 and 302A.473.

     If the dissenting shareholder believes that the amount remitted by Ancor is less than the fair value of such holder's shares plus interest, the shareholder may mail or deliver written notice to Ancor of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be delivered to the executive offices of Ancor at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by Ancor.

     Within 60 days after receipt of a demand for supplemental payment, Ancor must either pay the shareholder the amount demanded or agreed to by the shareholder after discussion with Ancor, or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with Ancor. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by Ancor or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders who properly exercised dissenters' appraisal rights and did not agree with Ancor as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by Ancor. The shareholders will not be liable to Ancor for any amounts paid by Ancor that exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against Ancor, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

     Shareholders considering exercising dissenters' appraisal rights should bear in mind that the fair value of their shares determined under sections 302A.471 and 302A.473 of Minnesota law could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

     Cash received pursuant to the exercise of dissenters' appraisal rights may be subject to federal or state income tax. ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT ALL RIGHTS OF DISSENT AND INSTEAD EACH OUTSTANDING SHARE OF ANCOR COMMON STOCK HELD BY SUCH HOLDER WILL BE CANCELED AND CONVERTED INTO THE RIGHT TO RECEIVE 0.5275 OF A SHARE OF QLOGIC COMMON STOCK.

RESTRICTIONS ON SALE OF SHARES BY AFFILIATES OF ANCOR AND QLOGIC

     All shares of QLogic common stock received by Ancor shareholders in the merger will be freely transferable, except for QLogic common stock received by persons who are deemed to be "affiliates", as such term is defined in Rule 145 under the Securities Act, of Ancor. Shares of QLogic common stock received by affiliates of Ancor may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or Rule 144 under the Securities Act in the case of such persons who become affiliates of QLogic or as otherwise permitted under the Securities Act. Persons who may be deemed to be "affiliates" of Ancor or QLogic generally include individuals or entities that control, are controlled by or are under common control with, such party and may include certain officers and directors of such party.

     Pursuant to the terms of the merger agreement, Ancor agreed to deliver to QLogic a list of names of those persons who are "affiliates" of Ancor within the meaning of Rule 145 under the Securities Act. Ancor has agreed to deliver from each person who is identified as an "affiliate" in the list referred to above, to QLogic, prior to the merger, an affiliate letter in the form attached to the merger agreement. Such affiliate letter shall provide that the Ancor affiliate will agree not to sell, transfer or otherwise dispose of any shares of QLogic common stock to be received by such person in or pursuant to the merger, except in compliance with applicable provisions of the Securities Act.

     This joint proxy statement/prospectus cannot be used in connection with resales of QLogic common stock received in the merger by any person who may be deemed to be an "affiliate" of Ancor under the Securities Act.

STOCK MARKET LISTING

     An application will be filed for listing the shares of QLogic common stock to be issued in the merger on The Nasdaq National Market. If the merger is completed, Ancor common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

                              THE MERGER AGREEMENT

     The following is a summary of the merger agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached to this joint proxy statement/prospectus as Annex A.

STRUCTURE OF THE MERGER AND CONVERSION OF ANCOR COMMON STOCK

     In accordance with the merger agreement and Minnesota law, Amino Acquisition Corp., a newly formed, wholly owned subsidiary of QLogic, will be merged with and into Ancor. As a result of the merger, the separate corporate existence of Amino Acquisition Corp. will cease and Ancor will survive as a wholly owned subsidiary of QLogic.

     Upon completion of the merger, each outstanding share of Ancor common stock, other than shares held by Ancor or by QLogic or by Ancor's or QLogic's subsidiaries and other than shares for which dissenters' appraisal rights have been effectively asserted and not withdrawn or lost (see "The
Merger -- Dissenters' appraisal rights"), will be canceled and converted into the right to receive 0.5275 of a share of QLogic common stock. Each share of QLogic common stock issued will carry one-eighth of one preferred stock purchase right under QLogic's shareholder rights plan, as amended. The number of shares of QLogic common stock issuable in the merger will be proportionately adjusted for any future stock split, stock dividend or similar event with respect to Ancor common stock or QLogic common stock effected between the date of the merger agreement and the completion of the merger.

     No fractional shares of QLogic common stock will be issued in connection with the merger. Instead, Ancor shareholders who are entitled to a fraction of a share will receive an amount of cash in lieu of a fraction of a share of QLogic common stock equal to the product of that fraction multiplied by the closing price for a share of QLogic common stock on The Nasdaq National Market on the last full trading day prior to the effective time of the merger.

TREATMENT OF ANCOR STOCK OPTIONS

     At the effective time, each outstanding option to purchase shares of Ancor common stock, whether vested or unvested, will be assumed by QLogic and converted into an option to acquire, on substantially the same terms and conditions as were applicable under such Ancor stock option. The number of shares of QLogic common stock equal to the number of shares of Ancor common stock that were issuable upon exercise of such option immediately prior to the effective time of the merger multiplied by 0.5275, rounded down to the nearest whole number of shares, and the per share exercise price of the shares of QLogic common stock issuable upon exercise of such QLogic stock options will be equal to the exercise price per share at which the Ancor stock option was exercisable immediately prior to the effective time of the merger divided by 0.5275, rounded up to the nearest whole cent. QLogic has agreed to cause the QLogic common stock issuable upon exercise of the QLogic stock options to be listed on The Nasdaq National Market. Within five business days following the effective time, QLogic will file a registration statement on Form S-8 with the Securities and Exchange Commission with respect to the QLogic common stock underlying such QLogic stock options.

TREATMENT OF ANCOR WARRANTS

     At the effective time, each outstanding warrant to purchase shares of Ancor common stock will be assumed by QLogic and converted into a warrant to acquire, on substantially the same terms and conditions as were applicable under such Ancor warrant, the number of shares of QLogic common stock equal to the number of shares of Ancor common stock that were issuable upon exercise of such option immediately prior to the effective time of the merger multiplied by 0.5275, rounded down to the nearest whole number of shares, and the per share exercise price of the shares of QLogic common stock issuable upon exercise of such QLogic stock options will be equal to the exercise price per share at which the Ancor stock option was exercisable immediately prior to the effective time of the merger divided by 0.5275, rounded up to the nearest whole cent.

EXCHANGE OF ANCOR STOCK CERTIFICATES FOR QLOGIC STOCK CERTIFICATES

     Within ten business days after the merger is completed, QLogic will cause to be mailed to each Ancor shareholder a letter of transmittal and instructions for use in surrendering your Ancor stock certificates in exchange for QLogic stock certificates. When you deliver your Ancor stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Ancor stock certificates will be canceled and you will receive QLogic stock certificates representing the number of full shares of QLogic common stock, and cash in lieu of fractional shares, to which you are entitled under the merger agreement.

               YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES FOR
                        EXCHANGE UNTIL YOU HAVE RECEIVED
         THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

     QLogic will only issue a QLogic stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Ancor stock certificate is registered if you present QLogic's exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

REPRESENTATIONS AND WARRANTIES

     Ancor and QLogic each made a number of representations and warranties in the merger agreement regarding our authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement, and with regard to aspects of our business, financial condition, structure and other facts pertinent to the merger. Once the merger has been completed, the representations and warranties do not have any legal force or effect.

     The representations given by Ancor cover the following topics, as they relate to Ancor and its subsidiaries:

     - Ancor's organization, qualification and power to do business;

     - Ancor's ownership of its subsidiaries;

     - capitalization of Ancor;

     - authority of Ancor relative to the merger agreement;

     - no conflict with charter documents, certain contracts or applicable law;

     - required filings and consents;

     - Ancor's filings and reports with the Securities and Exchange Commission;

     - Ancor's financial statements;

     - changes in Ancor's business since December 31, 1999;

     - litigation involving Ancor;

     - Ancor's title to the properties it owns and leases;

     - matters relating to material contracts;

     - Ancor's compliance with applicable laws;

     - intellectual property used and owned by Ancor;

     - the effect of the Year 2000 on Ancor's business and products;

     - Ancor's taxes;

     - matters relating to Ancor's employees;

     - Ancor's employee benefit plans;

     - environmental laws that apply to Ancor;

     - Ancor's insurance;

     - Ancor's compliance with the Foreign Corrupt Practices Act;

     - Ancor's compliance with export control laws;

     - finders or brokers for the merger;

     - authorization and recommendation by the Ancor board of directors of the merger;

     - the vote required of the Ancor shareholders to approve the merger;

     - opinion of Ancor's financial advisor;

     - ability to treat the merger as a tax-free reorganization;

     - the inapplicability of state anti-takeover statutes to the merger;

     - the inapplicability of Ancor's rights agreement to the merger; and

     - information supplied by Ancor in this joint proxy statement/prospectus and the related registration statement of QLogic.

     The representations given by QLogic and Amino Acquisition Corp. cover the following topics as they relate to QLogic, Amino Acquisition Corp. and QLogic's subsidiaries:

     - organization, qualification and power to do business;

     - capitalization of QLogic;

     - authority of QLogic relative to the merger agreement;

     - no conflict with charter documents, certain contracts or applicable law;

     - QLogic's filings and reports with the Securities and Exchange Commission;

     - QLogic's financial statements;

     - changes in QLogic's business since October 31, 1999;

     - litigation involving QLogic;

     - QLogic's compliance with applicable laws;

     - finders or brokers for the merger;

     - ability to treat the merger as a tax-free reorganization; and

     - information supplied by QLogic and Amino Acquisition Corp. in this joint proxy statement/prospectus and the related registration statement of QLogic.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles in the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Merger Sub and Parent."

CONCEPT OF MATERIAL ADVERSE EFFECT

     Many of the representations and warranties contained in the merger agreement are qualified by the concept of "material adverse effect." This concept also applies to some of the covenants and conditions to the merger described under "-- Ancor's conduct of business before completion of the merger" and "-- Conditions to the merger" below. For purposes of the merger agreement, the concept of "material adverse effect" means any change, effect, event or condition that has a material adverse effect on the assets, business or financial condition of Ancor or QLogic, as the case may be, taken as a whole with their respective subsidiaries other than any such change, effect, event or condition that arises as a result of the transactions contemplated by the merger agreement, or would prevent or materially delay its ability to complete the merger.

ANCOR'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Ancor agreed that, until termination of the merger agreement or the completion of the merger, or unless QLogic consents in writing, Ancor and its subsidiaries will operate its businesses consistent with past practices, and will use commercially reasonable efforts to preserve its business organization, keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors and customers. Further, Ancor agreed not to take any action which would adversely affect the ability of the parties to complete the merger. Ancor also agreed that, until the completion of the merger or unless QLogic consents in writing, Ancor and its subsidiaries will conduct their businesses in compliance with specific restrictions or prohibitions relating to the following:

     - modification of Ancor's articles of incorporation or bylaws;

     - the issuance of securities, except for limited grants of stock options under Ancor's stock option plans and issuances in connection with Ancor's employee stock purchase plan;

     - modification of existing capital stock;

     - the incurrence of indebtedness other than in the ordinary course;

     - employee benefits and severance arrangements;

     - entrance into or modification of material contracts;

     - disposition of property or assets other than in the ordinary course of business or sales of assets which do not exceed $500,000;

     - acquisition of assets or equity in another business entity, except as otherwise agreed;

     - alteration of the corporate structure of Ancor or its subsidiaries;

     - authorization of any material capital expenditures not reflected in the budget previously provided to QLogic;

     - change in accounting methods;

     - elections under United States or foreign tax laws;

     - actions that would prevent the merger from being accounted for as a pooling-of-interests;

     - settlement of any legal actions requiring payment in excess of $200,000; and

     - payment of any claims other than in the ordinary course of business.

     The agreements related to the conduct of Ancor's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article in the merger agreement entitled "Covenants and Agreements."

NO SOLICITATION OF TRANSACTIONS

     Until the merger agreement is terminated, Ancor, subject to limited exceptions, will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment bankers, attorneys or other agents or representatives retained by or acting on behalf of Ancor to, whether directly or indirectly:

     - initiate, solicit or encourage, directly or indirectly, any inquiries or acquisition proposals;

     - engage or participate in negotiations or discussions with, or furnish any information or data to, or facilitate any inquiries or proposals by, a third party relating to an acquisition proposal;

     - enter into any agreement with respect to an acquisition proposal or approve an acquisition proposal; or

     - make any statement, recommendation or solicitation in support of any possible acquisition proposal.

     However, prior to the special meeting of Ancor shareholders, Ancor may participate in discussions or negotiations with or furnish information to any third party making an unsolicited acquisition proposal or approve or recommend an unsolicited acquisition proposal if:

     - a majority of Ancor's disinterested directors determines in good faith, after consultation with its independent financial advisor, that Ancor has received a proposal which is more favorable to Ancor's shareholders from a financial point of view than the merger and which the potential acquiror is financially capable of consummating; and

     - a majority of Ancor's disinterested directors determines in good faith, after consultation with its outside legal counsel that the failure to participate in discussions or negotiations, or to furnish information or approve or recommend the unsolicited acquisition proposal, is inconsistent with the Ancor board of director's fiduciary duties under applicable law.

     Additionally, Ancor's board of directors is not prohibited from taking and disclosing to Ancor's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act, after consultation with its outside legal counsel, that such disclosure is required by applicable law. Ancor has agreed to provide QLogic with detailed information about any acquisition proposal it receives. In addition, Ancor has agreed not to enter into any agreement concerning an acquisition proposal until three business days after Ancor has given a copy of the acquisition proposal to QLogic.

     An acquisition proposal is any proposal made by a party other than QLogic to acquire 20% or more of the assets of, or 20% or more of the outstanding capital stock of, Ancor or any of its subsidiaries.

     For purposes of the foregoing, any violation of the restrictions described above by any director or officer of Ancor or any of its subsidiaries, or any financial advisor, attorney or other advisor or representative of Ancor, whether or not such person is purporting to act on behalf of Ancor or any of its subsidiaries, is deemed to be a breach of the relevant restriction by Ancor.

CONDITIONS TO THE MERGER

     Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of certain conditions. If either QLogic or Ancor waives any conditions, Ancor and QLogic will consider the facts and circumstances at that time and make a determination whether a resolicitation of proxies from their respective shareholders is appropriate. The following conditions, among others, must be satisfied or waived before the completion of the merger:

     - the merger agreement must be approved by Ancor's shareholders;

     - the merger agreement, including the issuance of QLogic common stock in the merger, must be approved by QLogic's stockholders;

     - no action or proceeding by a governmental entity seeking to prevent the merger or asserting its illegality may be in effect;

     - no judgment, order, statute or rule may be in effect that would prevent the merger or impose material sanctions, or otherwise impose material limitations on QLogic's ability to combine and operate the business and assets of Ancor or require QLogic to divest any significant portion of its or Ancor's business, assets or property;

     - all necessary governmental consents must be obtained where the failure to obtain the consents would have a material adverse effort on QLogic, including expiration or termination of the applicable waiting periods under U.S. antitrust laws;

     - our respective representations and warranties in the merger agreement must continue to be true and correct, except where the failure would not have a material adverse effect on the party making the representations and warranties;

     - we must comply with our respective obligations in the merger agreement;

     - Ancor must receive an opinion of its tax counsel to the effect that the merger will qualify as a tax-free reorganization;

     - Ancor and QLogic must be advised in writing by their independent auditors that the merger qualifies as a pooling-of-interests for accounting purposes; and

     - the aggregate number of dissenting shares shall not exceed five percent of the Ancor common stock on a fully diluted, as converted basis.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated by mutual consent, or by either QLogic or Ancor under certain circumstances, at any time before the completion of the merger, as summarized below:

     - if the merger is not completed, without the fault of the terminating party, by November 30, 2000;

     - if Ancor's shareholders or QLogic's stockholders do not approve the merger agreement at their special meetings;

     - if a governmental restraint prohibiting the merger is issued and is not appealable; or

     - if Ancor commits to or enters into an acquisition proposal from a third party which Ancor's board of directors determines in good faith to be superior to the terms of the merger with QLogic, and QLogic has not, within three business days of receiving notice, proposed comparable amendments to the merger agreement.

     The merger agreement may be terminated by Ancor:

     - if QLogic has breached any of its representations and warranties which would have a material adverse effect on QLogic or if QLogic failed to perform any of its covenants and the breach or failure to perform has not been cured within 30 days following receipt of notice of the breach; or

     - if QLogic's board of directors or any of its committees withdraws or modifies, in a manner adverse to Ancor, its recommendation of the merger to QLogic's stockholders.

     The merger agreement may be terminated by QLogic:

     - if Ancor has breached any of its representations and warranties which would have a material adverse effect on Ancor, or if Ancor failed to perform any of its covenants and the breach or failure to perform has not been cured within 30 days following receipt of notice of the breach; or

     - if Ancor's board of directors or any of its committees withdraws or modifies, in a manner adverse to QLogic, its recommendation of the merger to Ancor's shareholders, or approves or recommends an acquisition proposal other than the merger with QLogic.

PAYMENT OF FEES AND EXPENSES

     Except as described below, QLogic and Ancor will pay their own costs and expenses incurred in connection with the merger agreement and the merger, whether or not the merger is consummated. However, QLogic and Ancor will share equally the registration and filing fees incurred in connection with the registration statement of which this joint proxy statement/prospectus is a part.

     Termination due to breach:

     - QLogic will be entitled to receive damages from Ancor, including out-of-pocket fees and expenses incurred or paid in connection with the merger agreement, if QLogic terminates the merger agreement because Ancor has breached any of its representations and warranties or failed to perform any of its covenants and fails to cure the breach in a timely manner; or

     - Ancor shall be entitled to receive damages from QLogic, including out-of-pocket fees and expenses incurred or paid in connection with the merger agreement, if Ancor terminates the merger agreement because QLogic has breached any of its representations and warranties or failed to perform any of its covenants and fails to cure the breach in a timely manner.

     However, none of the damages described above will be payable if a termination fee is paid as described below.

     Ancor shall pay to QLogic a termination fee of $55,000,000 in cash if:

     - Ancor or QLogic terminates the merger agreement because Ancor does not obtain shareholder approval, except if immediately prior to Ancor shareholder meeting, an event or condition exists that would result in a material adverse effect on QLogic; or

     - QLogic terminates the merger agreement because Ancor breached its representations and warranties or failed to perform any of its covenants under the merger agreement and, Ancor enters into an agreement to be acquired within twelve months; or

     - Ancor or QLogic terminates the merger agreement because Ancor enters into a merger, acquisition or other agreement to effect a superior proposal; or

     - QLogic terminates the merger agreement because Ancor's board of directors has withdrawn or modified its approval of the merger or the merger agreement, except if such withdrawal or modification occurs after the occurrence of a material adverse effect on QLogic.

     The payment by Ancor of this termination fee is in lieu of any obligation under the merger agreement or liquidated damages. It is not a penalty or forfeiture.

     QLogic shall pay to Ancor a termination fee of $55,000,000 in cash if:

     - Ancor or QLogic terminates the merger agreement because QLogic did not obtain stockholder approval, except if immediately prior to the QLogic stockholder meeting, an event or condition exists that would result in a material adverse effect on Ancor; or

     - Ancor terminates the merger agreement because QLogic's board of directors has withdrawn or modified its approval of the merger or the merger agreement, except if the withdrawal or modification occurs after a material adverse effect on Ancor.

     The payment by QLogic of this termination fee is in lieu of any obligation under the merger agreement or liquidated damages. It is not a penalty or forfeiture.

AMENDMENTS, EXTENSION AND WAIVERS

     The merger agreement may be amended by the parties at any time before or after the special meeting of Ancor or QLogic, provided that any amendment made after the special meeting that would otherwise require approval of the shareholders of Ancor or the stockholders of QLogic under applicable law must be submitted to the stockholders of QLogic or the shareholders of Ancor. All amendments to the merger agreement must be in a writing signed by each party. At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

     - waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement; and

     - waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement.

     All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

                             STOCK OPTION AGREEMENT

     The following is a brief summary of the stock option agreement. This summary does not purport to be complete and is qualified in its entirety by the stock option agreement, which is incorporated in this joint proxy statement/prospectus by reference. The stock option agreement is attached to this joint proxy statement/prospectus as Annex D.

     Pursuant to the stock option agreement, QLogic has the right, under the circumstances described below, to acquire up to 5,828,667 of the authorized but unissued shares of Ancor common stock, or approximately 19.9% of the outstanding shares as of May 7, 2000, at a per share exercise price of $52.717, payable in cash. The stock option agreement could have the effect of making an acquisition of Ancor by a third party more costly because of the need to acquire in any such transaction the option shares issued under the option agreement and could also jeopardize the ability of a third party to acquire Ancor in a transaction to be accounted for as a pooling-of-interests.

     The option may be exercised by QLogic, in whole or in part, at any time or from time to time after the occurrence of an event that would entitle QLogic, upon termination of the merger agreement, to receive payment of the termination fee (as described in "The Merger Agreement -- Payment of Fees and Expenses") and in certain other circumstances in which a third party acquires, commences a tender offer for, announces the acquisition of or receives an option to acquire more than 20% of the outstanding common stock of Ancor. In lieu of the payment of the option price and the receipt of the option shares, under certain circumstances, QLogic may require Ancor to repurchase the option at a cash purchase price equal to the product determined by multiplying (A) the number of option shares as to which the option has not yet been exercised by (B) the excess of (i) the fair market value of the common stock of Ancor, as determined in accordance with the terms of the option agreement, over (ii) the exercise price.

     The option agreement further provides that if QLogic desires to sell any of the option shares and such sale requires the registration of such shares under the Securities Act, Ancor will be required to prepare and file, subject to certain limitations, a registration statement under the Securities Act for the purpose of permitting such sale of shares by QLogic.

     Notwithstanding any other provision of the option agreement, in no event shall QLogic's Total Profit, as defined below, exceed $55,000,000 and, if it otherwise would exceed such amount, QLogic, at its sole election, shall either
(1) deliver to Ancor for cancellation option shares previously acquired by QLogic, (2) pay cash or other consideration to Ancor or (3) undertake any combination thereof, in each case, so that QLogic's Total Profit does not exceed $55,000,000. "Total Profit" means the sum, before taxes, of the following:

     - the amount of cash received by QLogic pursuant to the repurchase of the option by Ancor;

     - the net cash amounts received by QLogic pursuant to the sale of option shares, or any other securities into which such option shares are converted or exchanged, to any unaffiliated party, less the aggregated option price paid for all option shares acquired by QLogic; and

     - any termination fee received pursuant to the merger agreement.

     The stock option agreement will terminate upon the earliest of the effective time of the merger, at such time the termination fee is paid to QLogic and at such time following termination of the merger agreement that the termination fee can no longer under any circumstances be payable to QLogic.

                         UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Combined Financial Information is based on the historical financial statements of QLogic and Ancor and has been prepared to illustrate the effect of the merger. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared assuming that the merger will be accounted for as a pooling of interests, whereby QLogic will restate its historical consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of Ancor for all periods.

     The Unaudited Pro Forma Condensed Combined Balance Sheet at April 2, 2000 gives effect to the merger and the related transactions as if they had occurred on April 2, 2000, and was prepared based upon the consolidated balance sheet of QLogic as of April 2, 2000 and the unaudited balance sheet of Ancor as of March 31, 2000.

     The Unaudited Pro Forma Condensed Combined Statements of Income for each of the years in the three year period ended April 2, 2000, give effect to the merger as of April 1, 1997. The Unaudited Pro Forma Condensed Combined Statement of Income for the fiscal year ended April 2, 2000 was prepared based upon the consolidated statement of income of QLogic for the fiscal year ended April 2, 2000 and the statement of operations of Ancor for the fiscal year ended December 31, 1999. The Unaudited Pro Forma Condensed Combined Statement of Income for the fiscal year ended March 28, 1999 was prepared based upon the consolidated statement of income of QLogic for the fiscal year ended March 28, 1999 and the statement of operations of Ancor for the fiscal year ended December 31, 1998. The Unaudited Pro Forma Condensed Combined Statement of Income for the fiscal year ended March 29, 1998 was prepared based upon the consolidated statement of income of QLogic for the fiscal year ended March 29, 1998 and the statement of operations of Ancor for the fiscal year ended December 31, 1997.

     The Unaudited Pro Forma Condensed Combined Financial Information is based on certain assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Combined Financial Information included in this joint proxy statement/prospectus and should be read in conjunction with the historical financial statements and accompanying disclosures contained in QLogic's April 2, 2000 consolidated financial statements and notes thereto, QLogic's March 28, 1999 Form 10-K, Ancor's March 31, 2000 Form 10-Q and Ancor's December 31, 1999 Form 10-K, which are incorporated by reference or appear elsewhere in this joint proxy statement/prospectus.

     The Unaudited Pro Forma Condensed Combined Financial Information presented below does not reflect future events that may occur after the merger. QLogic believes that operating expense synergies between QLogic and Ancor will be realized after the merger. However, for purposes of the Unaudited Pro Forma Condensed Combined Financial Information presented below, these synergies have not been reflected because there can be no assurances that such synergies, if any, will be achieved.

     As a result of these assumptions, estimates and uncertainties, the accompanying Unaudited Pro Forma Condensed Combined Financial Information does not purport to describe the actual financial condition or results of operations that would have been achieved had the merger in fact occurred on the dates indicated, nor does it purport to predict QLogic's future financial condition or results of operations.

                      QLOGIC CORPORATION AND SUBSIDIARIES
                       ANCOR COMMUNICATIONS, INCORPORATED

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF APRIL 2, 2000
                             (DOLLARS IN THOUSANDS)

                                        HISTORICAL    HISTORICAL
                                          QLOGIC        ANCOR
                                         APRIL 2,     MARCH 31,       MERGER           PRO FORMA
                                           2000          2000       ADJUSTMENTS        COMBINED
                                        ----------    ----------    -----------        ---------
ASSETS
Current assets:
  Cash and cash equivalents...........   $ 64,134      $ 22,755      $     --          $ 86,889
  Short term investments..............     58,671        59,091            --           117,762
  Accounts and notes receivable,
     net..............................     21,647         5,842            --            27,489
  Inventories.........................     22,330         2,762            --            25,092
  Deferred income taxes...............      9,211            --        22,939(a)(b)      32,150
  Prepaid expenses and other current
     assets...........................      1,356           360            --             1,716
                                         --------      --------      --------          --------
     Total current assets.............    177,349        90,810        22,939           291,098
  Long term investments...............     39,797            --            --            39,797
  Property and equipment, net.........     45,775         4,758            --            50,533
  Other assets........................      4,235           368        10,199(a)(b)      14,802
                                         --------      --------      --------          --------
                                         $267,156      $ 95,936      $ 33,138          $396,230
                                         ========      ========      ========          ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long term
     debt.............................   $     --      $     29      $     --          $     29
  Accounts payable....................      5,743         2,215            --             7,958
  Accrued liabilities.................     18,444         4,116            --            22,560
                                         --------      --------      --------          --------
     Total current liabilities........     24,187         6,360            --            30,547

  Long term unearned revenue, less
     current..........................         --         5,091            --             5,091
  Long term debt, less current
     maturities.......................         --             6            --                 6

Stockholders' equity:
  Preferred stock.....................         --            --            --                --
  Common stock........................         74           292          (277)(e)            89
  Additional paid-in capital..........    145,067       137,426        11,499(a)(e)     293,992
  Retained earnings (accumulated
     deficit).........................     97,828       (52,998)       21,916(b)         66,746
  Other comprehensive loss............         --          (241)           --              (241)
                                         --------      --------      --------          --------
     Total stockholders' equity.......    242,969        84,479        33,138           360,586
                                         --------      --------      --------          --------
                                         $267,156      $ 95,936      $ 33,138          $396,230
                                         ========      ========      ========          ========

                      QLOGIC CORPORATION AND SUBSIDIARIES
                       ANCOR COMMUNICATIONS, INCORPORATED

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        FOR THE YEAR ENDED APRIL 2, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   HISTORICAL     HISTORICAL
                                     QLOGIC         ANCOR
                                   YEAR ENDED     YEAR ENDED
                                    APRIL 2,     DECEMBER 31,      MERGER         PRO FORMA
                                      2000           1999        ADJUSTMENTS      COMBINED
                                   ----------    ------------    -----------      ---------
Net revenues.....................   $203,143       $ 12,951       $     --        $216,094
Cost of revenues.................     64,241          6,741             --          70,982
                                    --------       --------       --------        --------
  Gross profit...................    138,902          6,210             --         145,112
                                    --------       --------       --------        --------
Operating expenses:
  Engineering and development....     39,993          7,458             --          47,451
  Selling and marketing..........     16,724          5,898             --          22,622
  General and administrative.....      8,140          3,063             --          11,203
                                    --------       --------       --------        --------
     Total operating expenses....     64,857         16,419             --          81,276
                                    --------       --------       --------        --------
Operating income (loss)..........     74,045        (10,209)            --          63,836
Interest expense.................         19             19             --              38
Interest and other income........      7,722          1,495             --           9,217
                                    --------       --------       --------        --------
Income (loss) before income
  taxes..........................     81,748         (8,733)            --          73,015
Income tax provision.............     27,795             --         (3,095)(b)      24,700
                                    --------       --------       --------        --------
Net income (loss)................     53,953         (8,733)         3,095          48,315
Accretion on convertible
  preferred stock................         --            (12)            --             (12)
                                    --------       --------       --------        --------
Net income (loss) attributable to
  common shareholders............   $ 53,953       $ (8,745)      $  3,095        $ 48,303
                                    ========       ========       ========        ========
Net income (loss) per share:
  Basic..........................   $   0.74       $  (0.34)      $     --        $   0.56
                                    --------       --------       --------        --------
  Diluted........................   $   0.70       $  (0.34)      $     --        $   0.52
                                    --------       --------       --------        --------
Number of shares used in per
  share computations:
  Basic..........................     72,950         25,659        (12,124)(c)      86,485
                                    --------       --------       --------        --------
  Diluted........................     77,497         25,659        (10,623)(d)      92,533
                                    --------       --------       --------        --------

                      QLOGIC CORPORATION AND SUBSIDIARIES
                       ANCOR COMMUNICATIONS, INCORPORATED

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                       FOR THE YEAR ENDED MARCH 28, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    HISTORICAL      HISTORICAL
                                      QLOGIC          ANCOR
                                    YEAR ENDED      YEAR ENDED
                                     MARCH 28,     DECEMBER 31,      MERGER       PRO FORMA
                                       1999            1998        ADJUSTMENTS    COMBINED
                                    -----------    ------------    -----------    ---------
Net revenues......................   $117,182        $  4,393        $    --      $121,575
Cost of revenues..................     42,603           6,431             --        49,034
                                     --------        --------        -------      --------
  Gross profit (loss).............     74,579          (2,038)            --        72,541
                                     --------        --------        -------      --------
Operating expenses:
  Engineering and development.....     24,358           5,451             --        29,809
  Selling and marketing...........     11,062           4,186             --        15,248
  General and administrative......      5,794           3,009             --         8,803
                                     --------        --------        -------      --------
     Total operating expenses.....     41,214          12,646             --        53,860
                                     --------        --------        -------      --------
Operating income (loss)...........     33,365         (14,684)            --        18,681
Interest expense..................         84              34             --           118
Interest and other income.........      5,657             220             --         5,877
                                     --------        --------        -------      --------
Income (loss) before income
  taxes...........................     38,938         (14,498)            --        24,440
Income tax provision..............     13,239              --         (4,929)(b)     8,310
                                     --------        --------        -------      --------
Net income (loss).................     25,699         (14,498)         4,929        16,130
Accretion on convertible preferred
  stock...........................         --            (762)            --          (762)
                                     --------        --------        -------      --------
Net income (loss) attributable to
  common shareholders.............   $ 25,699        $(15,260)       $ 4,929      $ 15,368
                                     ========        ========        =======      ========
Net income (loss) per share:
  Basic...........................   $   0.37        $  (1.04)       $    --      $   0.20
                                     --------        --------        -------      --------
  Diluted.........................   $   0.34        $  (1.04)       $    --      $   0.18
                                     --------        --------        -------      --------
Number of shares used in per share
  computations:
  Basic...........................     70,047          14,741         (6,965)(c)    77,823
                                     --------        --------        -------      --------
  Diluted.........................     74,760          14,741         (2,269)(d)    87,232
                                     --------        --------        -------      --------

                      QLOGIC CORPORATION AND SUBSIDIARIES
                       ANCOR COMMUNICATIONS, INCORPORATED

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                       FOR THE YEAR ENDED MARCH 29, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     HISTORICAL     HISTORICAL
                                       QLOGIC         ANCOR
                                     YEAR ENDED     YEAR ENDED
                                     MARCH 29,     DECEMBER 31,      MERGER       PRO FORMA
                                        1998           1997        ADJUSTMENTS    COMBINED
                                     ----------    ------------    -----------    ---------
Net revenues.......................   $81,393        $  7,924        $    --       $89,317
Cost of revenues...................    34,049           5,991             --        40,040
                                      -------        --------        -------       -------
  Gross profit.....................    47,344           1,933             --        49,277
                                      -------        --------        -------       -------
Operating expenses:
  Engineering and development......    15,601           4,271             --        19,872
  Selling and marketing............     8,707           3,833             --        12,540
  General and administrative.......     4,550           3,852             --         8,402
                                      -------        --------        -------       -------
     Total operating expenses......    28,858          11,956             --        40,814
                                      -------        --------        -------       -------
Operating income (loss)............    18,486         (10,023)            --         8,463
Interest expense...................       109              19             --           128
Interest and other income..........     3,453             219             --         3,672
                                      -------        --------        -------       -------
Income (loss) before income
  taxes............................    21,830          (9,823)            --        12,007
Income tax provision...............     8,422              --         (3,438)(b)     4,984
                                      -------        --------        -------       -------
Net income (loss)..................    13,408          (9,823)         3,438         7,023
Accretion on convertible preferred
  stock............................        --            (345)            --          (345)
                                      -------        --------        -------       -------
Net income (loss) attributable to
  common shareholders..............   $13,408        $(10,168)       $ 3,438       $ 6,678
                                      =======        ========        =======       =======
Net income (loss) per share:
  Basic............................   $  0.22        $  (0.93)       $    --       $  0.10
                                      -------        --------        -------       -------
  Diluted..........................   $  0.21        $  (0.93)       $    --       $  0.09
                                      -------        --------        -------       -------
Number of shares used in per share
  computations:
  Basic............................    60,732          10,963         (5,180)(c)    66,515
                                      -------        --------        -------       -------
  Diluted..........................    64,792          10,963         (4,647)(d)    71,108
                                      -------        --------        -------       -------

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

     The adjustments to arrive at the unaudited pro forma condensed combined financial information are as follows:

          (a) To reflect the elimination of Ancor's deferred tax asset valuation allowance related to stock option deductions available as a result of the pro forma combined net income.

          (b) To reflect the elimination of Ancor's deferred tax asset valuation allowance related to Ancor's net operating loss carryforwards available as a result of the pro forma combined net income.

          (c) Represents the reduction in Ancor's weighted average common shares that would have been outstanding to reflect the exchange ratio.

          (d) Represents the reduction in Ancor's weighted average common shares and potential dilutive shares that would have been outstanding to reflect the exchange ratio offset by the addition of the potential dilutive shares of Ancor as a result of the merger.

          (e) Represents the reduction in Ancor's common stock that would have been outstanding to reflect the exchange ratio and the related par value effect.

     The pro forma combined financial information excludes the effects of the cash costs of the merger, primarily financial advisor, legal, accounting and printing fees, which will be charged to operations upon consummation of the merger.

                 COMPARISON OF RIGHTS OF STOCKHOLDERS OF QLOGIC
                           AND SHAREHOLDERS OF ANCOR

     This section of the joint proxy statement/prospectus describes certain differences between the rights of holders of Ancor common stock and the rights of holders of QLogic common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between being a shareholder of Ancor and being a stockholder of QLogic.

     As a shareholder of Ancor, Ancor's second amended and restated articles of incorporation, Ancor's bylaws and the Minnesota Business Corporation Act govern your rights. After completion of the merger, you will become a stockholder of QLogic. QLogic's common stock is quoted on the Nasdaq National Market under the symbol "QLGC." As a QLogic stockholder, QLogic's certificate of incorporation, bylaws and the Delaware General Corporation Law will govern your rights. QLogic is incorporated in Delaware while Ancor is incorporated in Minnesota. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a Minnesota corporation, there are also differences.

     The following discussion of similarities and material differences between the rights of Ancor shareholders under the articles of incorporation and bylaws of Ancor and the rights of QLogic stockholders under QLogic's certificate of incorporation and bylaws is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to the Minnesota law and Delaware law, the common law thereunder and the full text of the certificate of incorporation and bylaws of QLogic and the articles of incorporation and bylaws of Ancor.

SHAREHOLDER MEETINGS

     Delaware law and QLogic's bylaws require that stockholders be provided prior written notice no more than 60 days nor less than 10 days prior to the date of any meeting of stockholders. Delaware law provides that notice must be given at least 20 days prior to a meeting at which the stockholders will be asked to approve an agreement relating to the merger of the corporation.

     Under Minnesota law, shareholders are entitled to at least 10 days' prior written notice for each regular meeting and special meeting to consider any matter, unless a shorter time is provided for in the articles or bylaws. The bylaws of Ancor require that the shareholders be given at least five days' written notice prior to each regular meeting and special meeting. However, Minnesota law also requires that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to shareholders of record, whether entitled to vote or not, at least 14 days prior to such meeting.

RIGHT TO CALL SPECIAL MEETINGS

     Under Delaware law, a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. QLogic's bylaws authorize the calling of a special meeting of stockholders by the board of directors, the chairman of the board or the president. Stockholders of QLogic do not have the right to call a special meeting of stockholders.

     Under Minnesota law and Ancor's bylaws, a special meeting of shareholders may be called by the chief executive officer, the chief financial officer, any two or more directors, a person authorized in the articles or bylaws to call special meetings, or a shareholder or shareholders holding 10% or more of all shares entitled to vote, except that a special meeting called by a shareholder for the purpose of considering any action to facilitate, directly or indirectly, or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.

ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS

     Under Delaware law and QLogic's bylaws, stockholders may act by a written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.

     Under Minnesota law, any action required or permitted to be taken in a meeting of the shareholders may be taken without a meeting by a written action signed by all of the shareholders entitled to vote on that action.

RIGHTS OF DISSENTING SHAREHOLDERS

     Under both Minnesota and Delaware law, shareholders may exercise a right of dissent from certain corporate actions and obtain payment of the fair value of their shares. Generally, under Minnesota law, the categories of transactions subject to dissenter's rights are broader than those under Delaware law. For example, if Ancor were governed by Delaware law, Ancor shareholders would not have dissenters' rights in connection with the merger.

     Appraisal rights are available under Delaware law with respect to the shares of any class of stock of a constituent corporation to a merger or consolidation unless such shares were listed on a national securities exchange, designated on a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, appraisal rights are available under Delaware law with respect to the shares of any class of stock of a constituent corporation if the terms of a merger or consolidation requires the holders of the stock to exchange their stock for anything other than (a) shares of the surviving corporation; (b) shares of another corporation that will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares of any such corporation; or
(d) any combination of such shares and cash in lieu of fractional shares. Subject to the preceding sentences, appraisal rights are also available under Delaware law, to the extent so provided in the certificate of incorporation, in connection with amendments to the certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation. Stockholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements under Delaware law in order to maintain such rights and obtain such payment.

     Shareholders of a Minnesota corporation may exercise dissenter's rights in connection with:

     - an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects;

     - a sale or transfer of all or substantially all of the assets of the corporation;

     - a plan of merger to which the corporation is a constituent party;

     - a plan of exchange of shares to which the corporation is a party; and

     - any other corporate action with respect to which the corporation's articles of incorporation or bylaws give dissenting shareholders the right to obtain payment for their shares.

     Unless the articles, the bylaws, or a resolution approved by the board of directors otherwise provide, such dissenters' rights do not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger. Ancor's articles of incorporation, bylaws and board resolutions do not grant any other dissenters' rights. Shareholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements under Minnesota law in order to maintain such rights and obtain such payment.

BOARD OF DIRECTORS

     Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. QLogic's bylaws provide that the number of directors constituting the whole board shall not be less than four or more than seven, until changed by a bylaw duly adopted by the stockholders or the board. QLogic currently has five directors.

     Delaware law states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, with an exception for corporations with cumulative voting. In the case of a corporation whose board is classified, holders may only remove a director for cause unless the certificate of incorporation provides otherwise. QLogic's certificate of incorporation does not provide for cumulative voting or for a staggered board.

     Minnesota law provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. Ancor's articles of incorporation provide that the number of directors of Ancor shall initially be four and shall be fixed after that from time to time by the board of directors or by the affirmative vote of the holders of at least a majority of the voting power of the outstanding common stock of the corporation. Ancor's articles of incorporation provide that the board is divided into three classes. Ancor currently has seven directors.

     Minnesota law provides that, unless modified by the articles or bylaws of the corporation or by shareholder agreement, the directors may be removed with or without cause by the affirmative vote of that proportion or number of the voting power of the shares of the classes or series the director represents which would be sufficient to elect such director, with an exception for corporations with cumulative voting. Ancor's bylaws require the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors to remove directors with or without cause. Ancor's bylaws also provide that a director named by the board of directors to fill a vacancy may be removed at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected directors in the interim between the time of appointment to fill such vacancy and the time of removal. Ancor's articles of incorporation provide that shareholders of Ancor do not have the right to cumulative voting.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships, resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a class, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if, at the time of filling any vacancy or newly created directorship, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. QLogic's bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. QLogic's bylaws also provide that stockholders may elect a director at any time to fill a vacancy or vacancies not filled by the directors. Furthermore, if the board accepts the resignation of any director tendered to take effect at a future time, the board or the stockholders have the power to elect a successor to take office when the resignation is to become effective.

     Under Minnesota law, unless different rules for filling vacancies are provided for in the articles of incorporation or bylaws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. The shareholders may also elect a new director to fill a vacancy that is created by the removal of a director by the shareholders. Ancor's articles of incorporation provide that vacancies on the board of directors may be filled by the majority vote of the directors then in office, though less than a quorum.

PREEMPTIVE RIGHTS

     A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting such shareholder the right to purchase a proportionate share of any new stock issuance and thereby protecting the shareholder from dilution of value and control upon new stock issuances.

     Unless the certificate of incorporation provides otherwise, under Delaware law, stockholders of a corporation have no preemptive rights. QLogic's certificate of incorporation does not provide for preemptive rights.

     Minnesota law provides that all shareholders are entitled to preemptive rights unless the articles of incorporation specifically deny or limit preemptive rights. Ancor's articles of incorporation provide that the shareholders have no preemptive rights to purchase securities of any class, kind or series.

ADVANCE NOTICE REQUIREMENT OF SHAREHOLDER PROPOSALS AND DIRECTORS NOMINATIONS

     QLogic's bylaws provide that for a stockholder proposal to be timely made by a stockholder with respect to an annual meeting, QLogic must receive written notice of the proposal from the stockholder not less than 60 nor more than 90 days before the annual meeting. However, if public disclosure of the annual meeting is made less than 70 days before the meeting, QLogic must receive the notice from the stockholder not later than the close of business on the 10th day following the first day of public disclosure. For a stockholder proposal to be timely made with respect to a special meeting, QLogic must receive the stockholder's notice of the proposal not later than the close of business on the 10th day following the first day of public disclosure.

     QLogic's bylaws provide that for a director nomination to be timely made by a stockholder, QLogic must receive written notice of the nomination not less than 60 nor more than 90 days before the date of the meeting in which the directors are to be elected. However, if the first public disclosure of the date of the meeting is made less than 70 days before the meeting, the notice must be received by QLogic not later than the close of business on the 10th day following the first day of public disclosure.

     Ancor's bylaws provide that for a shareholder proposal to be properly made by a shareholder at a regular meeting, the shareholder must give written notice of the proposal. Ancor's bylaws also provide that for a nomination of a director to be properly made by a shareholder at a regular meeting, the shareholder must give written notice of the nomination. In both cases, Ancor must receive the relevant notice at least 120 days before the anniversary of the date of the proxy statement from the previous year's regular meeting.

AMENDMENTS TO BYLAWS AND ARTICLES

     Delaware law requires a resolution of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless the certificate of incorporation requires a greater level of approval. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law also states that the stockholders have the power to adopt, amend or repeal the bylaws of a corporation, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. QLogic's certificate of incorporation expressly authorizes the board of directors to make, adopt, amend, rescind or repeal QLogic's bylaws.

     Minnesota law provides that unless reserved by the articles of incorporation to the shareholders, the power to adopt, amend or repeal the bylaws is vested in the board, subject to the power of the shareholders to adopt, amend or repeal bylaws adopted, amended or repealed by the board. Under Minnesota law, a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolutions must be brought before the shareholders for their consideration pursuant to the procedures for amending the articles of incorporation. Under Minnesota law and Ancor's bylaws, the board of directors shall not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office. However, Minnesota law and Ancor's bylaws do provide that the board of directors may adopt or amend a bylaw to increase the number of directors.

     Minnesota law provides that a proposal to amend the articles of incorporation may be presented to the shareholders of a Minnesota corporation by a resolution either approved by the affirmative vote of a majority of the directors present or proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under Minnesota law, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. Ancor's articles of incorporation do not provide for a specified proportion or larger number. In addition, under Minnesota law, the holders of the outstanding shares or a class or series are entitled to vote as a class or series on a proposed amendments to the articles of incorporation, whether or not such class or series would otherwise be entitled to vote, if the amendment would:

     - alter the aggregate number of authorized shares of the applicable class or series;

     - effect an exchange, reclassification or cancellation of all or part of the class or series;

     - effect an exchange or create a right of exchange of all or a part of another class or series for the shares of the applicable class or series;

     - change the rights or preferences of the shares of the applicable class or series;

     - change the shares of the class or series into the same or a different number of shares of another class or series;

     - create a new class or series with rights or preferences prior and superior to the shares of the applicable class or series or increase the rights and preferences or the number of authorized shares of a class or series having rights and preferences prior or superior to the shares of the applicable class or series;

     - divide the shares of the applicable class into series and determine the designation of each series and the variations in the relative rights and preferences between the shares of each series, or authorize the board to do so;

     - limit or deny any existing preemptive rights of the shares of the applicable class or series; or

     - cancel or otherwise affect distributions on the shares of the applicable class or series that have accrued but have not been declared.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     Minnesota law and Delaware law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. While indemnification is permitted only if statutory standards of conduct are met, Minnesota law and Delaware law are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The statutes differ, however, with respect to whether indemnification is permissive or mandatory, where there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements, and expenses is allowed. The major difference between Minnesota law and Delaware law is that while indemnification of officers, directors and employees is mandatory under Minnesota, indemnification is permissive under Delaware law, except that a Delaware corporation must indemnify a person who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses and attorney's fees actually and reasonably incurred in connection therewith.

     Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, bylaws or other intracorporate agreements, make indemnification mandatory. Pursuant to this authority, QLogic's bylaws provide that QLogic shall indemnify its officers, directors, employees or agents or those serving at the request of QLogic as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney fees and the advancement of reimbursement expenses, judgments, fines and amounts paid in settlement to the fullest extent permitted under the Delaware law.

     In addition, QLogic has entered into indemnification agreements with its officers and directors containing provisions that require QLogic, among other things, to indemnify its officers and directors against liabilities that may arise because of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them or to which they could be indemnified and to cover them under any of QLogic's liability insurance policies applicable to directors and officers.

     Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. Ancor has not limited the statutory indemnification in its articles of incorporation or bylaws. Ancor bylaws state that Ancor shall indemnify all officers and directors of the corporation for such expenses and liabilities, including the advancement of reimbursement of expenses, to such extent as permitted by statute.

LIABILITIES OF DIRECTORS

     Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty subject to certain limitations. QLogic's certificate of incorporation provides that the corporation's directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the corporation or its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law, which provides for unlawful payment of dividend or unlawful stock purchase or redemption; or

     - for any transaction from which the director derived an improper personal benefit.

     QLogic's certificate of incorporation also provides that if Delaware law is amended to authorize further elimination of the personal liability of directors, then the liability of QLogic directors shall be limited to the fullest extent permitted by Delaware law, as so amended.

     Under Minnesota law, a director's personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director may be eliminated or limited in the articles except that the articles cannot limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its shareholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a known violation of the law;

     - under section 302A.559 of the Minnesota Business Corporation Act or
       section 80A.23 of the Minnesota Regulation of Securities Act, which provide for liability for illegal distributions and civil liability;

     - for any transaction from which the directors derived an improper benefit; or

     - for any act or omission occurring prior to the date when the provision in the articles eliminating liability becomes effective.

APPROVAL OF MERGER

     In order to effect a merger under Delaware law, a corporation's board of directors must adopt an agreement of merger and recommend it to the stockholders. The agreement must be approved and adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon. The certificate of incorporation may require a higher stockholder vote; QLogic's certificate of incorporation does not specify a higher vote.

     Minnesota law provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike Delaware law, Minnesota law requires that any class of shares of a Minnesota corporation must be given the right to approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such a class to vote as a class.

BUSINESS COMBINATIONS, CONTROL SHARE ACQUISITIONS AND ANTI-TAKEOVER PROVISIONS

     Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where:

     - either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest;

     - upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered;

     - the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

     - the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

     - the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership;

     - the stockholder acquired the 15% interest when these restrictions did not apply; or

     - the corporation has opted out of this provision. QLogic has not opted out of this provision.

     Minnesota law prohibits certain "business combinations" (as defined in the Minnesota Business Corporation Act) between a Minnesota corporation with at least 100 shareholders, or a publicly held corporation that has at least 50 shareholders, and an "interested shareholder" for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An "interested shareholder" is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation, starting at 20%, from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder.

     Minnesota law provides that during any tender offer a publicly held corporation may not enter into or amend an agreement, whether or not subject to contingencies, that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

     The provisions of Ancor's articles of incorporation and bylaws providing for a staggered board of directors and requiring the request of holders of at least 25% of the outstanding shares to call a special meeting of shareholders involving a business combination, or any change in the composition of the board of directors as a result of such business combination, make it more difficult to effect a change in control of Ancor and may discourage or deter a third party from attempting a takeover.

                                    EXPERTS

     The consolidated financial statements and schedule of QLogic Corporation and subsidiaries as of April 2, 2000, March 28, 1999 and March 29, 1998, and for each of the years in the four-year period ended April 2, 2000, have been included in and incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, included in and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements and schedule of Ancor Communications, Incorporated at December 31, 1999 and 1998, and for the years then ended incorporated by reference in this joint proxy statement/prospectus have been audited by KPMG LLP, independent certified public accountants, as set forth in their report included in Ancor's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. The statement of operations for the year ended December 31, 1997 of Ancor incorporated by reference in this joint proxy statement/prospectus have been audited by McGladrey & Pullen LLP, independent certified public accountants. Such financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firms as experts in accounting and auditing.

     Representatives of KPMG LLP are expected to be present at both the QLogic special meeting and the Ancor special meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

     The validity of the shares of QLogic common stock offered by this joint proxy statement/prospectus will be passed upon for QLogic by Stradling Yocca Carlson & Rauth, a professional corporation, Newport Beach, California. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for Ancor by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                          FUTURE SHAREHOLDER PROPOSALS

     Any QLogic stockholder who intends to present a proposal at this special meeting must provide notice of such proposal, which must be received by QLogic not later than the close of business on the tenth day following public disclosure of the special meeting. Any QLogic stockholder who intends to present a proposal at QLogic's next annual meeting of stockholders must deliver or mail a notice to QLogic's corporate secretary, together with a brief description of the business desired to be brought before the meeting. If the stockholder's notice is not timely given, QLogic may exercise discretionary voting with respect to the proxies to be solicited by QLogic's board of directors and delivered to QLogic in connection with that meeting. To be timely, this notice must be received at QLogic's principal executive offices not less than 60 days nor more than 90 days prior to the meeting, if at least 70 days notice or prior public disclosure of the date of the meeting is given or made to QLogic's stockholders. Otherwise, the stockholder's notice will be timely if received not later than the close of business on the tenth day following the date on which notice of the date of the next annual meeting is mailed or such public disclosure was made.

     Ancor will hold an annual meeting in the year 2001 only if the merger is not completed. If such meeting is held, in order to be eligible for inclusion in the Ancor's proxy solicitation materials, a shareholder proposal must be received at Ancor's principal executive offices no later than January 16, 2001. Pursuant to Ancor's bylaws, in order for business to be properly brought before the 2001 annual meeting by a shareholder, the shareholder must give written notice of its intent to bring a matter for the annual meeting no later than January 16, 2001. Each notice should be sent to the Secretary of Ancor and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted.

                      WHERE YOU CAN FIND MORE INFORMATION

     QLogic and Ancor file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms located at 450 Fifth Street, NW, Washington, D.C., 20549. Public reference rooms are also located in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

     QLogic has filed a registration statement on Form S-4 to register the shares of QLogic common stock to be issued to Ancor shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of QLogic as well as the joint proxy statement of QLogic and Ancor for the QLogic and Ancor special meetings.

     QLogic has supplied all the information contained in this joint proxy statement/prospectus relating to QLogic and Ancor has supplied all such information relating to Ancor. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information relating to QLogic and Ancor you can find in this registration statement or the exhibits to this registration statement.

     Some of the important business and financial information relating to QLogic and Ancor that you may want to consider in deciding how to vote is not included in this joint proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been previously filed by QLogic and Ancor with the SEC. The information incorporated by reference is deemed to be a part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus.

     If you are a stockholder of QLogic or shareholder of Ancor, you can obtain any of the documents incorporated by reference through QLogic, Ancor or the SEC. Documents incorporated by reference are available from QLogic or Ancor without charge, excluding all exhibits. You may obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them orally or in writing to the following addresses or by telephone:

QLogic Corporation                        Ancor Communications, Incorporated
26600 Laguna Hills Drive                  6321 Bury Drive, Suite 13
Aliso Viejo, California 92656             Eden Prairie, Minnesota 55346
(949) 389-6000                            (952) 932-4000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/ PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE 26, 2000. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO YOU NOR THE ISSUANCE OF QLOGIC COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by QLogic with the Securities and Exchange Commission (File No. 0-23298) are incorporated by reference in this joint proxy statement/prospectus:

      1. QLogic's Annual Report on Form 10-K for the fiscal year ended March 28, 1999, including certain information in QLogic's definitive proxy statement for its 1999 Annual Meeting of Stockholders and certain information in QLogic's Annual Report to Stockholders for the fiscal year ended March 29, 1999.

      2. QLogic's Amended Annual Report on Form 10-K/405A filed July 26, 1999.

      3. QLogic's Quarterly Report on Form 10-Q for the quarterly period ended July 27, 1999.

      4. QLogic's Quarterly Report on Form 10-Q for the quarterly period ended September 26, 1999.

      5. QLogic's Quarterly Report on Form 10-Q for the quarterly period ended December 26, 1999.

      6. QLogic's Current Report on Form 8-K dated January 10, 2000 (filed on January 13, 2000).

      7. QLogic's Current Report on Form 8-K dated January 19, 2000 (filed on January 24, 2000).

      8. QLogic's Current Report on Form 8-K dated May 8, 2000 (filed on May 11,
         2000).

      9. The description of QLogic's capital stock contained in QLogic's Registration Statement on Form 10 filed February 15, 1994, including any amendment or report filed for the purpose of updating such description.

     10. The description of QLogic's capital stock contained in QLogic's Form 8-A12G dated June 19, 1996.

     11. The description of QLogic's capital stock contained in Form 8-A12G/A dated November 25, 1997.

     12. The description of QLogic's capital stock contained in Form 8-A12G/A dated June 1, 2000.

     13. Information relating to QLogic's Executive Officers and Directors, Executive Compensation, and Certain Relationships and Related Transactions contained in QLogic's Form 10-K for the fiscal year ended March 28, 1999.

     The following documents filed by Ancor (File No. 1-2982) with the Securities and Exchange Commission are incorporated by reference in this joint proxy statement/prospectus:

     - Ancor's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     - Ancor's quarterly report on Form 10-Q for the quarter ended March 31, 2000.

     - Ancor's current report on Form 8-K dated May 8, 2000 (filed May 23,
       2000).

     - the description of Ancor common stock contained in the registration statement on Form 8-A, dated March 11, 1994, and any amendment or report filed to update such description.

     - the description of Ancor's shareholder rights plan contained in the registration statement on Form 8-A, dated November 4, 1998, as amended on Form 8-A/A-1, dated July 22, 1999, and any amendment or report filed to update such description.

     All reports and definitive proxy or information statements filed by QLogic and Ancor pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this joint proxy statement/prospectus and prior to the date of the special meeting shall be deemed to be incorporated by reference into this joint proxy statement/prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THERE WILL BE PROVIDED WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL HOLDER OF ANCOR COMMON STOCK, TO WHOM A JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM QLOGIC OR ANCOR, AS THE CASE MAY BE, AT THE FOLLOWING ADDRESSES AND TELEPHONE NUMBERS:

QLogic Corporation                        Ancor Communications, Incorporated
26600 Laguna Hills Drive                  6321 Bury Drive, Suite 13
Aliso Viejo, California                   Eden Prairie, Minnesota 55346
(949) 389-6000                            (952) 932-4000

     IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES, ANY SUCH REQUEST SHOULD BE MADE BY JULY 25, 2000.

                                                                         ANNEX A

                                   AGREEMENT

                               AND PLAN OF MERGER

                                  BY AND AMONG

                              QLOGIC CORPORATION,

                            AMINO ACQUISITION CORP.

                                      AND

                       ANCOR COMMUNICATIONS, INCORPORATED

                            ------------------------
                                  MAY 7, 2000
                            ------------------------

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I  THE MERGER...............................................   A-2
  1.1.  The Merger..................................................   A-2
  1.2.  Effect of Merger............................................   A-2
  1.3.  Effective Time..............................................   A-2
  1.4.  Articles of Incorporation; Bylaws...........................   A-2
  1.5.  Directors and Officers......................................   A-2
  1.6.  Taking of Necessary Action; Further Action..................   A-3
  1.7.  The Closing.................................................   A-3
ARTICLE II  CONVERSION OF SECURITIES................................   A-3
  2.1.  Conversion of Securities....................................   A-3
  2.2.  Stock Options...............................................   A-5
  2.3.  Warrants....................................................   A-6
  2.4.  Employee Stock Purchase Plan................................   A-6
  2.5.  Exchange of Certificates....................................   A-6
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........
                                                                       A-8
  3.1.  Organization and Qualification..............................   A-8
  3.2.  Capital Stock of Subsidiaries...............................   A-8
  3.3.  Capitalization..............................................   A-9
  3.4.  Authority Relative to this Agreement........................  A-10
  3.5.  No Conflict; Required Filings and Consents..................  A-10
  3.6.  SEC Filings; Financial Statements...........................  A-11
  3.7.  Absence of Changes or Events................................  A-11
  3.8.  Litigation..................................................  A-12
  3.9.  Title to Properties.........................................  A-12
        Certain Contracts...........................................
 3.10.                                                                A-12
        Compliance with Law.........................................
 3.11.                                                                A-13
        Intellectual Property Rights; Year 2000.....................
 3.12.                                                                A-13
        Taxes.......................................................
 3.13.                                                                A-15
        Employees...................................................
 3.14.                                                                A-16
        Employee Benefit Plans......................................
 3.15.                                                                A-16
        Environmental Matters.......................................
 3.16.                                                                A-18
        Insurance...................................................
 3.17.                                                                A-19
        Foreign Corrupt Practices Act...............................
 3.18.                                                                A-19
        Export Control Laws.........................................
 3.19.                                                                A-19
        Finders or Brokers..........................................
 3.20.                                                                A-19
        Board Recommendation........................................
 3.21.                                                                A-19
        Vote Required...............................................
 3.22.                                                                A-19
        Opinion of Financial Advisor................................
 3.23.                                                                A-20
        Tax Matters.................................................
 3.24.                                                                A-20
        State Takeover Statutes; Rights Agreement...................
 3.25.                                                                A-20
        Registration Statement; Joint Proxy Statement/Prospectus....
 3.26.                                                                A-20
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND
            PARENT..................................................  A-21
  4.1.  Organization and Qualification..............................  A-21
  4.2.  Capitalization..............................................  A-21
  4.3.  Authority Relative to this Agreement........................  A-22
  4.4.  No Conflicts; Required Filings and Consents.................  A-22

                                                                      PAGE
                                                                      ----
  4.5.  SEC Filings; Financial Statements...........................  A-23
  4.6.  Absence of Changes or Events................................  A-23
  4.7.  Litigation..................................................  A-24
  4.8.  Compliance with Law.........................................  A-24
  4.9.  Finders or Brokers..........................................  A-24
        Tax Matters.................................................
 4.10.                                                                A-24
        Registration Statement; Joint Proxy Statement/Prospectus....
 4.11.                                                                A-24
ARTICLE V  COVENANTS AND AGREEMENTS.................................  A-25
  5.1.  Conduct of Business of the Company Pending the Merger.......  A-25
  5.2.  Preparation of Registration Statement; Joint Proxy
        Statement/Prospectus; Blue Sky Laws.........................  A-27
  5.3.  Company Shareholder and Parent Stockholder Meetings.........  A-27
  5.4.  Additional Agreements, Cooperation..........................  A-28
  5.5.  Publicity...................................................  A-29
  5.6.  No Solicitation.............................................  A-29
  5.7.  Access to Information.......................................  A-30
  5.8.  Notification of Certain Matters.............................  A-31
  5.9.  Resignation of Officers and Directors.......................  A-31
        Indemnification.............................................
 5.10.                                                                A-31
        Shareholder Litigation......................................
 5.11.                                                                A-32
        Employee Benefit Plans......................................
 5.12.                                                                A-32
        Determination of Optionholders and Warrantholders...........
 5.13.                                                                A-33
        Preparation of Tax Returns..................................
 5.14.                                                                A-33
        Pooling Affiliates..........................................
 5.15.                                                                A-33
        Pooling Actions.............................................
 5.16.                                                                A-34
        Tax-Free Reorganization.....................................
 5.17.                                                                A-34
        SEC Filings; Compliance.....................................
 5.18.                                                                A-34
        Listing of Additional Shares................................
 5.19.                                                                A-34
        Rights Agreement............................................
 5.20.                                                                A-34
ARTICLE VI  CONDITIONS TO CLOSING...................................  A-34
  6.1.  Conditions to Each Party's Obligation to Effect the
        Merger......................................................  A-34
  6.2.  Conditions to Obligations of Parent.........................  A-35
  6.3.  Conditions to Obligations of the Company....................  A-36
ARTICLE VII  TERMINATION............................................  A-37
  7.1.  Termination.................................................  A-37
  7.2.  Effect of Termination.......................................  A-39
  7.3.  Fees and Expenses...........................................  A-39
ARTICLE VIII  MISCELLANEOUS.........................................  A-40
  8.1.  Nonsurvival of Representations and Warranties...............  A-40
  8.2.  Waiver......................................................  A-40
  8.3.  Attorneys' Fees.............................................  A-40
  8.4.  Notices.....................................................  A-41
  8.5.  Counterparts................................................  A-41
  8.6.  Interpretation; Construction................................  A-41
  8.7.  Amendment...................................................  A-42
  8.8.  No Third Party Beneficiaries................................  A-42
  8.9.  Governing Law...............................................  A-42
        Entire Agreement............................................
 8.10.                                                                A-42
        Validity....................................................
 8.11.                                                                A-42

EXHIBITS

                            EXHIBITS
                            --------
A    Stock Option Agreement
B    Voting Agreement
C    Certificate of Merger
D    Form of Company Affiliate Letter
E    Form of Parent Affiliate Letter

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated May 7, 2000, is made and entered into by and among QLogic Corporation, a Delaware corporation ("Parent"), Amino Acquisition Corp., a Minnesota corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Ancor Communications, Incorporated, a Minnesota corporation (the "Company"). Merger Sub and the Company are sometimes collectively referred to as the "Constituent Corporations."

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Merger Sub be merged with and into the Company in accordance with the Minnesota Business Corporation Act (the "MBCA") and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and will be a wholly owned subsidiary of Parent (the "Merger"); and

     WHEREAS, for financial reporting purposes the parties intend that the Merger shall be accounted for as a "pooling of interests." The Company believes, after consultation with its independent accountants, KPMG LLP, that the Company will qualify as a party to a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the Securities and Exchange Commission (collectively, "Opinion 16"), and shall provide to Parent an opinion letter from its independent accountants, KPMG LLP, addressed to the Company, stating that, based on its familiarity with the Company, the Company will qualify as a party to a pooling-of-interests transaction under Opinion 16. Parent believes, after consultation with its independent accountants, KPMG LLP, that Parent will qualify as a party to a pooling-of-interests transaction under Opinion 16, and shall provide to the Company an opinion letter from its independent accountants, KPMG LLP, addressed to Parent, stating that, as of the date of such letter, based on its familiarity with Parent, Parent will qualify as a party to a pooling-of-interests transaction under Opinion 16; and

     WHEREAS, for United States federal income tax purposes, the parties intend that the Merger shall qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a "plan of reorganization" within the meaning of the Code; and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger; and

     WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Parent and the Company are concurrently entering into a Stock Option Agreement (the "Company Option Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which the Company will grant Parent an option exercisable upon the occurrence of certain events;

     WHEREAS, as a condition to, and upon the execution of, this Agreement, certain officers of the Company are entering into employment agreements with the Company, and the Chief Executive Officer of the Company is entering into a consulting agreement with Parent; and

     WHEREAS, as an inducement to Parent to enter into this Agreement, certain shareholders of the Company are concurrently herewith entering into a Voting Agreement (the "Voting Agreement") in substantially the form attached hereto as Exhibit B, whereby each such shareholder agrees to vote in favor of the Merger and all other transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and in the Articles of Merger (as defined in Section 1.3 hereof), the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. At the Effective Time (as defined in Section 1.3 hereof), subject to the terms and conditions of this Agreement and the Articles of Merger (as defined in Section 1.3 hereof), Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

     1.3. Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto will cause the Articles of Merger, the form of which is attached hereto as Exhibit C (the "Articles of Merger") to be executed, delivered and filed with the Secretary of State of the State of Minnesota in accordance with the applicable provisions of the MBCA at the time of the Closing (as defined in Section 1.7 hereof). The Merger shall become effective upon filing of the Articles of Merger with the Secretary of State of the State of Minnesota, or at such later time as may be agreed to by the parties and set forth in the Articles of Merger. The time of effectiveness is herein referred to as the "Effective Time." The day on which the Effective Time shall occur is herein referred to as the "Effective Date."

     1.4. Articles of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, as amended as set forth in an exhibit to the Articles of Merger. From and after the Effective Time and until further amended in accordance with law, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     1.5. Directors and Officers. From and after the Effective Time, the directors of the Surviving Corporation shall be the persons who were the directors of Merger Sub immediately prior to the Effective Time, and the officers of the Surviving Corporation shall be the persons who were the officers of Merger Sub immediately prior to the Effective Time. Said directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

     1.6. Taking of Necessary Action; Further Action. Parent, Merger Sub and the Company, respectively, shall each use its or their commercially reasonable best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the MBCA at the time specified in Section 1.3 hereof. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     1.7. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Stradling Yocca Carlson & Rauth, P.C., 660 Newport Center Drive, Suite 1600, Newport Beach, California, within three business days after the date on which the last of the conditions set forth in Article VI shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and the Company (the "Closing Date"). The Closing will be effective as of the Effective Time.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of any shares of Company Common Stock (as defined below) or the holder of any options, warrants or other rights to acquire or receive shares of Company Common Stock, the following shall occur:

          (a) Conversion of Company Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.1(g) below)) will be canceled and extinguished and be converted automatically into the right to receive 0.5275 shares (the "Exchange Ratio") of common stock, par value $.001 per share, of the Parent (the "Parent Common Stock"). All references in this Agreement to Parent Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights to purchase shares of Parent Common Stock pursuant to the Parent SRP Plan (defined in Section 4.2 hereof), except where the context otherwise requires.

          (b) Cancellation of Company Common Stock Owned by Parent or
     Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Company Stock Option Plans. At the Effective Time, the Company's 1990 Stock Plan, 1994 Long-Term Incentive and Stock Option Plan and the Company's Non-Employee Director Stock Option Plan (collectively, the "Company Stock Option Plans") and all options to purchase Company Common Stock then outstanding under the Company Stock Option Plans shall be assumed by Parent in accordance with Section 2.2 hereof.

          (d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, $.01 par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted in the event of (i) any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, combination, exchange of shares, adjustment or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time or (ii) any increase in the number of shares of Company Common Stock on a fully diluted, as-converted basis (i.e., assuming issuance of all shares of Common Stock issuable upon the exercise or conversion of all securities outstanding immediately prior to the Effective Time which are convertible into or exercisable for shares of Company Common Stock, whether or not vested), other than increases resulting from transactions permitted in
     Section 5.1 hereof, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, combination, exchange of shares, adjustment or like change or increase.

          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash without interest (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing sale price for a share of Parent Common Stock on the Nasdaq National Market on the trading day immediately prior to the Effective Time.

          (g) Dissenting Shares. (i) Notwithstanding anything in this Agreement to the contrary, if Section 302A.471 of the MCBA shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding prior to the Effective Date and which are held by shareholders who (A) have not voted such shares in favor of the Merger, (B) shall have delivered, prior to any vote on the Merger, a written demand for the fair value of such shares in the manner provided in Section 302A.473 of the MBCA and (C) as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the shares of Parent Common Stock pursuant to Section 2.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by Section 302A.473 of the MBCA. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Sections 302A.471 and 302A.473 of the MBCA shall receive payment therefor from the Surviving Corporation in accordance with the MBCA; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 302A.473 of the MBCA, such holder or holders (as the case may be) shall forfeit the right of appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the applicable shares of Parent Common Stock, as provided in Section 2.1 hereof.

          (ii) The Company shall give Parent (A) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Section 302A.473 of the MBCA received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under Section 302A.473 of the MBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

     2.2. Stock Options.

     (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans (each, a "Company Option"), whether vested or unvested immediately prior to the Effective Time, shall be assumed by Parent and converted into an option (each, a "Parent Option") to acquire, on substantially the same terms and conditions, including but not limited to any performance criteria with respect to the Company's business operations set forth in the applicable stock option agreements as were applicable under such Company Option, the number of whole shares of Parent Common Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, as adjusted pursuant to Section 2.1(e) above (rounded down to the nearest whole number of shares of Parent Common Stock), and the per share exercise price of the shares of Parent Common Stock issuable upon exercise of such Parent Option shall be equal to the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, as adjusted pursuant to Section 2.1(e) above (rounded up to the nearest whole cent). Other than pursuant to the terms of existing commitments (all of which commitments are identified in Section 2.2 of the Company Disclosure Letter (as defined in the preamble to Article III hereof)), the Company shall not, and shall cause any Company Stock Option Plan administrator not to, take any action prior to the Effective Time that will extend the exercise period of any Company Option or cause the vesting period of any Company Option to accelerate under any circumstances, regardless of whether such circumstances are to occur before or after the Effective Time, or otherwise amend the terms of outstanding Company Options.

     (b) All outstanding rights of the Company which it may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock (the "Repurchase Options") shall continue in effect following the Merger and shall continue to be exercisable by the Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per shall be adjusted to reflect the conversion to Parent Common Stock and the Exchange Ratio.

     (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options and to file all documents required to be filed to cause the shares of Parent Common Stock issuable upon exercise of the Parent Options to be listed on the Nasdaq National Market. As soon as practicable after the Effective Time, but no later than five business days after the Effective Time, Parent shall file a registration statement with the U.S. Securities and Exchange Commission (the "SEC") on Form S-8 (or any successor form) or another appropriate form with respect to the Parent Common Stock subject to such Parent Options, and shall use all commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding. As soon as practicable after the Effective Time, Parent shall inform in writing the holders of Company Options of their rights pursuant to the Company Stock Option Plans and the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 2.2(a) hereof), after giving effect to the Merger and the assumption by Parent of the Company Options as set forth herein.

     (d) In the case of any Company Option to which Section 421 of the Code applies by reason of Section 422 of the Code ("Incentive Stock Options"), the option exercise price, the number of shares of Parent Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

     (e) Parent will make good faith efforts to ensure, to the extent permitted by the Code and to the extent required by and subject to the terms of any such Incentive Stock Options, that Company Options which qualified as Incentive Stock Options prior to the Closing Date continue to qualify as Incentive Stock Options of Parent after the Closing.

     2.3. Warrants. At the Effective Time, each warrant to purchase shares of Company Common Stock outstanding immediately prior to the Effective Date (each, a "Company Warrant") shall be assumed by Parent and converted into a warrant (each a "Parent Warrant") to acquire, on substantially the same terms and conditions, the number of whole shares of Parent Common Stock equal to the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, as adjusted pursuant to Section 2.1(e) above (rounded down to the nearest whole number of shares of Parent Common Stock), and the per share exercise price of the shares of the Parent Common Stock issuable upon exercise of such Parent Warrant shall be equal to the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time divided by the Exchange Ratio, as adjusted pursuant to
Section 2.1(e) above (rounded up to the nearest whole cent). Other than pursuant to the terms of existing commitments (all of which commitments are identified in Section 2.3 of the Company Disclosure Letter), the Company shall not take any action prior to the Effective Time that will extend the exercise period of any Company Warrant or otherwise amend the terms of outstanding Company Warrants.

     2.4. Employee Stock Purchase Plan. The parties acknowledge that the Company's 1995 Employee Stock Purchase Plan, as amended (the "ESPP"), shall continue to operate in accordance with its terms following the execution of this Agreement, except as provided below. Unless previously terminated, effective as of the date of approval of the Merger by the shareholders of the Company, each outstanding purchase right to be exercised in accordance with the ESPP, the Company shall cause the ESPP to terminate, and no purchase rights shall be subsequently granted or exercised under the ESPP. The Company shall take all actions necessary to ensure that the ESPP will not be amended or modified in any respect after the date hereof, except to effect the terms of this Section 2.4. Notwithstanding the foregoing, the Company shall cause such amendments to be made to the ESPP such that, following such amendments, the operation of the ESPP will not cause "pooling-of-interests" accounting treatment to be unavailable for the transactions contemplated by the Agreement.

     2.5. Exchange of Certificates.

     (a) Prior to the Effective Time, Parent shall designate a commercial bank, trust company or other financial institution, which may include Parent's stock transfer agent, to act as exchange agent ("Exchange Agent") in the Merger.

     (b) Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II, (i) the aggregate number of shares of Parent Common Stock issuable pursuant to Section
2.1 in exchange for outstanding shares of

Company Common Stock, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.1(f) (the "Exchange Fund").

     (c) Promptly, and in any event no later than ten business days after the Effective Time, the Parent shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify and which shall be reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange a certificate representing the number of whole shares of Parent Common Stock, plus cash in lieu of fractional shares in accordance with Section 2.1(f), to which such holder is entitled pursuant to Section 2.1, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.5, each Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount of cash in lieu of the issuance of any fractional shares in accordance with Section 2.1(f).

     (d) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

     (e) None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amount properly delivered to a public official in compliance with any abandoned property, escheat or similar law.

     (f) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by law.

     (g) Subject to any applicable escheat or similar laws, any portion of the Exchange Fund that remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered by the Exchange Agent to Parent, upon demand of Parent, and any former shareholders of the Company shall thereafter look only to Parent for satisfaction of their claim for certificates representing shares of Parent Common Stock in exchange for their shares of Company Common Stock pursuant to the terms of Section 2.1 hereof.

     (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably acceptable to the Exchange Agent, by the person claiming such Certificate to be lost, stolen or destroyed, and complying with such other conditions as the Exchange Agent may reasonably impose (including the execution of an indemnification undertaking or the posting of an indemnity bond or other surety in favor of the Exchange Agent and Parent with respect to the Certificate alleged to be lost, stolen or destroyed), the Exchange Agent will deliver to such person, such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to Section 2.1.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Merger Sub and Parent that the statements contained in this Article III are true and correct, except as set forth in the letter delivered by the Company to Merger Sub on the date hereof (the "Company Disclosure Letter") (which Company Disclosure Letter sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply):

     3.1. Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) is a company duly incorporated, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation and each such entity has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or other applicable charter document (any such document of any business entity hereinafter referred to as its "Charter Document") or its Bylaws, or other applicable organizational document (any such documents of any business entity hereinafter referred to as its "Governing Document"). The Company has delivered to Merger Sub accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Company and its Subsidiaries. As used in this Agreement, the term "Company Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business or financial condition of the Company and its Subsidiaries, taken as a whole (other than any such change, effect, event or condition that arises as a result of the transactions contemplated hereby), or (ii) would prevent or materially impair the Company's ability to consummate the transactions contemplated hereby. As used in this Agreement, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

     3.2. Capital Stock of Subsidiaries. Neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any share of capital stock or any equity or ownership interest in any company, corporation, partnership, association, joint venture, business, trust or other entity, except for the Subsidiaries described in the Company SEC Reports (as defined in Section 3.6(a) hereof) or listed in Section 3.2 of the Company Disclosure Letter, and except for ownership of securities in any publicly traded company held for investment by the Company or any of its Subsidiaries and comprising less than five percent of the outstanding stock of such company. Except as set forth in Section 3.2 of the Company Disclosure Letter, the Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its Subsidiaries and no equity securities of any of such Subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such Subsidiary is bound to issue, transfer or sell any shares of such capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 3.2 of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien, pledge, security interest or other encumbrance of any kind (collectively "Liens") with respect thereto other than restrictions on transfer pursuant to applicable securities laws.

     3.3. Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share (of which 400,000 shares are designated Series D Junior Participating Preferred Stock) (the "Company Preferred Stock"). As of the close of business on May 5, 2000 (the "Company Measurement Date"), (a) 29,289,786 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, (c) the Company had no shares of Company Common Stock held in its treasury, (d) 4,621,887 shares of Company Common Stock were reserved for issuance under the Company Stock Option Plans and the ESPP, (e) Company Options to purchase 3,387,419 shares of Company Common Stock in the aggregate had been granted and remained outstanding under the Company Stock Option Plans, (f) Company Warrants to purchase 1,505,169 shares of Company Common Stock were outstanding, (g) rights (the "Preferred Rights") to purchase 292,898 shares of Series D Junior Participating Preferred Stock pursuant to the Company Rights Agreement (as defined in Section 3.25) were issued and outstanding, and (h) except for the Company Options, Company Warrants, Preferred Rights and rights to the issuance of shares of Company Common Stock under the ESPP, there were no outstanding Rights (defined below). Except as permitted by Section 5.1(b), since the Company Measurement Date, no additional shares in the Company have been issued and no Rights have been granted. Except as described in the preceding sentence or as set forth in Section 3.3 of the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any shareholder of the Company has a right to vote. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not as of the date hereof any existing options, warrants, stock appreciation rights, stock issuance rights, calls, subscriptions, convertible securities or other rights which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares of the capital stock of the Company or any of its Subsidiaries, other than rights to purchase shares of Series D Junior Participating Preferred Stock pursuant to the Company Rights Agreement, Company Common Stock issuable under the Company Stock Option Plans, Company Warrants, Preferred Rights and the ESPP, or awards granted pursuant thereto (collectively, "Rights"). As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, reprice, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

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     3.4. Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the Company Option Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the Merger and the other transactions contemplated hereby and thereby under applicable law. The execution and delivery of this Agreement and the Company Option Agreement and the consummation of the Merger and other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Option Agreement or to consummate the Merger or other transactions contemplated hereby and thereby (other than approval by the Company's shareholders required by applicable law). This Agreement and the Company Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, each constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

     3.5. No Conflict; Required Filings and Consents.

     (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by
Section 3.5(b) hereof, neither the execution and delivery of this Agreement or the Company Option Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) their respective Charter Documents or Governing Documents, (y) any note, bond, charge, lien, pledge, mortgage, indenture or deed of trust to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) (y) and (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a "Governmental Entity") is required to be obtained, made or given by the Company in connection with the execution and delivery of this Agreement or the Company Option Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby or thereby except (i) (A) the filing of the Articles of Merger as provided in Section 1.3 hereof, (B) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (C) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 3.26 hereof) and such reports under Sections 13(a), 13(d), 15(d) or 16(a) with the SEC in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and the Securities Act of 1933, as amended, and the rules

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and regulations promulgated thereunder (the "Securities Act"), as may be required in connection with this Agreement, the Company Option Agreement and the transactions contemplated hereby or thereby, or (D) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.6. SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Company SEC Reports") with the SEC. The Company SEC Reports (i) were prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Company SEC Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

     (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in such Company SEC Reports (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for footnotes and normal year-end adjustments).

     (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be shown on the face of a balance sheet or disclosed in notes to financial statements under United States generally accepted accounting principles, except (i) liabilities recorded on the Company's balance sheet at December 31, 1999 (the "Balance Sheet") included in the financial statements referred in Section 3.6(a) hereof and the notes thereto, or
(ii) liabilities or obligations incurred since December 31, 1999 (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.7. Absence of Changes or Events. Except as set forth in Section 3.7 of the Company Disclosure Letter or in the Company SEC Reports, since December 31, 1999 through the date of this Agreement, the Company and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

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Effect, and the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     3.8. Litigation. Except as disclosed in the Company SEC Reports or as set forth in Section 3.8 of the Company Disclosure Letter, there is no (a) claim, action, suit or proceeding pending or, to the Knowledge (as defined in Section
8.6 hereof) of the Company or any of its Subsidiaries, threatened against or relating to the Company or any of its Subsidiaries, or (b) outstanding judgment, order, writ, injunction or decree (collectively, "Orders"), or application, request or motion therefor, in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any Subsidiary is in default in any material respect with respect to any such Order.

     3.9. Title to Properties. The Company does not own any real property. The Company has heretofore made available to Parent correct and complete copies of all leases, subleases and other agreements (collectively, the "Real Property Leases") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "Leased Real Property"), including without limitation all modifications, amendments and supplements thereto. Except in each case where the failure would not, individually or in the aggregate, have a Company Material Adverse Effect or except as otherwise set forth in Section 3.9 of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except liens of record and other permitted liens and each Real Property Lease is in full force and effect, (ii) all rent and other sums and charges due and payable by the Company or its Subsidiaries as tenants thereunder are current in all material respects, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Knowledge of the Company or any such Subsidiary, the landlord, exists under any Real Property Lease, (iv) the Company or one of its Subsidiaries is in actual possession of each Leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease and applicable law, and (v) the Company and its Subsidiaries own outright all of the personal property (except for leased property or assets for which it has a valid and enforceable right to use) which is reflected on the Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice and except for liens of record and other permitted liens. Except where the failure would not, individually or in the aggregate, have a Company Material Adverse Effect, the plant, property and equipment of the Company and its Subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to ordinary wear and tear, and, subject to normal maintenance, are available for use.

     3.10. Certain Contracts. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of (i) any agreement, contract or commitment required to be filed as an exhibit to the Company SEC Reports (including any agreements, contracts or commitments entered into since December 31, 1999 that will be required to be filed by the Company with the SEC in any report), (ii) any agreements, contracts or commitments with manufacturers, suppliers, sales representatives, distributors, or OEM strategic partners of the Company pursuant to which the Company recognized revenues or payments in excess of $200,000 for the twelve-month period ended December 31, 1999, or (iii) any agreements, contracts or commitments containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person (as defined in Section 8.6 hereof), or that include any exclusivity provision or involve any restriction on the geographic area in which the Company or any of its Subsidiaries may carry on its business (collectively, "Company Material Contracts"),

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in such a manner as, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Section 3.10 of the Company Disclosure Letter lists each Company Material Contract described in clauses (ii) and (iii) of the preceding sentence. Each Company Material Contract that has not expired by its terms is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure of such Company Material Contract to be in full force and effect or to be legal, valid, binding or enforceable against the Company and/or its Subsidiaries has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Letter, no consent, approval, waiver or authorization of, or notice to any Person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Merger and the other transactions contemplated by this Agreement.

     3.11. Compliance with Law. Except where the failure would not have a Company Material Adverse Effect, all activities of the Company and its Subsidiaries have been, and are currently being, conducted in compliance in all material respects with all applicable United States federal, state, provincial and local and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, and Orders of any court or other Governmental Entity or any nongovernmental self-regulatory agency, and no notice has been received by the Company or any Subsidiary of any claims filed against the Company or any Subsidiary alleging a violation of any such laws, regulations or other requirements which would be required to be disclosed in any Company SEC Report or any New SEC Report (as defined in Section 5.18 hereof). The Company Stock Option Plans and the ESPP have been duly authorized, approved and operated in compliance in all material respects with all applicable securities, corporate and other laws of each jurisdiction in which participants of such plans are located. The Company and its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.12. Intellectual Property Rights; Year 2000.

     (a) The Company and its Subsidiaries own, or are validly licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, domain names and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks, domain names and copyrights, and all database rights, net lists, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or presently planned to be conducted, except for such rights the absence of which would not be reasonably expected to have a Company Material Adverse Effect (the "Company Intellectual Property Rights"). The Company and its Subsidiaries have taken all action reasonably necessary to protect the Company Intellectual Property Rights which is customary in the industry, including without limitation, use of reasonable secrecy measures to protect the trade secrets included in the Company Intellectual Property Rights.

     (b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the

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right to terminate or modify, any material license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any material licenses, sublicenses or other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets ("Company Third Party Intellectual Property Rights"), including software that is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries, the breach of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Letter, under the caption referencing this Section 3.12, lists all royalties, license fees, sublicense fees or similar obligations requiring payment in excess of $100,000 per year by the Company or any Subsidiary for any Company Third Party Intellectual Property Rights that are used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries.

     (c) All patents, registered trademarks, service marks, domain names and copyrights which are held by the Company or any of its Subsidiaries, the loss or invalidity of which would reasonably be expected to cause a Company Material Adverse Effect, are valid and subsisting. The Company (i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement or misappropriation of any patents, trademarks, service marks, domain names, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no Knowledge that the manufacturing, marketing, licensing or sale of its products or services infringe upon, misappropriate or otherwise come into conflict with any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, misappropriation or conflict in the cases of clause (i) and (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other Person has interfered with, infringed upon, or otherwise come into conflict with any Company Intellectual Property Rights or other proprietary information of the Company or any of its Subsidiaries which has or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (d) Except where the failure to do so would not have a Company Material Adverse Effect, each employee, agent, consultant or contractor who has materially contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company, any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to an agreement under which the Company or such Subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company, such Subsidiary or such predecessor in interest, as applicable, all right, title and interest in such material.

     (e) The Company and its Subsidiaries have experienced no material disruption or interruption of their business or operations as a result of or related to any of their information systems, data processing and other hardware, software and other systems, facilities, programs and procedures used or sold by the Company or any of its Subsidiaries (collectively, "Information Systems") failing to be Y2K Compliant. "Y2K Compliant" means, with respect to any Information System, that such Information System (i) handles date information involving any and all dates before, during and/or after January 1, 2000, including accepting input, providing output and performing date calculations in whole or in part; (ii) operates accurately without interruption on and in respect of any and all dates before, during and/or after January 1, 2000 and without any change in performance; (iii) responds to and processes two-digit year input without creating any ambiguity as to the century; and (iv) stores and provides date input information without creating any ambiguity as to the century, in each case without utilizing bridges, gateways and the like while still preserving the level of functionality,

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usability, reliability, efficiency, performance and accessibility of such data and associated programs as existed prior to any modification to such Information System and its constituent elements to make the same Y2K Compliant.

     3.13. Taxes.

     (a) "Tax" or "Taxes" shall mean all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors for any jurisdiction in which the Company or any of its Subsidiaries does business (to the extent required under applicable Tax law), together with all interest, penalties and additions imposed with respect to such amounts.

     (b) Except as set forth in (or resulting from matters set forth in) Section
3.13 of the Company Disclosure Letter or as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (i) the Company and its Subsidiaries have prepared and timely filed with the appropriate governmental agencies all franchise, income, sales and all other material Tax returns and reports required to be filed on or before the Effective Time (collectively "Returns"), taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its Subsidiaries;

          (ii) all Taxes of the Company and its Subsidiaries shown on such Returns or otherwise known by the Company to be due or payable have been timely paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings or which are adequately reserved for in accordance with generally accepted accounting principles;

          (iii) all deficiencies resulting from Tax examinations of income, sales and franchise and all other material Returns filed by the Company and its Subsidiaries in any jurisdiction in which such Returns are required to be so filed have either been paid or are being contested in good faith by appropriate proceedings;

          (iv) no deficiency has been asserted or assessed against the Company or any of its Subsidiaries which has not been satisfied or otherwise resolved, and no examination of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened for any material amount of Tax by any taxing authority;

          (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Return has been requested, which Return has not since been filed;

          (vi) all Returns filed by the Company and its Subsidiaries are correct and complete in all material respects or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

          (vii) to the Knowledge of the Company, no Tax liens have been filed with respect to any Taxes;

          (viii) neither the Company nor any of its Subsidiaries have made since January 1, 1997, and none will make, any voluntary adjustment by reason of a change in their accounting methods for any pre-Merger period;

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

          (ix) the Company and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees;

          (x) the Company and its Subsidiaries are not parties to any Tax sharing or Tax matters agreement; and

          (xi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is liable to be assessed for or made accountable for any Tax for which any other person or persons may be liable to be assessed or made accountable whether by virtue of the entering into or the consummation of the Merger or by virtue of any act or acts done by or which may be done by or any circumstance or circumstances involving or which may involve any other person or persons.

     (c) The Company and its Subsidiaries are not parties to any agreement, contract, or arrangement that would, as a result of the transactions contemplated hereby, result, separately or in the aggregate, in (i) the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Merger or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code.

     3.14. Employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, arrangement or labor contract with a labor union or labor organization, whether formal or otherwise. The Company Disclosure Letter, under the caption referencing this Section 3.14, lists all employment, severance and change of control agreements (or any other agreements that may result in the acceleration of outstanding options) of the Company or its Subsidiaries. Each of the Company and its Subsidiaries is in compliance with all applicable laws (including, without limitation, all applicable extension orders) respecting employment and employment practices, terms and conditions of employment, equal opportunity, anti-discrimination laws, and wages and hours, except where such noncompliance has not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or, to the Knowledge of the Company or any of its Subsidiaries, any unfair labor practice complaints, labor disturbances or other controversies respecting employment which are pending or threatened which, if they actually occurred, would reasonably be expected to have a Company Material Adverse Effect) against the Company or any of its Subsidiaries.

     3.15. Employee Benefit Plans.

     (a) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and "Plan" means every plan, fund, contract, program and arrangement (whether written or not) which is maintained or contributed to by the Company and its Subsidiaries for the benefit of present or former employees or with respect to which the Company and its Subsidiaries otherwise has current or potential liability. "Plan" includes any arrangement intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness, accident, or cafeteria plan benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, change in control benefits or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). The Company Disclosure Letter, under the caption referencing this Section 3.15(a), sets forth all material Plans by name and brief description.

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

     (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all Plans comply and have complied with the requirements of ERISA, the Code and other applicable law, except where such noncompliance would not, individually or in the aggregate, have a Company Material Adverse Effect. With respect to the Plans, (i) all required contributions which are due have been made and an accrual required by generally accepted accounting principles has been made on the books and records of the Company or its Subsidiaries for all future contribution obligations; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no nonexempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code), except for such transactions, if any, which have not had and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect. Except as otherwise disclosed in the Company Disclosure Letter under the caption referencing this Section 3.15(b), all benefits under the Plans (other than Code
Section 125 cafeteria plans) are payable either through a fully-funded trust or an insurance contract and no welfare benefit Plan (as defined in Section 3(1) of ERISA) is self-funded.

     (c) Parent has received true and complete copies of (i) all Plan documents, including related trust agreements or funding arrangements; (ii) the most recent determination letter, if any, received by the Company or its Subsidiaries from the Internal Revenue Service (the "IRS") regarding the Plans and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (iii) current summary plan descriptions; and (iv) annual returns/reports on Form 5500 and summary annual reports for the most recent plan year. To the Knowledge of the Company, nothing has occurred that could materially adversely affect the qualification of the Plans and their related trusts under Section 401(a) of the Code.

     (d) Except as set forth in Section 3.15 of the Company Disclosure Letter, the Company does not maintain or contribute to (and has never contributed to) any multi-employer plan, as defined in Section 3(37) of ERISA. Neither the Company nor any of its Subsidiaries has any actual or potential material liabilities under Title IV of ERISA, including under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan.

     (e) Neither the Company nor any of its Subsidiaries has any actual or potential material liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth in Section 3.15 of the Company Disclosure Letter and (ii) health care continuation benefits described in Section 4980B of the Code.

     (f) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or other "fiduciaries", as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Parent or any of their respective directors, officers or employees to any liability under ERISA or any applicable law, except for such breaches, if any, which have not had and would not, individual or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

     (g) There are no other trades or businesses (other than Subsidiaries of the Company), whether or not incorporated, which, together with the Company, would be deemed to be a "single employer" within the meaning of Code Sections 414(b),
(c) or (m).

     (h) Except with respect to Taxes on benefits paid or provided, no Tax has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary or the Company) with respect to the operations of, or any transactions with respect to, any Plan which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No action has been taken by the Company, nor has

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there been any failure by the Company to take any action, nor is any action or failure to take action contemplated by the Company (including all actions contemplated under this Agreement), that would subject any person or entity to any liability or Tax imposed by the IRS or DOL in connection with any Plan, except for such liability or Tax that has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No reserve for any Taxes has been established with respect to any Plan by the Company nor has any advice been given to the Company with respect to the need to establish such a reserve, except for such reserves which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (i) There are no (i) legal, administrative or other proceedings or governmental investigations or audits, or (ii) complaints to or by any Governmental Entity, which are pending, anticipated or, to the Knowledge of the Company, threatened, against any Plan or its assets, or against any Plan fiduciary or administrator, or against the Company or its officers or employees with respect to any Plan which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (j) There are no leased employees, as defined in Section 414(n) of the Code, providing services to the Company or its Subsidiaries, that must be taken into account with respect to the requirements under Section 414(n)(3) of the Code.

     (k) Each Plan may be terminated directly or indirectly by Parent and the Company, in their sole discretion, at any time before or after the Effective Date in accordance with its terms, without causing the Parent or the Company to incur any liability to any person, entity or government agency for any conduct, practice or omission of the Company which occurred prior to the Effective Date, except for (i) liabilities to, and the rights of, the employees thereunder accrued prior to the Effective Date, or if later, the time of termination, (ii) continuation rights required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law, and (iii) liabilities which would not have a Company Material Adverse Effect.

     3.16. Environmental Matters.

     (a) The Company and its Subsidiaries (i) have been in compliance and are presently complying in all material respects with all applicable health, safety and Environmental Laws (defined below), and (ii) have obtained all material permits, licenses and authorizations which are required under all applicable health, safety and Environmental Laws and are in compliance in all material respects with such permits, licenses and authorizations, except in each case for such failure to comply or to obtain permits, licenses or authorizations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, (i) none of the Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Materials in quantities which require investigation or remediation under Environmental Laws, (ii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination, and (iii) there is no environmental matter which could reasonably be expected to expose the Company or any of its Subsidiaries to a claim to clean-up any Hazardous Materials or otherwise to remedy any pollution or damage at any of the properties utilized in the Company's business under any Environmental Laws, that would, with respect to any of (i), (ii) or (iii) above, be required to be disclosed in the Company SEC Reports.

     (b) For purposes of this Agreement, the term (i) "Environmental Laws" means all applicable United States federal, state, provincial, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable United States federal, state, provincial, local and other foreign laws,

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rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement), and (ii) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any United States federal, state, provincial, local or other foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company or any of its Subsidiaries to any imposition of costs or liability under any Environmental Law.

     3.17. Insurance. The Company is adequately covered by insurance policies currently in force with respect to its business and properties. Except as disclosed in Section 3.17 of the Company Disclosure Letter, there are no claims outstanding under any insurance policy which could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and, to the Knowledge of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has failed to give any notice or to present any such claim with respect to its business under any such policy in due and timely fashion, except where such failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.18. Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (nor any person representing the Company or any of its Subsidiaries) has at any time during the last five years (a) made any payment in violation of the Foreign Corrupt Practices Act or similar laws of other countries where the Company engages in business, or (b) made any payment to any foreign, federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

     3.19. Export Control Laws. The Company has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.

     3.20. Finders or Brokers. Except for such Persons as set forth in Section
3.20 of the Company Disclosure Letter, whose fees will be paid by the Company, none of the Company, the Subsidiaries of the Company, the Board of Directors of the Company (the "Company Board") or any member of the Company Board has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

     3.21. Board Recommendation. The Company Board has, at a meeting of such Company Board duly held on May 7, 2000, approved and adopted this Agreement, the Merger, the Company Option Agreement and the other transactions contemplated hereby and thereby, declared the advisability of the Merger and recommended that the shareholders of the Company approve the Merger and the other transactions contemplated hereby, and has not as of the date hereof rescinded or modified in any respect any of such actions.

     3.22. Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Shareholders Meeting (as defined in Section 3.26 hereof) is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

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

     3.23. Opinion of Financial Advisor. The Company has received the oral opinion of Goldman, Sachs & Co. on the date of the meeting of the Company Board referenced in Section 3.21 above, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

     3.24. Tax Matters. Neither the Company nor, to its Knowledge, any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the business combination to be effected by the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368 of the Code.

     3.25. State Takeover Statutes; Rights Agreement. The Company Board has taken all actions so that the restrictions contained in Section 302A.673 of the MBCA applicable to a "business combination" (as defined in Section 302A.673 of the MBCA) will not apply to the execution, delivery of performance of this Agreement or the Company Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or by the Company Option Agreement. The Company has taken all actions and completed all amendments, if any, necessary or appropriate so that (a) the Rights Agreement, dated as of November 10, 1998, as amended, between the Company and Norwest Bank Minnesota, N.A. (the "Company Rights Agreement"), is inapplicable to the transactions contemplated by this Agreement or the Company Option Agreement, and (b) the execution of this Agreement or the Company Option Agreement and the consummation of the transactions contemplated hereby or thereby, do not and will not (i) result in Parent being an "Acquiring Person" (as such term is defined in the Company Rights Agreement), (ii) result in the ability of any person to exercise any Rights under the Company Rights Agreement, (iii) enable or require the "Rights" (as such term is defined in the Company Rights Agreement) to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable, or (iv) otherwise result in the occurrence of a "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Agreement).

     3.26. Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of Company in connection with the meeting of Company's shareholders to consider the Merger (the "Company Shareholders Meeting") and to the stockholders of Parent in connection with the meeting of Parent's stockholders to consider the Merger (the "Parent Stockholders Meeting") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Company's shareholders and the Parent stockholders, at the time of the Company Shareholders Meeting and the Parent Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or the Parent Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an

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amendment to the Registration Statement or a supplement to the Joint Proxy
Statement/ Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

     Merger Sub and Parent jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct:

     4.1. Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Minnesota. Each of Merger Sub and Parent is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Parent Material Adverse Effect (as defined below). Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Document or its Governing Document. As used in this Agreement, the term "Parent Material Adverse Effect" means any change, effect, event or condition that (i) has a material adverse effect on the assets, business or financial condition of Parent and its Subsidiaries, taken as a whole, or (ii) would prevent or materially delay Merger Sub's or Parent's ability to consummate the transactions contemplated hereby.

     4.2. Capitalization. The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock, $.001 par value per share, and 1,000,000 shares of preferred stock, $.001 par value per share (of which 200,000 shares are designated Series A Junior Participating Preferred Stock (the "Parent Preferred Stock"). As of the close of business on May 5, 2000 (the "Parent Measurement Date"), (a) 74,292,949 shares of Parent Common Stock were issued and outstanding, (b) no shares of Parent Preferred Stock were issued and outstanding, (c) 12,855,999 shares of Parent Common Stock were reserved for issuance under the stock-based benefit plans of the Parent (the "Parent Stock Plans"), (d) options to purchase 5,881,970 shares of Parent Common Stock in the aggregate had been granted and remained outstanding under the Parent Stock Plans, and (e) except for the options, rights to acquire shares of Parent Common Stock under Parent's 1998 Employee Stock Purchase Plan (the "Parent ESPP") and rights to acquire shares of Parent Common Stock pursuant to the Rights Agreement, dated as of June 4, 1996, as amended, between Parent and Harris Trust Company of California (the "Parent SRP Plan"), there were no outstanding Parental Rights (as defined below). Since the Parent Measurement Date, no additional shares of Parent Common Stock have been issued and are outstanding, except pursuant to the exercise of options and the Parent ESPP, and no Parental Rights have been granted (other than additional Parent SRP Rights issued upon the issuance of shares of Parent Common Stock). All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights created by the General Corporation Law of the State of Delaware ("DGCL") or Parent's Charter Document or Governing Document, or any other agreement with the Company. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other rights which obligate Parent or any of its Subsidiaries to issue, exchange, transfer or sell any shares of capital stock of Parent or any of its Subsidiaries, other than shares of Parent Common Stock issuable under the Parent Stock

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

Plans and the Parent ESPP, or awards granted pursuant thereto, and other than Parent SRP Rights issued upon the issuance of additional shares of Parent Common Stock (collectively, "Parental Rights").

     4.3. Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Company Option Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the Merger and the other provisions contemplated hereby and thereby under applicable law. The execution and delivery by Parent and Merger Sub of this Agreement and the Company Option Agreement, and the consummation of the Merger and the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Company Option Agreement or to consummate the Merger or other transactions contemplated hereby and thereby (other than approval by the Parent's stockholders required by applicable law). This Agreement and the Company Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and the Company Option Agreement by the Company, is a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles. The shares of Parent Common Stock to be issued by Parent pursuant to the Merger, as well as the Parent Options and the shares of Parent Common Stock to be issued upon exercise thereof: (i) have been duly authorized, and, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights, (ii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be registered under the Securities Act, and registered or exempt from registration under applicable United States "Blue Sky" laws, (iii) will, when issued in accordance with the terms of the Merger and this Agreement (or the applicable option agreements), be listed on the Nasdaq National Market and (iv) will be issued free and clear of any Liens.

     4.4. No Conflicts; Required Filings and Consents.

     (a) Neither the execution, delivery or performance of this Agreement by Merger Sub or Parent, nor the consummation of the transactions contemplated hereby, nor compliance by Merger Sub or Parent with any provision hereof will
(i) violate, conflict with or result in a breach of any provision of the Charter Documents or Governing Documents of Merger Sub or Parent, (ii) cause a default or give rise to any right of termination, cancellation or acceleration or loss of a material benefit under, or result in the creation of any lien, charge or other encumbrance upon any of the properties or assets of Merger Sub or Parent under any of the terms, conditions or provisions of any note, license, bond, deed of trust, mortgage or indenture, or any other material instrument, obligation or agreement to which Merger Sub or Parent is a party or by which its properties or assets may be bound or (iii) violate any law, judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Merger Sub or Parent or binding upon any of its properties, except for, in the case of clauses (ii) and (iii), such defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any Governmental Entity is required to be obtained, made or given by Merger Sub or Parent in connection with the execution and delivery of this Agreement or the consummation by Merger Sub of the Merger or other transactions contemplated hereby except

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(i) (A) in connection with the applicable requirements of the HSR Act, (B) the filing of a Registration Statement (defined in Section 3.26 hereof) with the SEC, in accordance with the Securities Act, as further described in Section 3.26 hereof or (C) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     4.5. SEC Filings; Financial Statements.

     (a) Parent has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 to the date hereof (collectively, as supplemented and amended since the time of filing, the "Parent SEC Reports") with the SEC. The Parent SEC Reports (i) were prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Parent SEC Report filed prior to the date of this Agreement.

     (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in such Parent SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for normal year-end adjustments).

     (c) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, whether due or to become due, known or unknown, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be disclosed under United States generally accepted accounting principles, except (i) as set forth in the Parent SEC Reports, (ii) the liabilities recorded on Parent's consolidated balance sheet at December 26, 1999 included in the financial statements referred in Section 4.5(a) hereof and the notes thereto, (iii) liabilities or obligations incurred since December 26, 1999 (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (iv) liabilities that would not be required by United States generally accepted accounting principles to be disclosed in financial statements or in the notes thereto and that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     4.6. Absence of Changes or Events. Except as set forth in the Parent SEC Reports, since December 26, 1999 through the date of this Agreement, Parent and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably likely be expected to result in a Parent Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of Parent or any of its Subsidiaries which has had, or is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse

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Effect, and Parent and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

     4.7. Litigation. Except as disclosed in the Parent SEC Reports, there is no
(i) claim, action, suit or proceeding pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries, or (ii) outstanding Orders, or application, request or motion therefor, in a proceeding to which Parent, any Subsidiary of Parent or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has not had or would not reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any Subsidiary is in default in any material respect with respect to any such Order.

     4.8. Compliance with Law. All activities of Merger Sub and Parent have been, and are currently being, conducted in compliance in all material respects with all applicable United States federal, state and local and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, Orders and other similar items of any court or other Governmental Entity or any nongovernmental self-regulatory agency, and no notice has been received by Parent of any claims filed against either Merger Sub or Parent alleging a violation of any such laws, regulations or other requirements which would be required to be disclosed in the Parent SEC Reports. Merger Sub and Parent have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

     4.9. Finders or Brokers. Except for SG Cowen Securities, whose fees will be paid by Parent, none of Parent, Merger Sub, the other Subsidiaries of Parent, the Boards of Directors of Parent and Merger Sub or any member of such Boards of Directors has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger or the other transactions contemplated hereby.

     4.10. Tax Matters. Neither Parent nor, to its Knowledge, any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the business combination to be effected by the Merger from constituting a transaction qualifying as a reorganization within the meaning of Section 368 of the Code.

     4.11. Registration Statement; Joint Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Joint Proxy Statement/Prospectus shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to the Company's shareholders and the Parent stockholders, at the time of the Company Shareholders Meeting and the Parent Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or the Parent Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or

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Merger Sub which should be set forth in an amendment to the Registration
Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     5.1. Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the earlier of (i) the termination of this Agreement or (ii) the Effective Time, each of the Company and its Subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use commercially reasonable best efforts consistent with past practice and policies to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a) amend any of its Charter Documents or Governing Documents;

          (b) authorize for issuance, issue, sell, deliver, grant any options, warrants, stock appreciation rights, or stock issuance rights for, or otherwise agree or commit to issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except (i) pursuant to and in accordance with the terms of Company Options outstanding on the Company Measurement Date or granted pursuant to clause
     (iv) below, (ii) pursuant to the ESPP (to the extent shares of Company Common Stock have been paid for with payroll deductions), (iii) pursuant to and in accordance with the terms of Company Warrants outstanding on the Company Measurement Date, or (iv) the grant of Company Options consistent with past practices to new employees, which Company Options will represent the right to acquire no more than 20,000 shares of Company Common Stock per new employee; provided however, that the current form of agreement under the Company Stock Option Plans shall be amended to no longer include any provisions providing for acceleration of vesting upon a change of control, and any other form used by the Company shall be in a form reasonably acceptable to Parent;

          (c) subdivide, cancel, consolidate or reclassify any shares of its capital stock, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries, except as otherwise expressly provided in this Agreement;

          (d)(i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company); or (iii) make any material loans,

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     advances or capital contributions to, or investments in, any other person
     (other than to Subsidiaries of the Company);

          (e) except as otherwise expressly contemplated by this Agreement, (i) increase in any manner the compensation of (A) any employee who is not an officer of the Company or any Subsidiary (a "NonExecutive Employee"), except in the ordinary course of business consistent with past practice or
     (B) any of its directors or officers, except in the ordinary course of business, consistent with past practice, after consultation with Parent,
     (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into, amend or agree to enter into or amend any agreement or arrangement with any such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required to comply with law or under currently existing agreements, plans or arrangements or with respect to NonExecutive Employees, in the ordinary course of business consistent with past practice; (iii) grant any rights to receive any severance or termination pay to, or enter into or amend any employment or severance agreement with, any employee or any of its directors or officers, except as required by applicable law or with respect to severance or termination pay to NonExecutive Employees in the ordinary course of business, consistent with past practices; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, share purchase, share option, share appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

          (f) except as otherwise expressly contemplated by this Agreement, enter into, amend in any material respect or terminate any Company Material Contracts other than in the ordinary course of business consistent with past practice;

          (g) sell, lease, license, mortgage or dispose of any of its properties or assets, other than (i) transactions in the ordinary course of business consistent with past practice, (ii) sales of assets, for the fair market value thereof, which sales do not individually or in the aggregate exceed $500,000 or (iii) as may be required or contemplated by this Agreement;

          (h) except as otherwise contemplated by the Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than the acquisition of assets that is in the ordinary course of business consistent with past practice and which are contemplated within the budget previously provided in writing by the Company to the Parent without the prior written consent of Parent, which consent will not be unreasonably withheld;

          (i) alter (through merger, liquidation, reorganization, restructuring or in any fashion) the corporate structure or ownership of the Company or any Subsidiary;

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          (j) authorize or commit to make any material capital expenditures not within the budget previously provided in writing by the Company to Parent without the prior written consent of Parent, which consent shall not be unreasonably withheld;

          (k) make any change in the accounting methods or accounting practices followed by the Company, except as required by generally accepted accounting principles or applicable law;

          (l) make any election under any applicable Tax laws which would, individually or in the aggregate, have a Company Material Adverse Effect;

          (m) take any action that (without regard to any action taken or agreed to be taken by Parent or any of its Affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

          (n) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) requiring a payment by the Company or its Subsidiaries in excess of $200,000 without the consent of Parent, which consent shall not be unreasonably withheld or delayed;

          (o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice; or

          (p) agree or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that nothing contained herein shall limit the ability of Parent to exercise its rights under the Company Option Agreement.

     5.2. Preparation of Registration Statement; Joint Proxy Statement/Prospectus; Blue Sky Laws. As promptly as practicable and no later than 20 business days after the date hereof, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as part thereof. Parent and the Company shall use all commercially reasonable best efforts to have such Registration Statement declared effective under the Securities Act as promptly as practicable after filing. The Joint Proxy Statement/Prospectus will, when prepared pursuant to this Section 5.2 and mailed to the Company's shareholders, comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act. The Joint Proxy Statement/Prospectus shall be reviewed and approved by Parent and Parent's counsel prior to the mailing of such Joint Proxy Statement/Prospectus to the Company's shareholders. Parent shall also take any action required to be taken under any applicable provincial or state securities laws (including "Blue Sky" laws) in connection with the issuance of the Parent Common Stock in the Merger; provided, however, that neither Parent nor the Company shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where any such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of Parent Common Stock or the Parent Options.

     5.3. Company Shareholder and Parent Stockholder Meetings.

     (a) The Company shall, promptly after the date hereof, take all action necessary in accordance with the MBCA and its Articles of Incorporation and Bylaws to convene the Company Shareholders Meeting within 45 days of the Registration Statement being declared

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

effective by the SEC, whether or not the Company Board determines at any time after the date hereof that the Merger is no longer advisable. The adoption of the Merger by the shareholders of the Company shall be recommended by the Company Board unless, in the good faith judgment of the Company Board, after consultation with outside counsel, taking such action would be inconsistent with its fiduciary obligations under applicable law. The Company Shareholders Meeting will be convened, held and conducted, and any proxies will be solicited, in compliance with the MCBA and applicable securities laws. The Company shall consult with Parent regarding the date of the Company Shareholders Meeting. Subject to Section 5.2 and Section 5.6 hereof, the Company shall use commercially reasonable best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other commercially reasonable actions necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

     (b) Parent shall, promptly after the date hereof, take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders Meeting within 45 days of the Registration Statement being declared effective by the SEC, whether or not the Parent Board determines at any time after the date hereof that the Merger is no longer advisable. The approval by the stockholders of the Parent of the transactions contemplated by this Agreement shall be recommended by the Parent Board unless, in the good faith judgment of the Parent Board, after consultation with outside counsel, taking such action would be inconsistent with its fiduciary obligations under applicable law. The Parent Stockholders Meeting will be convened, held and conducted, and any proxies will be solicited, in compliance with the DGCL and applicable securities laws. Parent shall consult with the Company regarding the date of the Parent Stockholders Meeting. Subject to Section 5.2 and Section 5.6 hereof, Parent shall use commercially reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Merger and shall take all other commercially reasonable actions necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

     5.4. Additional Agreements, Cooperation.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate, subject to compliance with applicable law, with each other in connection with the foregoing, including using its commercially reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any United States federal or state, foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the Company Option Agreement or the consummation of the transactions contemplated hereby or thereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities, and
(vi) to fulfill all conditions to this Agreement.

     (b) Each of the parties hereto agrees, subject to compliance with applicable law, to furnish to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act, the Exchange Act, the Securities Act or any other United States federal or state, or foreign statute or regulation. Each party hereto shall promptly inform each other party of any material communication from the U.S. Federal Trade

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

Commission or any other government or governmental authority regarding any of the transactions contemplated hereby.

     5.5. Publicity. Except as otherwise required by law or the rules of any applicable securities exchange or the Nasdaq National Market, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

     5.6. No Solicitation.

     (a) Immediately upon execution of this Agreement, the Company shall (and shall cause its officers, directors, employees, investment bankers, attorneys and other agents or representatives to) cease all discussions, negotiations, responses to inquiries (except as set forth in the proviso to this sentence) and other communications relating to any potential business combination with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursuing an Acquisition Proposal (as hereinafter defined) with the Company; provided that, this Section 5.6(a) shall not prohibit activities permitted by Section 5.6(b) in response to an inquiry initiated after the date hereof.

     (b) Prior to termination of this Agreement pursuant to Article VII hereof, the Company and its Subsidiaries shall not, nor shall the Company authorize or permit any officers, directors or employees of, or any investment bankers, attorneys or other agents or representatives retained by or acting on behalf of, the Company or any of its Subsidiaries to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, (iii) enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.6 or in any other provision of this Agreement, prior to the Company Shareholders Meeting, the Company Board may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve or recommend an unsolicited Acquisition Proposal if (A) a majority of the disinterested directors of the Company Board determines in good faith, after consultation with its independent financial advisor, that a Potential Acquiror has submitted to the Company a written Acquisition Proposal which sets forth a price or range of values to be paid by the Potential Acquiror and which, if consummated, would be more favorable to the Company's shareholders, from a financial point of view, than the Merger (a "Superior Proposal"), (B) the Company Board has determined in good faith, based on consultation with independent financial advisor, that such Potential Acquiror is financially capable of consummating such Superior Proposal, and (C) a majority of the disinterested directors of the Company Board determines in good faith, after receiving advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firm of Dorsey & Whitney LLP is so experienced), that the failure to participate in such discussions or negotiations or to furnish such information or to approve or recommend such unsolicited Acquisition Proposal is inconsistent with the Company Board's fiduciary duties under applicable law. In the event that the Company shall receive any Acquisition Proposal, it shall promptly (and in no event later than 48 hours after receipt

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

thereof) furnish to Parent the identity of the recipient of the Acquisition Proposal and of the Potential Acquiror, the terms of such Acquisition Proposal, copies of such Acquisition Proposal and all information requested by the Potential Acquiror, and shall further promptly inform Parent in writing as to the fact such information is to be provided after compliance with the terms of the preceding sentence. Notwithstanding the foregoing, the Company shall not provide any non-public information to any such Potential Acquiror unless (1) it has prior to the date thereof provided such information to Parent and Merger Sub, and (2) the Company provides such non-public information pursuant to a nondisclosure agreement with terms that are at least as restrictive as those pursuant to the Confidential Information and Non-Disclosure Agreement (the "Reciprocal Confidentiality Agreement"), dated March 6, 2000, between Parent and the Company. Nothing contained herein shall prevent the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making any disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after receiving advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firm of Dorsey & Whitney LLP is so experienced), such disclosure is required by applicable law. Without limiting the foregoing, the Company understands and agrees that any violation of the restrictions set forth in this Section 5.6(b) by the Company or any of its Subsidiaries, or by any director or officer of the Company or any of its Subsidiaries or any financial advisor, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 5.6(b) sufficient to enable Parent to terminate this Agreement pursuant to Section 7.1(d)(i) hereof.

     (c) In addition to the foregoing, the Company shall not enter into any agreement concerning an Acquisition Proposal for a period of not less than three business days after the Parent's receipt of a copy of the Acquisition Proposal.

     (d) For the purposes of this Agreement, "Acquisition Proposal" shall mean any proposal, whether in writing or otherwise, made by any person other than Parent and its Subsidiaries to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of 20% or more of the assets of, or 20% or more of the outstanding capital stock of any of the Company or its Subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Company or its Subsidiaries.

     5.7. Access to Information. From the date of this Agreement until the Effective Time, and upon reasonable notice, the Company will give Parent and its authorized representatives (including counsel, other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit Parent to make such inspections as it may reasonably require, will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request and confer with Parent to keep it reasonably informed with respect to operational and other business matters relating to the Company and its Subsidiaries and the status of satisfaction of conditions to the Closing, other than information that may not be disclosed under applicable law or in violation of an agreement or if such disclosure would result in a waiver of the attorney-client privilege; provided, however, that in any such event the parties shall cooperate in good faith to obtain waivers of such prohibitions or implement alternative methods of disclosure of material information. All information obtained by Parent pursuant to this Section 5.7 shall be kept confidential in accordance with the Reciprocal Confidentiality Agreement.

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     5.8. Notification of Certain Matters. The Company or Parent, as the case may be, shall promptly notify the other of (a) its obtaining of Knowledge as to the matters set forth in clauses (i), (ii) and (iii) below, or (b) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the institution of any claim, suit, action or proceeding arising out of or related to the Merger or the transactions contemplated hereby; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     5.9. Resignation of Officers and Directors. At or prior to the Effective Time, the Company shall deliver to Parent the resignations of such officers and directors of the Company and shall use its commercially reasonable best efforts to deliver to Parent the resignations of such officers and directors of its Subsidiaries (in each case, in their capacities as officers and directors, but not as employees if any of such persons are employees of the Company or any Subsidiary) as Parent shall specify, which resignations shall be effective at the Effective Time.

     5.10. Indemnification.

     (a) As of the Effective Time and for a period of six years following the Effective Time, Parent will indemnify and hold harmless from and against all claims, damages, losses, obligations or liabilities ("Losses") any persons who were directors or officers of the Company or any Subsidiary prior to the Effective Time (the "Indemnified Persons") to the fullest extent such person could have been indemnified for such Losses under applicable law, under the Governing Documents of the Company or any Subsidiary or under the indemnification agreements listed on Schedule 5.10 in effect immediately prior to the date hereof, with respect to any act or failure to act by any such Indemnified Person at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

     (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the MBCA or other applicable law shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Persons. Parent shall pay such counsel's fees and expenses so long as the Indemnified Persons do not challenge any such determination by such independent counsel).

     (c) In the event that Parent or any of its successors or assigns (i) consolidates with, merges or otherwise enters a business combination into or with any other person, and Parent or such successor or assign is not the continuing or surviving corporation or entity of such consolidation, merger or business combination, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 5.10 and none of the actions described in clauses (i) and (ii) above shall be consummated until such provision is made.

     (d) Parent shall maintain in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least comparable coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters (including, without limitation, extended reporting endorsements (tail coverage) on fiduciary liability with respect to all senior officers and directors of the Company), including the transactions contemplated hereby, occurring prior to, and including the Effective

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Time; provided that, in the event that any claim for any losses is asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims; and provided, further, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by the Company or any Subsidiary for such insurance. In such case, Parent shall purchase as much coverage as possible for 150% of the premiums paid as of the date hereof for such insurance, which coverage shall be at least as favorable in all material respects as that provided by Parent to its directors.

     (e) In the event any claim, action, suit, proceeding or investigation (a "Claim") for which indemnification is provided under this Section 5.10 is brought against an Indemnified Person (whether arising before or after the Effective Time) after the Effective Time Parent shall, consistent with the terms of any directors' and officers' liability insurance policy defend such Indemnified Person from such claim with counsel reasonably acceptable to such Indemnified Person; provided, however, that in the event Parent fails to provide a defense to such Claim or it would be inappropriate due to conflicts of interests that counsel for Parent also represent such Indemnified Person, (i) such Indemnified Person may retain separate counsel reasonably acceptable to Parent, (ii) the indemnifying party shall pay all reasonable fees and expenses of such counsel for such Indemnified Person as statements therefor are received, and (iii) the indemnifying party will use all commercially reasonable best efforts to assist in the defense of any such matter, provided that the indemnifying party shall not be liable for any settlement of any Claim without its written consent, which consent shall not be unreasonably withheld, and provided further, however, that not more than one such separate counsel may be retained for all Indemnified Persons at the expense of the indemnifying party (unless, and to the extent that, the joint representation of all Indemnified Persons poses an actual conflict of interest). Any Indemnified Person desiring to claim indemnification under this Section 5.10, upon learning of any Claim, shall notify the indemnifying party (but the failure to so notify shall not relieve the indemnifying party from any liability which it may have under this
Section 5.10 except to the extent such failure materially prejudices such indemnifying party).

     (f) This Section 5.10 is intended to benefit the Indemnified Persons, shall be enforceable by each Indemnified Person and his or her heirs and representatives.

     5.11. Shareholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense of any shareholder litigation against or in the name of the Company and/or its respective directors relating to the transactions contemplated by this Agreement.

     5.12. Employee Benefit Plans.

     (a) 401(k) Plan. Company shall take the following steps with respect to the Ancor Communications, Incorporated Salary Savings Plan (401(k) Plan): at least three days prior to the Effective Time, the Company shall terminate the 401(k) Plan pursuant to written resolutions, the form and substance of which shall be satisfactory to Parent. Individuals employed by the Company at the Effective Time ("Company Employees") shall be allowed to participate in Parent's 401(k) plan effective as of the first payroll following the Effective Time; and all service with the Company shall be considered service with Parent for purposes of determining eligibility, vesting, and benefit accrual (i.e., any matching contributions) under Parent's 401(k) plan. As soon as administratively feasible after assets are distributed from the 401(k) Plan, Company Employees shall be offered an opportunity to roll their 401(k) Plan account balances into Parent's 401(k) Plan.

     (b) Welfare Plans. Company Employees shall be eligible to participate in Parent's disability plans, group life insurance plan, medical plan, dental plan, and Section 125 cafeteria plan as soon as administratively feasible after the Effective Time but in no event later than

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January 1, 2001. Prior to such time, Company Employees shall remain eligible for
Company's welfare plans, as applicable, and such plans will not be amended or changed in any material respect by Parent or Company. Parent shall include service and prior earnings with the Company for purposes of determining eligibility, participation, and benefit accrual under its short term disability plan, group life insurance plan medical plan, dental plan, and Section 125 cafeteria plan. Parent shall include such service for purposes of determining benefit eligibility or participation in Parent's disability plans; however, such participation shall be subject to any applicable preexisting condition exclusions.

     (c) Vacation and PTO. Company Employees shall be eligible to participate in Parent's vacation or PTO policy, as applicable, as soon as administratively feasible after the Effective Time but in no event later than January 1, 2001. Prior to such date Company Employees shall remain eligible for Company's vacation pay or sick pay policies, as applicable, and such plans or policies will not be amended or changed in any material respect by Parent or Company. Parent shall include service with the Company for purposes of determining eligibility, participation, and calculation of vacation pay, sick pay, or paid time off (PTO) under Parent's vacation or PTO policy, as applicable. Subject to the terms of the Company plans or policies, each Company Employee will be entitled to carry over all vacation days and sick leave accrued but unused as of the Effective Time.

     (d) Executive Incentive Program. The Company's Executive Incentive Program shall be kept in place until December 31, 2000, after which time Company Employees may be eligible to participate in any incentive program established by Parent from time to time.

     5.13. Determination of Optionholders and Warrantholders. At least ten business days before the Effective Time, the Company shall provide Parent with a true and complete list, as of such date, of (a) the holders of Company Options and Company Warrants, (b) the number of shares of Company Common Stock subject to Company Options and Company Warrants held by each such optionholder and warrantholder and (c) the address of each such optionholder and warrantholder as set forth in the books and records of the Company or any Subsidiary, following upon which there shall be no additional grants of Company Options without Parent's prior consent. From the date such list is provided to Parent until the Effective Time, the Company shall provide a daily option activity report to Parent containing such information as Parent shall reasonably request.

     5.14. Preparation of Tax Returns. The Company shall file (or cause to be filed) at its own expense, on or prior to the due date thereof, all Returns required to be filed on or before the Closing Date. The Company shall provide Parent with a copy of appropriate workpapers, schedules, drafts and final copies of each foreign and domestic, federal, provincial and state income Tax return or election of the Company (including returns of all Employee Benefit Plans) at least ten days before filing such return or election and shall consult with Parent with respect thereto prior to such filing.

     5.15. Pooling Affiliates.

     (a) Promptly following the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to the Company (the "Company Pooling Affiliates"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver to Parent, on or prior to the Closing, an affiliate letter in the form attached hereto as Exhibit D, executed by each of the Company Pooling Affiliates identified in the foregoing list. Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Company Pooling Affiliates pursuant to the terms of

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this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

     (b) Parent shall procure, on or prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit E, executed by appropriate affiliates of Parent.

     (c) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use good faith efforts to comply with Rule 144(c)(1) under the Securities Act.

     5.16. Pooling Actions. Between the date of this Agreement and the Effective Time, the parties will each take all actions necessary for Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     5.17. Tax-Free Reorganization. Parent and the Company shall each use all commercially reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor the Company shall take or fail to take, or cause any third party to take or fail to take, any action that would cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.18. SEC Filings; Compliance. The Company and Parent shall each cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company and Parent, respectively, between the date of this Agreement and the Effective Time (with respect to either the Company or Parent, the "New SEC Reports") to be prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and such New SEC Reports will not at the time they are filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     5.19. Listing of Additional Shares. Prior to the Effective Time, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock to be issued in the Merger.

     5.20. Rights Agreement. Prior to the Effective Time, the Company Board shall not take any action in contravention of the actions required by Section
3.25 of this Agreement.

                                   ARTICLE VI

                             CONDITIONS TO CLOSING

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

          (a) Company Shareholder and Parent Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of (i) the shareholders of the Company under the MBCA and the Company's Charter Document and Governing Documents and (ii) the stockholders of Parent under the DGCL and the Parent's Charter Document and Governing Document.

          (b) Governmental Action; No Injunction or Restraints. No action or proceeding shall be instituted by any Governmental Entity seeking to prevent consummation of the Merger, asserting the illegality of the Merger or this Agreement or seeking damages (in an amount or to the extent that, if they were incurred or paid by the Company, would constitute a

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     Company Material Adverse Effect) directly arising out of the transactions contemplated hereby which continues to be outstanding. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose sanctions, damages or liabilities (in an amount or to the extent that, if they were incurred or paid by the Company, would constitute a Company Material Adverse Effect) directly arising out of the Merger on the Company or any of its officers or directors; or (ii) preventing the consummation of the Merger.

          (c) Governmental Consents. All necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiver of waiting periods imposed by, any Governmental Entity of any applicable jurisdiction required for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or obtained, as to which the failure to obtain, make or occur would have the effect of making the Merger or this Agreement or any of the transactions contemplated hereby illegal or which, individually or in the aggregate, would have a Parent Material Adverse Effect (assuming the Merger had taken place), including, but not limited to: the expiration or termination of the applicable waiting period, or any extensions thereof, pursuant to the HSR Act.

     6.2. Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

          (c) No Injunctions or Restraints. No final judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company;
     (ii) imposing material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company;
     (iii) imposing other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or
     (iv) requiring divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

          (d) Delivery of Closing Documents. At or prior to the Effective Time, the Company shall have delivered to Parent all of the following:

             (i) a certificate of the President and the Chief Financial Officer of the Company, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied; and

             (ii) a copy of (A) the Articles of Incorporation of the Company, dated as of a recent date, certified by the Secretary of State of the State of Minnesota, (B) the Bylaws of the Company and (C) the resolutions of the Company Board and shareholders authorizing the Merger and the other transactions contemplated by this Agreement, certified by the Secretary of the Company.

          (e) Pooling Letters. The Company shall have received a letter from KPMG LLP addressed to the Company and dated as of the Effective Date, stating that based on KPMG LLP's familiarity with the Company that the Company will qualify as a party to a pooling of interests transaction under Opinion 16, and Parent shall have received a letter of KPMG LLP, addressed to the Parent and dated as of the Effective Date, stating that, in reliance on the letter described in this paragraph (f) and based on its familiarity with Parent, the Merger will qualify as a pooling-of-interests transaction under Opinion 16, unless the failure to so qualify is solely as a result of any action taken by Parent or Merger Sub on or after the date hereof and prior to the Effective Date.

          (f) Company Affiliate Letters. Parent shall have received all of the letters described in Section 5.15(a) hereof executed by each of the Company Pooling Affiliates.

          (g) Dissenting Shares. The aggregate amount of Dissenting Shares (as defined in Section 2.1(g) hereof) shall not exceed five percent of the total number of shares of Company Common Stock, on a fully diluted, as-converted basis (i.e., assuming issuance of all shares of Common Stock issuable upon the exercise or conversion of all securities outstanding immediately prior to the Effective Time which are convertible into or exercisable for shares of Company Common Stock, whether or not vested), issued and outstanding immediately prior to the Effective Time.

     6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

          (c) Delivery of Closing Documents. At or prior to the Effective Time, the Parent shall have delivered to the Company a certificate of the President and the Chief Financial Officer of Parent, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 6.3(a) and (b) hereof have been satisfied.

          (d) Tax Opinion. The Company shall have received an opinion from Dorsey & Whitney LLP, counsel to the Company, dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the

     Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

             (i) No gain or loss will be recognized by the Company as a result of the Merger;

             (ii) No gain or loss will be recognized by the shareholders of the Company who exchange Company Common Stock for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional shares);

             (iii) The tax basis of the Parent Common Stock received by the stockholders who exchange all of their Company Common Stock in the Merger will be the same as the tax basis of the Company Stock surrendered in exchange therefor; and

             (iv) The holding period of the Parent Common Stock received by a shareholder of the Company pursuant to the Merger will include the period during which the Company Common Stock surrendered therefor was held, provided the Company Common Stock is a capital asset in the hands of the shareholder of the Company at the time of the Merger.

     In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Parent, the Company and others. The foregoing notwithstanding, if Dorsey & Whitney LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Stradling Yocca Carlson & Rauth renders such opinion to the Company (it being agreed that Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to Dorsey & Whitney LLP or Stradling Yocca Carlson & Rauth, as the case may be, to enable them to render such opinion).

                                  ARTICLE VII

                                  TERMINATION

     7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's shareholders or the Parent's stockholders:

          (a) by mutual written consent of the Company and Parent (on behalf of Parent and Merger Sub);

          (b) by either the Company or Parent (on behalf of Parent and Merger
     Sub):

             (i) if the Merger shall not have been completed by November 30, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) if shareholder approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure to obtain shareholder approval.

             (iii) if stockholder approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure to obtain stockholder approval.

             (iv) if any restraint having any of the effects set forth in
        Section 6.1(b) or Section 6.2(c) hereof shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in such restraint to continue in effect; or

             (v) if the Company enters into a merger, acquisition or other agreement (including an agreement in principle) or understanding to effect a Superior Proposal or the Company Board or a committee thereof resolves to do so; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(v) unless (a) the Company has delivered to Parent and Merger Sub a written notice of the Company's intent to enter into such an agreement to effect such Acquisition Proposal, which notice shall include, without limitation, the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, (b) three business days have elapsed following delivery to Parent and Merger Sub of such written notice by the Company and (c) during such three-business-day period, the Company has cooperated with Parent and Merger Sub to allow Parent and Merger Sub within such three-business-day period to propose amendments to the terms of this Agreement to be at least as favorable as the Superior Proposal; provided, further, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(v) unless, at the end of such three-business-day-period, the Company Board continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal;

          (c) by the Company

             (i) if Parent or Merger Sub shall have breached any of its representations and warranties contained in Article IV hereof which breach has had or is reasonably likely to have a Parent Material Adverse Effect or Parent or Merger Sub shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by Parent or Merger Sub within thirty days following receipt of notice thereof from the Company;

             (ii) if (a) the Parent Board or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of this Agreement, or (b) the Parent Board or any committee thereof shall have resolved to take any of the foregoing actions; or

          (d) by Parent (on behalf of Parent and Merger Sub):

             (i) if the Company shall have breached any of its representations and warranties contained in Article III hereof which breach has had or is reasonably likely to have a Company Material Adverse Effect or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case (other than a breach of Section 5.6(b) hereof, as to which no materiality requirement and no cure period shall apply), which breach or failure to perform has not been cured by the Company within thirty days following receipt of notice thereof from Parent; or

             (ii) if (a) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, or approved or recommended an Acquisition Proposal, or (b) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions.

     7.2. Effect of Termination. The termination of this Agreement pursuant to the terms of Section 7.1 hereof shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article VII, there shall be no obligation or liability on the part of any party hereto (except as provided in Section 7.3 hereof) or its shareholders or directors or officers in respect thereof, except for agreements which survive the termination of this Agreement, except for liability that Parent or Merger Sub or the Company might have to the other party or parties arising from a breach of this Agreement due to termination of this Agreement in accordance with Sections 7.1(c)(i) or 7.1(d)(i) or due to the fraudulent or willful misconduct of such party, and except that the termination of the Company Option Agreement shall be governed by its terms.

     7.3. Fees and Expenses.

     (a) Except as provided in this Section 7.3, whether or not the Merger is consummated, the Company, on the one hand, and Parent and Merger Sub, on the other, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that the registration and filing fees incurred in connection with the filing under the HSR Act and the Registration Statement and Joint Proxy Statement/Prospectus shall be shared equally by the Company and Parent.

     (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated as a result of a breach of this Agreement in accordance with Sections 7.1(c)(i) or 7.1(d)(i), then the nonbreaching party shall be entitled to receive from the breaching party damages resulting from such breach, including without limitation, all out-of-pocket fees and expenses incurred or paid by or on behalf of the nonbreaching party or any Affiliate of the nonbreaching party in connection with this Agreement, the Merger and transactions contemplated herein, including all fees and expenses of counsel, investment banking firm, accountants and consultants; provided, however, that no payments for damages shall be payable to any party pursuant to this Section 7.3(b) if a Termination Fee is paid to such party pursuant to Section 7.3(c) or 7.3(d) below.

     (c) Notwithstanding any other provision in this Agreement to the contrary, if (x) this Agreement is terminated by the Company or Parent at a time when Parent or the Company is entitled to terminate this Agreement pursuant to
Section 7.1(b)(ii) (except if, immediately prior to the Company Shareholder Meeting, an event or condition exists that would result in a Parent Material Adverse Effect or 7.1(d)(i) and, concurrently with or within twelve months after such a termination, the Company shall enter into an agreement, or binding arrangement or understanding with respect to an Acquisition Proposal (which shall include, for this purpose, the commencement by a third party of a tender offer or exchange offer or similar transaction directly with the Company's shareholders) with a third party (collectively, a "Third Party Deal") or (y) this Agreement is terminated pursuant to Section 7.1(b)(v), or 7.1(d)(ii) (except, in the case of 7.1(d)(ii) only, if the Company Board's withdrawal or modification of its approval or recommendation of this Agreement or the Merger occurs after the occurrence of a Parent Material Adverse Effect), then, in each case, the Company shall (in lieu of any obligation under this Agreement and as liquidated damages and not as a penalty or forfeiture) pay to Parent U.S. $55,000,000 (the "Parent Termination Fee") in cash. Such payment shall be made promptly, but in no event later than the second business day following: (i) in the case of clause (x) relating to a termination pursuant to Section 7.1(d)(i) as a result of a breach of Section 5.6, the later to occur of such termination and the entry of such Third Party Deal; (ii) in the case of clause (x) other than as set forth in the immediately preceding clause (i), the later to occur of such termination and the consummation of such Third Party Deal; and (iii) in the case of clause (y) such termination.

     (d) Notwithstanding any other provision in this Agreement to the contrary, if (x) this Agreement is terminated by the Company or Parent at a time when Parent or the Company is entitled to terminate this Agreement pursuant to
Section 7.1(b)(iii) (except if immediately prior to the Parent Stockholder Meeting, an event or condition exists that would result in a Company Material Adverse Effect), or (y) this Agreement is terminated by the Company pursuant to
Section 7.1(c)(ii) (except if the Parent Board's withdrawal or modification of its approval or recommendation of this Agreement occurs after a Company Material Adverse Effect), then, in each case Parent shall (in lieu of any obligation under this Agreement and as liquidated damages and not as a penalty or forfeiture) pay to the Company $55,000,000 (the "Company Termination Fee") in cash, such payment to be made promptly, but in no event later than the second business day following such termination.

     (e) The parties acknowledge that the agreements contained in Sections 7.3(b), (c) and (d) hereof are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub on the one hand, and the Company on the other, would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Sections 7.3(b) and/or (c) hereof, or if Parent fails promptly to pay the amounts due pursuant to Section 7.3(b) and/or (d) hereof, (i) the party failing to so pay shall pay interest on such amounts at the prime rate announced by Silicon Valley Bank, Irvine, California, in effect on the date the Termination Fee (or fees and expenses) were required to be paid, and (ii) if, in order to obtain such payment, a party commences a suit or takes other action which results in a judgment or other binding determination against the nonpaying party for the fees and expenses in Sections 7.3(b), 7.3(c) or 7.3(d) hereof, the nonpaying party shall also pay to the party entitled to receive payment its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest payable under the preceding clause (i).

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2. Waiver. At any time prior to the Effective Date, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

     8.3. Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).

     8.4. Notices.

     (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail and airmail, if overseas (registered or return receipt requested), facsimile (with receipt electronically acknowledged) or overnight air courier guaranteeing next day delivery, to such other party's address.

     If to Parent:

     QLogic Corporation
     26600 Laguna Hills Drive
     Aliso Viejo, CA 92656
     Telephone No.: (949) 389-6000
     Facsimile No.: (949) 389-6488
     Attention: H.K. Desai

     with a copy to:

     Stradling Yocca Carlson & Rauth
     660 Newport Center Drive, Suite 1600
     Newport Beach, CA 92660
     Telephone No.: (949) 725-4000
     Facsimile No.: (949) 725-4100
     Attention: Nick E. Yocca, Esq.

     If to the Company:

     Ancor Communications, Incorporated
     6321 Bury Drive, Suite 13
     Eden Prairie, Minnesota 55346-1739
     Telephone No.: (952) 932-4000
     Facsimile No.: (952) 932-4037
     Attention: Ken Hendrickson

     with copies to:

     Dorsey & Whitney LLP
     220 South Sixth Street
     Minneapolis, Minnesota 55402
     Telephone No.: (612) 340-2600
     Facsimile No.: (612) 340-8738
     Attention: William B. Payne

     (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and one business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

     8.5. Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.6. Interpretation; Construction. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

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The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "Person" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; "Knowledge" means the actual knowledge of a director or any executive officer of the applicable party or any of its Subsidiaries, as such knowledge has been obtained or would have been obtained after reasonable inquiry by such person in the normal conduct of the business; and all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

     8.7. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company or the stockholders of Parent; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of the Company or the stockholders of Parent without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.8. No Third Party Beneficiaries. Except for the provisions of Section
5.10 hereof (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

     8.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each party hereby irrevocably waives the right to any jury trial in connection with any action or proceeding brought or maintained in connection with this Agreement.

     8.10. Entire Agreement. This Agreement (together with the Exhibits and the Company Disclosure Letter, and the other documents delivered pursuant hereto or contemplated hereby) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, in each case other than the Company Option Agreement and the Reciprocal Confidentiality Agreement.

     8.11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                          QLOGIC CORPORATION

                                          By:         /s/ H.K. DESAI
                                             -----------------------------------
                                                         H.K. Desai,
                                                President and Chief Executive
                                                           Officer

                                          AMINO ACQUISITION CORP.

                                          By:         /s/ H.K. DESAI
                                             -----------------------------------
                                                         H.K. Desai,
                                                          President

                                          ANCOR COMMUNICATIONS, INCORPORATED

                                          By:      /s/ KEN HENDRICKSON
                                             -----------------------------------
                                                      Ken Hendrickson,
                                                   Chief Executive Officer

                                                                         ANNEX B

                          FAIRNESS OPINION OF SG COWEN

May 6, 2000

Board of Directors
QLogic Corporation
26600 Lagunitas Hill Drive
Aliso Viejo, CA 92656

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to QLogic Corporation ("QLogic" or the "Company"), of the Exchange Ratio (as defined below) pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of May 7, 2000 (the "Agreement"), by and among the Company, Ancor Communications, Inc. ("Ancor" or the "Acquiree"), and a wholly owned subsidiary of QLogic ("Merger Sub").

     As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments thereof, the Agreement provides for the acquisition of Ancor by QLogic through the merger of Merger Sub with and into Ancor, with Ancor continuing as the surviving company (the "Merger") and as a wholly-owned subsidiary of QLogic. In the Merger each share of the common stock of Ancor, par value $0.01 per share, outstanding as of the effective time of the Merger will be converted into the right to receive 0.5275 shares (the "Exchange Ratio") of common stock of QLogic, par value $0.001 per share.

     SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Acquiree for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of April 21, 2000, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and have received fees for the rendering of such services.

     In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

     - a draft of the Agreement dated May 5, 2000;

     - certain publicly available information for Acquiree, including its annual reports filed on Form 10-K for each of the fiscal years ended December 31, 1999, 1998 and 1997, a press release dated April 25, 2000 containing certain Acquiree financial and operating data for the fiscal quarter ended March 31, 2000, and certain other relevant financial and operating data furnished to SG Cowen by Acquiree management;

     - certain publicly available information for the Company, including its annual reports filed on Form 10-K for each of the fiscal years ended March 28, 1999, March 29, 1998 and March 30, 1997, and its quarterly reports filed on Form 10-Q for each of the quarters ended December 26, 1999, September 26, 1999 and June 27, 1999, and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

     - certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Forecasts") prepared by the management of the Company, and certain internal financial analyses, financial forecasts, reports and other information concerning the Acquiree (the "Acquiree Forecasts"), prepared by the management of the Acquiree as amended by the Company, respectively;

     - First Call estimates ("First Call Estimates") for each of the Company and Acquiree;

     - discussions we have had with certain members of the managements of each of the Company and Acquiree concerning the historical and current business operations, financial conditions and prospects of the Company and Acquiree, and such other matters we deemed relevant;

     - certain operating results and the reported price and trading histories of the shares of the common stock of the Company and Acquiree as compared to operating results and the reported price and trading histories of certain publicly traded companies we deemed relevant;

     - certain financial terms of the Merger as compared to the financial terms of certain selected business combinations we deemed relevant;

     - certain pro forma financial effects of the Merger on an accretion/dilution basis; and

     - such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

     In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Acquiree, respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Acquiree. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the Company Forecasts and Acquiree Forecasts which we examined were reasonably prepared by the managements of the Company and Acquiree on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and Acquiree, and such Forecasts, and the First Call Estimates, provide a reasonable basis for our opinion. In view that the Acquiree Forecasts did not provide us with forecasts beyond the calendar year ended 2001, we did not take in consideration the results of a discounted cash flow analysis in reaching our opinion.

     We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Acquiree, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Acquiree, we have relied on the advice of legal counsel to the Company. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

     For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. You have informed us, and we have assumed, that the Merger will be recorded as a pooling-of-interests under generally accepted accounting principles. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger. Furthermore, we express no view as to the price or trading range for shares of the common stock of the Company following the consummation of the Merger.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          /s/ SG COWEN SECURITIES CORPORATION
                                          --------------------------------------
                                          SG Cowen Securities Corporation

                                                                         ANNEX C

                    FAIRNESS OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

May 7, 2000

Board of Directors
Ancor Communications, Incorporated
6321 Bury Drive
Eden Prairie, MN 55346-1739

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock of Ancor Communications, Incorporated (the "Company"), par value $0.01 per share (the "Company Common Stock"), of the exchange ratio (the "Exchange Ratio") of 0.5275 shares of Common Stock of QLogic Corporation ("Parent"), par value $0.001 per share (the "Parent Common Stock"), to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of May 7, 2000, among Parent, Amino Acquisition Corp., a wholly owned subsidiary of Parent, and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Parent for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K for the Company for the five years ended December 31, 1999 and for Parent for the five fiscal years ended March 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Parent prepared by their respective managements. We also have held discussions with members of the senior management of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement, and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Company Common Stock and the Parent Common Stock, which like many stocks have been and are likely to continue to be subject to significant short-term price and trading volatility, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications equipment industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Parent or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Company Common Stock should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Company Common Stock.

Very truly yours,

     /s/ GOLDMAN, SACHS & CO.
--------------------------------------
         Goldman, Sachs & Co.

                                                                         ANNEX D

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of May 7, 2000 (the "Agreement"), between QLogic Corporation, a Delaware corporation ("Optionee"), and Ancor Communications, Incorporated, a Minnesota corporation (the "Company"). Capitalized terms which are used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                                  WITNESSETH:

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Optionee and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for a wholly owned subsidiary of Optionee to be merged with and into the Company in accordance with the Minnesota Business Corporation Act and the terms of the Merger Agreement, as a result of which the Company will be the surviving corporation and a wholly owned subsidiary of Optionee;

     WHEREAS, as a condition to Optionee's willingness to enter into the Merger Agreement, Optionee has requested that the Company grant to Optionee an option to purchase up to 5,828,667 authorized but unissued shares of the Company's common stock, upon the terms and subject to the conditions hereof; and

     WHEREAS, in order to induce Optionee to enter into the Merger Agreement, the Company has agreed to grant Optionee the requested option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. The Option; Exercise; Adjustments.

     (a) The Company hereby grants to Optionee an irrevocable option (the "Option") to purchase from time to time up to 5,828,667 authorized but unissued shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") upon the terms and subject to the conditions set forth herein (the "Optioned Shares," which represent 19.9% of the issued and outstanding shares of Company Common Stock as of the date hereof); provided, however, that in no event shall the number of shares of Company Common Stock for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Company Common Stock at the time of exercise (excluding any such shares issued or issuable under the Option).

     (b) Subject to the terms and conditions set forth in this Agreement, the Option may be exercised by Optionee in whole or, from time to time, in part, at any time within 270 days after the date hereof that the conditions in Section 2(a) hereof are satisfied and prior to the termination of the Option in accordance with Section 11 hereof. In the event Optionee wishes to exercise the Option, Optionee shall send a written notice to the Company (the "Stock Exercise Notice") specifying the total number of Optioned Shares it wishes to purchase and a date for the closing of such purchase, which date shall be not less than five days or more than 60 days after the Company's receipt of the Stock Exercise Notice (the "Closing Date"). Optionee may revoke an exercise of the Option at any time prior to the Closing Date by written notice to the Company. At any Closing Date, the Company will deliver to Optionee a certificate or certificates representing the Optioned Shares (which shall be endorsed with appropriate restrictive legends) in the denominations designated by Optionee in its Stock Exercise Notice, free and clear of all liens and encumbrances and subject to no preemptive rights, as well as an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Optioned Shares purchasable hereunder, if any. After payment of the Exercise Price for the Optioned Shares covered by the Stock Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Company.

     (c) In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any share dividend, reclassification, consolidation, division, subdivision or cancellation or other similar change in the corporate or capital structure of the Company, the number of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) per Optioned Share shall be appropriately adjusted. In the event that any additional shares of Company Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of Company Common Stock then issued and outstanding (without considering any shares subject to or issued pursuant to the Option).

     2. Conditions to Exercise of Option and Delivery of Optioned Shares.

     (a) Optionee's right to exercise the Option is subject to the following conditions:

          (i) No preliminary or permanent injunction or other order having been issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the exercise of the Option shall be in effect; and

          (ii) One or more of the following events shall have occurred on or after the date hereof or Optionee shall have become aware on or after the date hereof of the occurrence of any of the following: (A) any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity or group (referred to hereinafter, singularly or collectively, as a "Person"), other than Optionee or its "affiliates" (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any new group is formed which beneficially owns 20% or more of the outstanding shares of Company Common Stock (other than a group which includes or may reasonably be deemed to include Optionee or any of its affiliates); (C) any Person (other than Optionee or its affiliates) shall have commenced a tender or exchange offer for 20% or more of the then outstanding shares of Company Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) any Person (other than Optionee or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (E) any event or circumstance occurs that would entitle Optionee to receive the Termination Fee provided for in Section 7.3(c) of the Merger Agreement. For purposes of this subparagraph (iii), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

     (b) Optionee's obligation to purchase the Optioned Shares following the exercise of the Option, and the Company's obligation to deliver the Optioned Shares, are subject to the conditions that:

          (i) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect;

          (ii) The purchase of the Optioned Shares will not violate Rule 14e-5 promulgated under the Exchange Act; and

          (iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

     3. Exercise Price for Optioned Shares. Optionee will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $52.717 (the "Exercise Price"), payable in cash. Any payment made by Optionee to the Company pursuant to this Agreement shall be made by wire transfer of federal funds to a bank account designated by the Company or a check payable in immediately available funds.

     4. Representations and Warranties of the Company. The Company represents and warrants to Optionee as follows:

          (a) Corporate Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms except to the extent that its enforceability may be limited to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors rights generally and to general equitable principles.

          (b) Shares Reserved for Issuance. The Company has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon exercise of this Option, that number of Optioned Shares equal to the maximum number of shares of Company Common Stock at any time and from time to time purchasable upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Optionee upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens or encumbrances, free of preemptive rights, and the Optioned Shares shall be listed on the Nasdaq National Market.

          (c) Consents; No Violations. Except as otherwise required by the HSR Act, except for routine filings and subject to Section 7, the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or filing with, any Person or public authority and (i) will not violate, breach or conflict with the Company's Charter Documents or Governing Documents, or (ii) result in the acceleration or termination of, or constitute a default under, any agreement, lease, contract, note, indenture, license, approval, permit, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except for any such acceleration, termination or default which would not have a Company Material Adverse Effect.

     5. Representations and Warranties of Optionee. Optionee represents and warrants to the Company as follows:

          (a) Corporate Authority. The execution and delivery of this Agreement by Optionee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Optionee and this Agreement has been duly executed and delivered by Optionee and constitutes a valid and binding agreement of Optionee, except to the extent that its enforceability may be limited to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors rights generally and to general equitable principles.

          (b) Investment Representations. Optionee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof, for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any rule or regulation under the Securities Act, and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act.

     6. The Closing. Any closing hereunder shall take place on the Closing Date specified by Optionee in its Stock Exercise Notice pursuant to Section 1 at 10:00 a.m., U.S. Central Time, or the first business day thereafter on which all of the conditions in Section 2 are met, at the executive office of the Company located in Minneapolis, Minnesota, or at such other time and place as the parties hereto may agree.

     7. Filings Related to Optioned Shares. The Company will make such filings with the SEC as are required by the Exchange Act, and will make all necessary filings by the Company under the HSR Act and to list the Optioned Shares on the Nasdaq National Market.

     8. Registration Rights.

     (a) Demand Registration Rights. After the date the Option becomes exercisable pursuant to Section 1(b), the Company shall, subject to the conditions of Section 8(c) below, if requested by Optionee within 12 months following such date, as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Company Common Stock or other securities that have been acquired by or are issuable to the Optionee upon exercise of the Option in accordance with, and subject to the terms and conditions of, this Section 8, with the intended method of sale or other disposition stated by the Optionee in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision ("Rule 415"), and the Company shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws; provided, however, that the Company shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (b) Additional Registration Rights. If the Company, at any time after the exercise of the Option, proposes to register any securities of the Company or rights representing securities of the Company under the Securities Act, the Company will promptly give written notice to the

Optionee of its intention to do so and, upon the written request of any Optionee given within thirty (30) days after receipt of any such notice (which request shall specify the number of Shares of Company Common Stock intended to be included in such public offering by the Optionee), the Company will cause all such shares for which a Optionee requests participation in such registration, to be so registered and included in such public offering; provided, however, that the Company may elect not to cause any such shares to be so registered (i) if such public offering is to be underwritten and the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor form; provided, further, however, that such election pursuant to (i) may only be made twice. If some but not all of the shares of Company Common Stock with respect to which the Company shall have received requests for registration pursuant to this Section 8(b) shall be excluded from such registration, the Company shall make appropriate allocation of shares to be registered among the selling shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such selling shareholder bears to the total number of shares requested to be registered by all such selling shareholders then desiring to have shares of Company Common Stock registered for sale; provided, however, that such allocation shall be subject to any priorities that may exist under any registration rights agreements outstanding prior to the date of this Agreement.

     (c) Conditions to Required Registration. The Company shall use all reasonable efforts to cause each registration statement referred to in Section 8(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration effective; provided, however, that the Company may delay any registration of Optioned Shares required pursuant to Section 8(a) above for a period not exceeding 90 days provided the Company shall in good faith determine that any such registration would adversely affect the Company (provided that this right may not be exercised more than once during any twelve (12) month period), and the Company shall not be required to register Optioned Shares under the Securities Act pursuant to Section 8(a) above:

          (i) on more than one occasion during any calendar year;

          (ii) on more than two occasions in total;

          (iii) within ninety (90) days after the effective date of a registration referred to in Section 8(b) above pursuant to which the Optionee was afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; or

          (iv) if all the Optioned Shares proposed to be registered could be sold by the Optionee in a ninety (90) day period in accordance with Rule 144.

     In addition to the foregoing, the Company shall not be required to maintain the effectiveness of any registration statement, other than a registration statement filed under Rule 415, after the expiration of six (6) months from the effective date of such registration statement. The Company shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Optioned Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that the Company shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business. The Optionee shall provide the Company with all information reasonably requested by the Company that is necessary for inclusion in any registration statement required to be filed hereunder.

     (d) Expenses. Except where applicable state law prohibits such payments, the Company will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Optioned Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if the Company so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 8(a) or 8(b) above (including the related offerings and sales by holders of Optioned Shares) and all other qualifications, notifications or exemptions pursuant to Section 8(a) or 8(b) above.

     (e) Indemnification. In connection with any registration under Section 8(a) or 8(b) above, the Company hereby indemnifies the Optionee, and each underwriter thereof, including each person, if any, who controls such Optionee or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to the Company by such indemnified party expressly for use therein, and the Company and each officer, director and controlling person of the Company shall be indemnified by Optionee, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by the Company in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to the Company by or on behalf of Optionee or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this Section 8(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 8(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it or any liability which it may otherwise have to any indemnified party under this
Section 8(e) except to the extent the indemnified party is materially prejudiced thereby. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnified party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this Section 8(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by the Company, the Optionee and the underwriters from the offering of the securities and also the relative fault of the Company, the Optionee and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall Optionee be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Optioned Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by Optionee to contribute shall be several and not joint with other holders.

     In the event of an underwritten public offering pursuant to Section 8(b), the Company and the Optionee shall enter into an underwriting agreement containing customary terms and provisions; provided that the contribution provisions as they relate to Optionee shall contain substantially the same limitations as the provisions set forth herein.

     (f) Miscellaneous Reporting. The Company shall comply with all reporting requirements and will do all other such things as may be necessary to permit the expeditious sale at any time of any Optioned Shares by the Optionee in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule
144. The Company shall provide the Optionee with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

     (g) Issue Taxes. The Company will pay all stamp taxes in connection with the issuance and the sale of Optioned Shares and in connection with the exercise of the Option, and will hold the Optionee harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     9. Optional Put. Prior to the termination of the Option in accordance with
Section 11 hereof, if the Option has become exercisable pursuant to Section 1(b) hereof and pursuant to the third sentence of this Section 9, Optionee shall have the right, upon three (3) business days' prior written notice to the Company, to require the Company to purchase the Option from Optionee (the "Put Right") at a cash purchase price (the "Put Price") equal to the product determined by multiplying (A) the number of Optioned Shares as to which the Option has not yet been exercised by (B) the Spread (as defined below). As used herein, the term "Spread" shall mean the excess, if any, of (i) the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Company Common stock paid or to be paid within twelve (12) months preceding the date of exercise of the Put Right for any Company Common Stock beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Company Common Stock after the date hereof or (y) the weighted (by volume of shares traded each day during the measurement period described herein) average closing price of the Company Common Stock during the 15-day period ending on the trading day immediately preceding the written notice of exercise of the Put Right over (ii) the Exercise Price. This Put Right shall become exercisable with respect to the events described in clauses (A), (B), (C) and (D) of Section 2(a)(ii) hereof only if the beneficial ownership by the Person or group referenced in such clauses equals or exceeds 30% of the outstanding Company Common Stock. Upon exercise of Optionee's right to receive cash pursuant to this
Section 9, the obligation of the Company to deliver Optioned Shares pursuant to this Agreement shall terminate with respect to such number of Optioned Shares for which Optionee shall have elected to be paid in cash under this Section 9.

     10. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement, in no event shall Optionee's Total Profit (as hereinafter defined) exceed $55,000,000 and, if it otherwise would exceed such amount, Optionee, at its sole election, shall promptly either (i) deliver to the Company for cancellation Optioned Shares previously acquired by Optionee pursuant to this Agreement, (ii) pay cash or other consideration to the Company, or (iii) undertake any combination thereof, in each case, so that Optionee's Total Profit shall not exceed $55,000,000 after taking into account the foregoing actions.

     (b) As used herein, the term "Total Profit" shall mean the sum (before taxes) of the following: (i) the amount of cash received by Optionee pursuant to
Section 9 hereof, (ii)(A) the net cash amounts received by Optionee pursuant to the sale of Optioned Shares (or any other securities into which such Optioned Shares are converted or exchanged) to any unaffiliated party, less (B) the aggregate Exercise Price paid for all Optioned Shares acquired by Optionee hereunder, and (iii) any Termination Fee received pursuant to the Merger Agreement.

     11. Termination. This Agreement and the Option shall terminate upon the earlier of (i) the Effective Time (as defined in the Merger Agreement); (ii) at such time that the Company Termination Fee (as defined in the Merger Agreement) is paid to Optionee; and (iii) at such time following the termination of the Merger Agreement, that the Company Termination Fee can no longer under any circumstances be payable to Optionee.

     12. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise provided in Section 8 hereof or as specified in the Merger Agreement.

     13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without the necessity of proving damages or posting any bond, and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     14. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telex or facsimile (with receipt electronically confirmed) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

     (a) if to Optionee:

         QLogic Corporation
         26600 Laguna Hills Drive
         Aliso Viejo, CA 92656
         Telephone No.: (949) 389-6000
         Facsimile No.: (949) 389-6488
         Attention: H.K. Desai

         with a copy to:

         Stradling Yocca Carlson & Rauth
         660 Newport Center Drive, Suite 1600
         Newport Beach, CA 92660
         Attention: Nick E. Yocca, Esq.
         Facsimile No.: (949) 725-4100
         Telephone No.: (949) 725-4000

     (b) if to the Company:

         Ancor Communications, Incorporated
         6321 Bury Drive, Suite 13
         Eden Prairie, Minnesota 55346-1739
         Telephone No.: (952) 932-4000
         Facsimile No.: (952) 932-4037
         Attention: Ken Hendrickson

         with a copy to:

         Dorsey & Whitney LLP
         Pillsbury Center South
         220 South Sixth Street
         Minneapolis, Minnesota 55402
         Attention: William B. Payne
         Facsimile No.: (612) 340-8738
         Telephone No.: (612) 340-2600

     15. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than Optionee or the Company, or their permitted successors or assigns any rights or remedies under or by reason of this Agreement.

     16. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written or oral, between the parties with respect to the subject matter hereof. This Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     17. Assignment. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto, except that Optionee may, without a written consent and without affecting its obligations hereunder, assign its rights and delegate its obligations hereunder in whole or in part to one or more of its direct or indirect wholly owned subsidiaries.

     18. Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     19. Counterparts. This Agreement may be executed via facsimile in two or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

     21. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     22. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                                   * * * * *

     IN WITNESS WHEREOF, Optionee and the Company have caused this Stock Option Agreement to be duly executed and delivered on the day and year first above written.

                                          QLOGIC CORPORATION

                                          By:         /s/ H.K. DESAI
                                             -----------------------------------
                                                         H.K. Desai,
                                                President and Chief Executive
                                                           Officer

                                          ANCOR COMMUNICATIONS,
                                          INCORPORATED

                                          By:      /s/ KEN HENDRICKSON
                                             -----------------------------------
                                                      Ken Hendrickson,
                                                   Chief Executive Officer

                                                                         ANNEX E

         SECTIONS 471 AND 473 OF THE MINNESOTA BUSINESS CORPORATION ACT
                    ADDRESSING DISSENTERS' APPRAISAL RIGHTS

     302A.471 Rights of dissenting shareholders. Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions: (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it: (1) alters or abolishes a preferential right of the shares; (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares; (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares; (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition; (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3; (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares. Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders. (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder. Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger. (b) If a date is fixed according to section 302A.445, subdivision 1, for the determin ation of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights. Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

     302A.473 Procedures for asserting dissenters' rights. Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them. (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer. (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1. (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments. Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections. Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action. Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains: (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received; (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received; (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections. (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect. Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by: (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements; (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment. (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply. (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time. Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation. Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest. Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith. (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions. (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                         ANNEX F

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
QLogic Corporation:

     We have audited the consolidated balance sheets of QLogic Corporation and subsidiaries as of April 2, 2000 and March 28, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended April 2, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QLogic Corporation and subsidiaries as of April 2, 2000 and March 28, 1999 and the results of their operations and their cash flows for each of the years in the three year period ended April 2, 2000, in conformity with generally accepted accounting principles

                                              KPMG LLP

                                              /s/ KPMG LLP

Orange County, California
May 10, 2000

                               QLOGIC CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                        APRIL 2, 2000 AND MARCH 28, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                2000        1999
                                                              --------    --------
ASSETS
Cash and cash equivalents...................................  $ 64,134    $ 43,174
Short term investments......................................    58,671      57,613
Accounts and notes receivable, less allowance for doubtful
  accounts of $950 as of April 2, 2000 and $940 as of March
  28, 1999..................................................    21,647      11,917
Inventories.................................................    22,330      10,623
Deferred income taxes.......................................     9,211       5,649
Prepaid expenses and other current assets...................     1,356       1,950
                                                              --------    --------
     Total current assets...................................   177,349     130,926
Long term investments.......................................    39,797      29,760
Property and equipment, net.................................    45,775      10,409
Other assets................................................     4,235       1,828
                                                              --------    --------
                                                              $267,156    $172,923
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $  5,743    $  6,432
Accrued compensation........................................    10,224       7,378
Deferred revenue............................................     3,023       1,074
Accrued warranty............................................     2,000         910
Income taxes payable........................................       163       1,358
Other accrued liabilities...................................     3,034       3,087
                                                              --------    --------
     Total current liabilities..............................    24,187      20,239
                                                              --------    --------
Commitments and contingencies
Subsequent event
Stockholders' equity:
  Preferred stock, $0.001 par value; 1,000,000 shares
     authorized, (200,000 shares designated as Series A
     Junior Participating Preferred, $0.001 par value); none
     issued and outstanding.................................        --          --
  Common stock, $0.001 par value; 150,000,000 shares
     authorized, 74,292,949 and 71,844,232 shares issued and
     outstanding at April 2, 2000 and March 28, 1999,
     respectively...........................................        74          72
  Additional paid-in capital................................   145,067     108,737
  Retained earnings.........................................    97,828      43,875
                                                              --------    --------
     Total stockholders' equity.............................   242,969     152,684
                                                              --------    --------
                                                              $267,156    $172,923
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                               QLOGIC CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
         YEARS ENDED APRIL 2, 2000, MARCH 28, 1999, AND MARCH 29, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       2000        1999       1998
                                                     --------    --------    -------
Net revenues.......................................  $203,143    $117,182    $81,393
Cost of revenues...................................    64,241      42,603     34,049
                                                     --------    --------    -------
     Gross profit..................................   138,902      74,579     47,344
                                                     --------    --------    -------
Operating expenses:
  Engineering and development......................    39,993      24,358     15,601
  Selling and marketing............................    16,724      11,062      8,707
  General and administrative.......................     8,140       5,794      4,550
                                                     --------    --------    -------
     Total operating expenses......................    64,857      41,214     28,858
                                                     --------    --------    -------
     Operating income..............................    74,045      33,365     18,486
Interest expense...................................        19          84        109
Interest and other income..........................     7,722       5,657      3,453
                                                     --------    --------    -------
  Income before income taxes.......................    81,748      38,938     21,830
Income tax provision...............................    27,795      13,239      8,422
                                                     --------    --------    -------
Net income.........................................  $ 53,953    $ 25,699    $13,408
                                                     ========    ========    =======
Net income per share:
  Basic............................................  $   0.74    $   0.37    $  0.22
                                                     --------    --------    -------
  Diluted..........................................  $   0.70    $   0.34    $  0.21
                                                     --------    --------    -------
Number of shares used in per share computations:
  Basic............................................    72,950      70,047     60,732
                                                     --------    --------    -------
  Diluted..........................................    77,497      74,760     64,792
                                                     --------    --------    -------

          See accompanying notes to consolidated financial statements.

                               QLOGIC CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
         YEARS ENDED APRIL 2, 2000, MARCH 28, 1999, AND MARCH 29, 1998
                                 (IN THOUSANDS)

                                      COMMON STOCK     ADDITIONAL                  TOTAL
                                     ---------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                     SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                     ------   ------   ----------   --------   -------------
Balance as of March 30, 1997.......  46,728    $47      $ 19,538    $ 4,768      $ 24,353
  Net income.......................      --     --            --     13,408        13,408
  Stock offering...................  21,160     21        77,515         --        77,536
  Issuance of common stock under
     employee stock plans
     (including tax benefit of
     $1,494).......................   1,320      1         2,751         --         2,752
                                     ------    ---      --------    -------      --------
Balance as of March 29, 1998.......  69,208     69        99,804     18,176       118,049
  Net income.......................      --     --            --     25,699        25,699
  Issuance of common stock under
     employee stock plans
     (including tax benefit of
     $5,753).......................   2,636      3         8,933         --         8,936
                                     ------    ---      --------    -------      --------
Balance as of March 28, 1999.......  71,844     72       108,737     43,875       152,684
  Net income.......................      --     --            --     53,953        53,953
  Issuance of common stock under
     employee stock plans
     (including tax benefit of
     $28,085)......................   2,449      2        36,330         --        36,332
                                     ------    ---      --------    -------      --------
Balance as of April 2, 2000........  74,293    $74      $145,067    $97,828      $242,969
                                     ======    ===      ========    =======      ========

          See accompanying notes to consolidated financial statements.

                               QLOGIC CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         YEARS ENDED APRIL 2, 2000, MARCH 28, 1999, AND MARCH 29, 1998
                                 (IN THOUSANDS)

                                                                2000        1999         1998
                                                              --------    ---------    --------
Cash flows from operating activities:
  Net income................................................  $ 53,953    $  25,699    $ 13,408
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     4,799        3,366       2,434
    Write-off of acquired in-process technology.............     8,410        1,220          --
    Provision for doubtful accounts.........................        10          201         200
    Loss on disposal of property and equipment..............       219           89         161
    Benefit from deferred income taxes......................    (6,264)      (1,354)     (3,030)
    Changes in assets and liabilities:
      Accounts and notes receivable.........................    (9,740)      (4,282)     (2,316)
      Inventories...........................................   (11,707)      (6,788)        959
      Prepaid expenses and other current assets.............       594       (1,475)        (84)
      Other assets..........................................      (137)      (1,158)         --
      Accounts payable......................................      (689)       2,667        (229)
      Accrued compensation..................................     2,846        2,403       1,750
      Income taxes payable..................................    26,890        1,999       5,163
      Accrued warranty......................................     1,090          300         185
      Other accrued liabilities.............................       540        1,944         (23)
      Deferred revenue......................................     1,949         (839)        914
      Other non-current liabilities.........................        --         (466)       (458)
                                                              --------    ---------    --------
        Net cash provided by operating activities...........    72,763       23,526      19,034
                                                              --------    ---------    --------
Cash flows from investing activities:
  Additions to property and equipment.......................   (39,952)      (6,766)     (3,924)
  Purchases of investments..................................   (96,438)    (103,448)    (53,059)
  Acquisition of business, net of cash acquired.............    (8,860)      (1,957)         --
  Maturities of investments.................................    85,343       64,755       4,379
                                                              --------    ---------    --------
        Net cash used in investing activities...............   (59,907)     (47,416)    (52,604)
                                                              --------    ---------    --------
Cash flows from financing activities:
  Principal payments under capital leases...................      (143)        (209)       (225)
  Proceeds from issuance of stock under employee stock
    plans...................................................     8,247        3,183       1,258
  Proceeds from sale of common stock........................        --           --      77,536
                                                              --------    ---------    --------
        Net cash provided by financing activities...........     8,104        2,974      78,569
                                                              --------    ---------    --------
Net increase (decrease) in cash and cash equivalents........    20,960      (20,916)     44,999
Cash and cash equivalents at beginning of year..............    43,174       64,090      19,091
                                                              --------    ---------    --------
Cash and cash equivalents at end of year....................  $ 64,134    $  43,174    $ 64,090
                                                              ========    =========    ========
Supplemental disclosure of cash flow information:
Cash paid during the year for:
  Interest..................................................  $     19    $      65    $     90
                                                              ========    =========    ========
  Income taxes..............................................  $  6,068    $  13,116    $  6,275
                                                              ========    =========    ========

Non-cash investing and financing activities:

     During fiscal year 2000, the Company recorded a credit to additional paid-in-capital and a debit to accrued taxes payable of $28,085, related to the tax benefit of exercises of stock options under the Company's stock options plans. Additionally, during fiscal year 2000 the Company recorded an accrual of $841, in accordance with the performance provisions of the Silicon Design Resources Asset Acquisition Agreement. See Note 2 of Notes to Consolidated Financial Statements.

     During fiscal year 1999, the Company recorded a credit to additional paid-in-capital and a debit to accrued taxes payable of $5,753, related to the tax benefit of exercises of stock options under the Company's stock option plans. Additionally, during fiscal year 1999 the Company recorded an accrual of $1,321, in accordance with the performance provisions of the Silicon Design Resources Asset Acquisition Agreement. See Note 2 of Notes to Consolidated Financial Statements.

     During fiscal year 1998, the Company recorded a credit to additional paid-in-capital and a debit to accrued taxes payable of $1,494 related to exercises of stock options under the Company's stock option plans.

          See accompanying notes to consolidated financial statements.

                               QLOGIC CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE (1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General Business Information

     QLogic Corporation ("QLogic" or the "Company") designs and supplies semiconductor and board level input/output (I/O) products. The Company's I/O products provide a high performance interface between computer systems and their attached data storage peripherals, such as hard disk drives, tape drives, removable disk drives and Redundant Array of Independent Disks subsystems, or RAID subsystems. The Company also designs and supplies semiconductor enclosure management products. QLogic markets and distributes its products through a direct sales organization supported by field application engineers, as well as through a network of independent manufacturers' representatives and regional and international distributors. The Company's primary OEM customers are major domestic and international suppliers and manufacturers of servers, workstations and data storage peripherals.

     Principles of Consolidation and Financial Reporting Period

     The consolidated financial statements include the financial statements of QLogic Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. QLogic's fiscal year ends on the Sunday nearest March 31. The fiscal year ended April 2, 2000 ("fiscal 2000") comprised 53 weeks. The fiscal years ended March 28, 1999 ("fiscal 1999") and March 29, 1998 ("fiscal 1998") each comprised 52 weeks.

     Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the Company's consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

     Revenue Recognition

     Revenue is recognized upon product shipment. Royalty revenue is recognized when earned and receipt is assured. The customer's obligation to pay the Company, and the payment terms, are set at the time of shipment and are not dependent on subsequent resale of the Company's product. However, certain of the Company's sales are made to distributors under agreements allowing limited right of return and/or price protection. The Company warrants its products, on a limited basis, to be free from defects for periods of one to five years from date of shipment. The Company estimates and establishes allowances and reserves for product returns, warranty obligations, doubtful accounts, and price adjustments.

     Capitalized Software Costs

     Statement of Financial Accounting Standards No. ("SFAS") 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," provides for the capitalization of certain software development costs once technological feasibility is established. The cost so capitalized is then amortized on a straight-line basis over the estimated product life, or the ratio of current revenues to total projected product revenues, whichever is greater.

                               QLOGIC CORPORATION

No such costs have been capitalized for all periods presented, as the impact on the consolidated financial statements is immaterial.

     Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Net Income per Share

     During the third quarter of 1998, the Company adopted SFAS 128, "Earnings per Share." All prior periods have been restated accordingly. Basic net income per common share was computed based on the weighted average number of common shares outstanding during the periods presented. Diluted net income per share was computed based on the weighted average number of common and dilutive potential common shares outstanding during the periods presented. The Company has granted certain stock options which have been treated as dilutive potential common shares in computing diluted net income per share. The adoption of SFAS 128 did not have a material impact on the Company's financial statements.

     Segment Information

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach is based on the way that management organizes its operating segments within the enterprise. Operating segments, as defined by SFAS 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers. The Company operates in one operating segment for purposes of SFAS 131.

     Fair Value of Financial Instruments

     For certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Long-term investments are carried at cost which approximates fair value.

     Concentration of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, investments in marketable securities, and

                               QLOGIC CORPORATION
trade accounts receivable. The Company places its marketable securities primarily in municipal bonds, corporate bonds and government securities, all of which are of high investment grade. The Company, by policy, limits the amount of credit exposure through diversification and investment in highly rated securities. Sales to customers are denominated in U.S. dollars. As a result, the Company believes its foreign currency risk is minimal.

     The Company sells its products to original equipment manufacturers and distributors throughout the world. The Company's four largest customers comprise 46% of total accounts receivable at April 2, 2000 and 59% at March 28, 1999. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of all accounts receivable. There have not been significant losses experienced on accounts receivable.

     Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less on their acquisition date to be cash equivalents.

     Investments in Debt Securities

     The Company determines the appropriate balance sheet classification of its investments in debt securities based on maturity date at the time of purchase and evaluates the classifications at each balance sheet date. Debt securities are classified as held to maturity as the Company has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost.

     The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest are included in interest income. Realized gains and losses are included in interest and other income in the consolidated statements of income. The cost of securities sold is based on the specific identification method.

     Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or net realizable value.

     Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by the comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                               QLOGIC CORPORATION

     Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over estimated useful lives of two to 39.5 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the related asset.

     Stock Based Compensation

     The Company accounts for its employee and director stock options and employee stock purchase plan in accordance with the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." SFAS 123, "Accounting for Stock-Based Compensation," which was effective for fiscal years beginning after December 31, 1995, provided an alternative to APB 25, but allowed companies to account for employee and director stock-based compensation under the current intrinsic value method as prescribed by APB 25. The Company has continued to account for its employee and director stock plans in accordance with APB 25. Additional pro forma disclosures as required under SFAS 123 are presented in Note 8 of notes to consolidated financial statements.

     Comprehensive Income

     The Company has adopted SFAS 130, "Reporting Comprehensive Income." Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive income equals net income for all periods presented as there are no non-owner sources of equity.

     Research and Development

     Research and development costs, including costs related to the development of new products and process technology, as well as acquired in-process technology, are expensed as incurred.

     Reclassifications

     Certain reclassifications have been made to the fiscal 1999 and fiscal 1998 consolidated financial statements to conform to the fiscal 2000 presentation.

NOTE (2)  ACQUISITIONS

     Adaptive RAID Technology

     On January 10, 2000, the Company acquired certain intellectual property ("AdaptiveRAID(R) technology") from Borg Adaptive Technologies, Inc., a wholly owned subsidiary of nStor Corporation. The AdaptiveRAID(R) technology, which is expected to provide next generation embedded RAID storage solutions for the Intel Architecture workstation market, was purchased for $7.5 million in cash.

     At the time of the acquisition, the AdaptiveRAID(R) technology was in the development stage with no completed commercially viable storage solution products. The technology

                               QLOGIC CORPORATION
purchased had, at the time of acquisition, several in-process research and development projects that were substantially incomplete. The major projects acquired included: (a) a PCI RAID controller; (b) a RAID bridge controller; and
(c) a storage area network RAID controller for the Intel Architecture server and workstation market. The Company's primary purpose for the acquisition was to acquire these in-process projects and complete the development efforts as the Company believed they had economic value but had not yet reached technological feasibility and had no alternative future uses. Therefore, the Company has recorded the purchase price as a one-time charge for in-process research and development of $7.5 million to engineering and development expense in the fourth fiscal quarter ended April 2, 2000. The Company is continuing development efforts and does not currently have an estimate as to when the first new products will begin to ship.

     Silicon Design Resources, Inc.

     On August 20, 1998, the Company acquired the net assets of Silicon Design Resources, Inc. ("SDR") for $2 million in cash. In addition, the Company is obligated to pay up to an additional $8 million in cash provided that certain performance targets are achieved through fiscal year 2002. These payments will be accounted for as additional purchase price and allocated to the intangible assets acquired, specifically the in-process technology and the completed technology. The Company accounted for the transaction using the purchase method of accounting, and excluding the initial write-off of the acquired in-process technology in the quarter ended September 27, 1998, the impact to the Company's financial position and results of operations from the acquisition date was not material. Additionally, the Company incurred approximately $413,000 in professional fees related to the acquisition.

     The Company allocated the purchase price to the tangible and identifiable intangible net assets as of August 20, 1998 based on the fair market values of the assets; such fair values were derived from an independent third party appraisal. The fair value of the net assets acquired exceeded the initial payment, resulting in negative goodwill. This negative goodwill was allocated to the intangible assets acquired, based on their relative fair values. The allocation of the initial purchase price included $558,000 of net tangible assets, $635,000 of completed technology and $1,220,000 of in-process technology.

     At the time of the acquisition, SDR was a startup company that had two products which were in full production, and three research and development projects which were in the development stage. The primary purpose of the acquisition was to acquire these in-process projects and complete the development efforts. The Company believes the developmental projects had economic value, but had not reached technological feasibility and had no alternative future uses. In accordance with applicable accounting literature, the acquired in-process technology was written-off to engineering and development expense during the quarter ended September 27, 1998, and will continue to be written-off to engineering and development when future performance payments are earned. Acquired completed technology has been capitalized and is included in other assets in the accompanying consolidated balance sheet. The acquired completed technology is being amortized on a straight-line basis over a period of three years from the acquisition date. At April 2, 2000 and March 28, 1999, a performance payment to the former shareholders of SDR of $841,000 and $1,321,000, respectively, was included in other accrued liabilities in the accompanying consolidated balance sheets. These payments were allocated to the intangible assets acquired: $559,000 and $870,000, respectively, were written-off as acquired in-process technology and $282,000 and $451,000, respectively, were capitalized as completed technology.

                               QLOGIC CORPORATION

NOTE (3)  NET INCOME PER SHARE

     The Company computed basic net income per share based on the weighted average number of common shares outstanding during the periods presented. Diluted income per share was computed based on the weighted average number of common and dilutive potential common shares outstanding during the periods presented. The Company has granted certain stock options which have been treated as dilutive potential common shares.

     The following table sets forth the computations of basic and diluted net income per share:

                                                2000       1999       1998
                                               -------    -------    -------
                                                   (IN THOUSANDS, EXCEPT
                                                    PER SHARE AMOUNTS)
Numerator:
  Net income.................................  $53,953    $25,699    $13,408
                                               =======    =======    =======
Denominator:
  Denominator for basic net income per share
     -- weighted average shares..............   72,950     70,047     60,732
  Dilutive potential common shares, using
     treasury stock method...................    4,547      4,713      4,060
                                               -------    -------    -------
  Denominator for diluted net income per
     share...................................   77,497     74,760     64,792
                                               =======    =======    =======
Basic net income per share...................  $  0.74    $  0.37    $  0.22
                                               -------    -------    -------
Diluted net income per share.................  $  0.70    $  0.34    $  0.21
                                               -------    -------    -------

     Options to purchase 72,237, 153,392 and 114,184 shares of common stock were outstanding as of April 2, 2000, March 28, 1999, and March 29, 1998, respectively, but were not included in the computation of diluted net income per share, as the effect would be antidilutive.

NOTE (4)  INVESTMENTS

     The Company's portfolio of investments consists of the following:

                                                         2000        1999
                                                       --------    --------
                                                          (IN THOUSANDS)
U.S. Government securities...........................  $ 30,715    $  6,981
Municipal securities.................................    31,810      61,305
Corporate debt securities............................    72,963      35,253
Other debt securities................................    27,114      26,673
                                                       --------    --------
                                                       $162,602    $130,212
                                                       ========    ========

                               QLOGIC CORPORATION

     At April 2, 2000 and March 28, 1999, the net unrealized holding gains and losses on securities were immaterial. Investments at April 2, 2000 and March 28, 1999 were classified as shown below:

                                                         2000        1999
                                                       --------    --------
                                                          (IN THOUSANDS)
Cash equivalents.....................................  $ 64,134    $ 42,839
Short-term investments...............................    58,671      57,613
Long-term investments (with maturities from 1 to 2
  years).............................................    39,797      29,760
                                                       --------    --------
                                                       $162,602    $130,212
                                                       ========    ========

NOTE (5)  INVENTORIES

     Components of inventories, are as follows:

                                                          2000       1999
                                                         -------    -------
                                                           (IN THOUSANDS)
Raw materials..........................................  $16,072    $ 7,716
Work in progress.......................................    3,799        833
Finished goods.........................................    2,459      2,074
                                                         -------    -------
                                                         $22,330    $10,623
                                                         =======    =======

NOTE (6)  PROPERTY AND EQUIPMENT

     Components of property and equipment are as follows:

                                                          2000       1999
                                                         -------    -------
                                                           (IN THOUSANDS)
Land...................................................  $11,663    $    --
Building and Improvements..............................   21,405        948
Product and test equipment.............................   25,688     20,238
Furniture and fixtures.................................    3,037      1,907
Semiconductor tooling..................................    2,914      2,119
                                                         -------    -------
                                                          64,707     25,212
Less accumulated depreciation and amortization.........   18,932     14,803
                                                         -------    -------
                                                         $45,775    $10,409
                                                         =======    =======

NOTE (7)  CAPITAL ACCOUNTS

     Common Stock

     At April 2, 2000 and March 28, 1999, the Company's authorized common stock was 150,000,000 with 74,292,949 and 71,844,232 shares issued and outstanding, respectively. At April 2, 2000, 21,480,000 shares were reserved for the exercise of issued and unissued common stock options, and 2,400,000 shares were reserved for issuance in connection with the Company's Employee Stock Purchase Plan.

                               QLOGIC CORPORATION

     Preferred Stock

     In fiscal 1994, the Company's stockholders approved an amendment and restatement of the certificate of incorporation which authorized the future issuance of 1,000,000 shares of preferred stock, $0.10 par value, with rights and preferences to be determined by the Board of Directors. In January 2000, the par value was adjusted to $0.001.

     Shareholder Rights Plan

     On June 4, 1996, the Board of Directors of the Company unanimously adopted a Shareholder Rights Plan (the "Rights Plan") pursuant to which it declared a dividend distribution of preferred stock purchase rights (a "Right") upon all of the outstanding shares of the common stock.

     The Rights dividend was paid on June 20, 1996 to the holders of record of shares of common stock on that date, at the rate of one-eighth of one whole Right per one share of common stock, as adjusted pursuant to the Company's stock splits. Each share of common stock presently outstanding that had been issued since June 20, 1996 also includes one-eighth Right, and each share of common stock that may be issued after the date hereof and prior to the Distribution Date (as defined below) also will include one-eighth Right.

     The Rights become exercisable (i) the 10th business day following the date of a public announcement that a person or a group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of common stock, or (ii) the 10th business day following the commencement of, or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the person or group making the offer becoming an Acquiring Person (the earlier of the dates described in clauses (i) and (ii) being called the "Distribution Date").

     The Rights held by an Acquiring Person or its affiliates are not exercisable. All shares of common stock that will be issued prior to the Distribution Date will include such Rights. The Rights will expire at the close of business on June 4, 2006 (the "Scheduled Expiration Date"), unless prior thereto the Distribution Date occurs, or unless the Scheduled Expiration Date is extended.

     Pursuant to the Rights Plan, as amended to date, each Right entitles the registered holder, on and after the Distribution Date and until redemption of all Rights, to purchase from the Company 1/100th of one whole share (a "Unit") of the Company's Series A Junior Participating Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"). The purchase price is $425.00 per Unit. In the event of certain acquisitions involving the Acquiring Person, directly or indirectly, the holder of each Right will be entitled to purchase for $425.00 certain shares or assets of the Company or an Acquiring person that have a market value of $850.00 at such time.

     The Company has 200,000 whole shares of Series A Preferred Stock authorized, of which no shares are issued or outstanding at April 2, 2000. Each Unit would entitle the holder to (A) one vote, voting together with the shares of common stock; (B) in the event the Company's assets are liquidated, a payment of one dollar ($1.00) or an amount equal to the payment to be distributed per share of common stock, whichever is greater; and (C) in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, a payment in an amount equal to the payment received per share of common stock.

                               QLOGIC CORPORATION

The number of Rights per share of common stock, and the purchase price, is subject to adjustment in the event of each and any stock split, stock dividend or similar event.

     Holders of Rights will be entitled to purchase shares or assets of the Company or an Acquiring Person with a value that is double the exercise price in the event of certain acquisitions involving the Acquiring Person, directly or indirectly.

     Common Stock Splits

     In February 1999, July 1999 and February 2000, the Company effected two-for-one splits of the outstanding shares of common stock. All share and per share data presented in the consolidated financial statements and footnotes has been retroactively adjusted to reflect these two-for-one stock splits.

     Stock Offering

     In the second quarter of fiscal 1998, the Company completed a secondary offering of 21,160,000 shares of the Company's common stock at a price of $3.91 per share. The Company received proceeds of $77.5 million net of underwriter's discount and expenses.

NOTE (8)  STOCK PLANS

     Employee Stock Purchase Plan

     In fiscal year 1999, the Company's Board of Directors adopted an Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, employees of the Company who elect to participate are granted options to purchase common stock at a 15% discount from the lower of the market value of the common stock at the beginning or end of each three month offering period. The ESPP permits an enrolled employee to make contributions to purchase shares of common stock by having withheld from their salary an amount between 1% and 10% of compensation. The ESPP is administered by the Compensation Committee of the Board of Directors. The total number of shares of common stock that may be issued pursuant to options granted under the ESPP is 2,400,000. The total number of shares issued under the ESPP were 79,572 and 23,736 during the years ended April 2, 2000 and March 28, 1999, respectively.

     Incentive Compensation Plans

     On January 12, 1994, the Company's Board of Directors adopted the QLogic Corporation Stock Awards Plan (the "Stock Awards Plan") and the QLogic Corporation Non-Employee Director Stock Option Plan (the "Director Plan") (collectively the "Stock Option Plans"). Additionally, the Company issues options on an ad hoc basis from time to time.

     The Stock Awards Plan provides for the issuance of incentive and non-qualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. The Stock Awards Plan permits the Compensation Committee of the Board of Directors to select eligible employees to receive awards and to determine the terms and conditions of awards. As of April 2, 2000, a total of 19,800,000 shares were reserved for issuance under the Stock Awards Plan, no shares of restricted stock were issued, options to purchase 5,474,915

                               QLOGIC CORPORATION
shares of Common Stock were outstanding, and there were 6,606,080 shares available for future grants.

     Options granted under the Company's Stock Awards Plan provide that an employee holding a stock option may exchange mature stock which the employee already owns as payment against the exercise of an option. This provision applies to all options outstanding as of April 2, 2000. All stock options granted under the Company's Stock Awards Plan have ten-year terms and vest ratably over four years from the date of grant.

     Under the terms of the Director Plan, new directors receive an option grant, at fair market value, to purchase 64,000 shares of common stock of the Company upon election to the Board, and the plan provides for annual grants to each non-employee director (other than the Chairman of the Board) of options to purchase 32,000 shares of common stock. The plan also provides for annual grants to the Chairman of the Board of options to purchase 54,000 shares of common stock. A total of 1,600,000 shares have been reserved for issuance under the Director Plan. As of April 2, 2000, options for a total of 254,005 shares were outstanding, and 467,999 shares were available for grant. All stock options granted under the Director Plan have ten-year terms and vest ratably over three years from the date of grant.

     As of April 2, 2000, ad hoc stock options have been issued representing options to purchase 80,000 shares, with a total of 53,000 options outstanding.

     Stock option activity in fiscal 2000, 1999 and 1998 under the Company's Stock Option Plans was as follows:

                                                               AVERAGE OPTION
                                                   SHARES      PRICE PER SHARE
                                                 ----------    ---------------
Options outstanding as of March 30, 1997.......   6,710,040        $ 1.13
Granted........................................   1,222,000          3.69
Canceled.......................................    (204,416)         1.59
Exercised......................................  (1,321,000)         0.95
                                                 ----------        ------
Options outstanding as of March 29, 1998.......   6,406,624          1.64
Granted........................................   2,260,800          8.26
Canceled.......................................     (98,472)         4.04
Exercised......................................  (2,613,888)         1.13
                                                 ----------        ------
Options outstanding as of March 28, 1999.......   5,955,064          4.33
Granted........................................   2,370,000         43.15
Canceled.......................................    (173,999)         2.77
Exercised......................................  (2,369,145)         5.79
                                                 ----------        ------
Options outstanding as of April 2, 2000........   5,781,920        $20.84
                                                 ==========        ======

                               QLOGIC CORPORATION

     As of April 2, 2000, March 28, 1999, and March 29, 1998, the number of options exercisable was 1,383,266, 1,780,904 and 2,710,240 respectively, and the weighted average exercise price of those options was $3.23, $1.60 and $0.99, respectively.

                               OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                  ---------------------------------------------   ------------------------------
                                     WEIGHTED                                        WEIGHTED
                   OUTSTANDING       AVERAGE        REMAINING      EXERCISABLE       AVERAGE
    RANGE OF          AS OF       EXERCISE PRICE   CONTRACTUAL        AS OF       EXERCISE PRICE
EXERCISE PRICES   APRIL 2, 2000     PER OPTION     LIFE (YEARS)   APRIL 2, 2000     PER OPTION
----------------  -------------   --------------   ------------   -------------   --------------
$ 0.59 to $ 3.19    1,558,721         $ 1.94           6.36         1,032,843         $ 1.68
$ 3.78 to $14.25    1,565,973         $ 6.78           8.26           307,737         $ 6.69
$15.03 to $16.38      287,226         $15.97           8.89            42,686         $15.94
$31.31 to $88.25    2,370,000         $43.15           9.38                --         $   --
                    ---------                                       ---------
$ 0.59 to $88.25    5,781,920         $20.84           8.24         1,383,266         $ 3.23
                    =========         ======           ====         =========         ======

     Pro Forma Information

     The Company applies APB 25 in accounting for its Stock Option Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date, recorded over a four-year vesting period, for its stock options under SFAS 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                         2000       1999       1998
                                                        -------    -------    -------
                                                            (IN THOUSANDS, EXCEPT
                                                             PER SHARE AMOUNTS)
Net income as reported................................  $53,953    $25,699    $13,408
Assumed stock compensation cost, net of tax...........   14,757      8,325      2,576
                                                        -------    -------    -------
Pro forma net income..................................  $39,196    $17,374    $10,832
                                                        -------    -------    -------
Diluted net income per share as reported..............  $  0.70    $  0.34    $  0.21
Pro forma diluted net income per share................  $  0.51    $  0.23    $  0.17

     The Company uses the Black-Scholes option-pricing model for estimating the fair value of its equity instruments. The following represents the weighted-average fair value of options granted and the assumptions used for the calculations:

                                                            2000      1999      1998
                                                           ------    ------    ------
Estimated fair value per option granted..................  $30.35    $22.32    $ 8.43
Stock volatility.........................................    84.6%     79.5%     60.4%
Risk-free interest rate..................................     5.9%      5.6%      6.0%
Expected life (years)....................................    5.00      5.00      5.00
Stock dividend yield.....................................     0.0%      0.0%      0.0%

     The fair value of each option grant, as defined by SFAS 123, is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly effect the calculated fair value on the grant date.

                               QLOGIC CORPORATION

NOTE (9)  EMPLOYEE RETIREMENT SAVINGS PLAN

     The Company has established a pretax savings and profit sharing plan under
Section 401(k) of the Internal Revenue Code for substantially all domestic employees. Under the plan, eligible employees are able to contribute up to 15% of their compensation. Company contributions match up to 3% of a participant's compensation. The Company's direct contributions on behalf of its employees were $647,000, $458,000 and $349,000 in fiscal 2000, 1999, and 1998, respectively.

NOTE (10)  COMMITMENTS AND CONTINGENCIES

     Line of Credit

     On July 5, 1999, the Company renewed its unsecured line of credit from a bank. Maximum borrowings under the line of credit are $5.0 million, subject to a borrowing base based on accounts receivable, with a $3.0 million sub-limit for letters of credit. Interest on outstanding advances is payable monthly at the bank's prime rate (8.0% at April 2, 2000). The line of credit expires on July 5, 2000. The line of credit contains certain restrictive covenants that, among other things, require the maintenance of certain financial ratios and restrict the Company's ability to incur additional indebtedness. The Company was in compliance with all such covenants as of April 2, 2000. There were no borrowings under the line of credit as of April 2, 2000. The Company expects to extend the line of credit through the end of fiscal year 2001.

     Leases

     The Company leases certain equipment and facilities under non-cancelable operating lease agreements, which expire at various dates through fiscal year 2005. Future minimum non-cancelable lease commitments are as follows:

                     FISCAL YEAR:                       (IN THOUSANDS)
  2001................................................      $  924
  2002................................................         898
  2003................................................         560
  2004................................................         181
  2005................................................          30
                                                            ------
     Total minimum lease payments.....................      $2,593
                                                            ======

     Rent expense for fiscal 2000, 1999, and 1998 was $1,850,000, $1,430,000 and
$820,000 respectively.

     Litigation

     QLogic is involved in various legal proceedings, which have arisen in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

                               QLOGIC CORPORATION

NOTE (11)  INCOME TAXES

     The components of the income tax provision are as follows:

                                                        2000       1999       1998
                                                       -------    -------    -------
                                                              (IN THOUSANDS)
Current:
  Federal............................................  $30,402    $12,892    $ 9,888
  State..............................................    2,564      1,701      1,564
  Foreign............................................    1,093         --         --
                                                       -------    -------    -------
     Total current...................................   34,059     14,593     11,452
Deferred:
  Federal............................................   (5,349)    (1,398)    (2,264)
  State..............................................     (915)        44       (766)
                                                       -------    -------    -------
     Total deferred..................................   (6,264)    (1,354)    (3,030)
                                                       -------    -------    -------
Total income tax provision...........................  $27,795    $13,239    $ 8,422
                                                       =======    =======    =======

     A reconciliation of the income tax provision with the amount computed by applying the federal statutory tax rate to pretax income is as follows:

                                                        2000       1999       1998
                                                       -------    -------    -------
                                                              (IN THOUSANDS)
Expected income tax provision at the statutory
  rate...............................................  $28,612    $13,628    $ 7,641
State income tax, net of Federal tax benefit.........    2,858      1,910      1,991
Tax benefit of research and development and other
  credits............................................   (2,120)    (1,240)        --
Foreign Sales Corporation tax benefit................     (659)      (431)        --
Decrease in valuation allowance......................       --         --     (1,904)
Tax exempt income....................................     (617)      (882)      (315)
Other, net...........................................     (279)       254      1,009
                                                       -------    -------    -------
                                                       $27,795    $13,239    $ 8,422
                                                       =======    =======    =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are as follows:

                                                           2000       1999
                                                          -------    ------
                                                           (IN THOUSANDS)
Deferred tax assets:
  Reserves and accruals not currently deductible........  $ 9,639    $5,572
  Property and equipment................................      907       789
  Acquired in-process technology........................    4,072       897
  State tax expense.....................................       --       122
  Other.................................................       --        12
                                                          -------    ------
     Total gross deferred tax assets....................   14,618     7,392
                                                          -------    ------
Deferred tax liabilities:
  Research and development expenditures.................    1,192       882
  State tax expense.....................................      508        --
  Other.................................................      349       205
                                                          -------    ------
     Total gross deferred tax liabilities...............    2,049     1,087
                                                          -------    ------
  Net deferred tax assets...............................  $12,569    $6,305
                                                          =======    ======

                               QLOGIC CORPORATION

     Based upon the Company's current and historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of the existing net deferred tax assets as of April 2, 2000. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income or that there would be sufficient tax carrybacks available; however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years.

     The tax benefit associated with dispositions from employee stock purchase plans reduced taxes currently payable by $28,085,000, $5,753,000 and $1,494,000 for the years ended April 2, 2000, March 28, 1999 and March 29, 1998 respectively. These benefits were recorded directly to additional paid-in capital.

     Fiscal years 1998 and 1999 are currently under examination by the Internal Revenue Service. Management believes that adequate amounts of tax and related interest and penalties, if any, have been provided for any adjustment that may result for these years.

NOTE (12)  EXPORT REVENUES AND SIGNIFICANT CUSTOMERS

     Product Revenues

     The Company designs and supplies semiconductor and board I/O and enclosure management products. These products utilize one of three technology standards:
Fibre Channel, SCSI and IDE. Net revenues for the Company's products are grouped by technology standard as they function using similar technologies.

                                                       2000        1999       1998
                                                     --------    --------    -------
                                                             (IN THOUSANDS)
Fibre Channel......................................  $ 60,076    $ 19,288    $ 1,398
SCSI...............................................   131,694      97,269     79,745
IDE................................................    11,373         625        250
                                                     --------    --------    -------
                                                     $203,143    $117,182    $81,393
                                                     ========    ========    =======

     Geographic Revenues

     The Company's net revenues by country based on ship-to location are:

                                                       2000        1999       1998
                                                     --------    --------    -------
                                                             (IN THOUSANDS)
United States......................................  $ 88,972    $ 55,106    $46,835
Japan..............................................    78,211      38,591     25,064
United Kingdom.....................................    15,902      11,257      2,657
Rest of World......................................    20,058      12,228      6,837
                                                     --------    --------    -------
                                                     $203,143    $117,182    $81,393
                                                     ========    ========    =======

                               QLOGIC CORPORATION

     Significant Customers

     The following table represents sales to customers accounting for greater than 10% of the Company's net revenues. With the exception of these customers, management believes that the loss of any one customer would not have a material adverse effect on its business.

                                                        2000    1999    1998
                                                        ----    ----    ----
Customer 1............................................   30%     24%     23%
Customer 2............................................   13%     19%     20%

NOTE (13)  SUBSEQUENT EVENT

     On May 7, 2000, the Company entered into an agreement to acquire Ancor Communications, Inc. ("Ancor"). Under the terms of the agreement, the Company will exchange 0.5275 shares of common stock for each outstanding Ancor common share. The proposed transaction is intended to qualify as a pooling-of-interests and as a tax-free exchange of shares under IRS regulations. The transaction is subject to shareholder approval from both companies and appropriate regulatory approvals.

NOTE (14)  CONDENSED QUARTERLY RESULTS (UNAUDITED)

     The following summarizes certain unaudited quarterly financial information for fiscal 2000, 1999, and 1998.

                                                       THREE MONTHS ENDED
                                           -------------------------------------------
                                            JUNE      SEPTEMBER    DECEMBER     MARCH
                                           -------    ---------    --------    -------
FISCAL 2000:
Net revenues.............................  $43,186     $47,492     $52,338     $60,127
Operating income(1)......................   16,053      18,538      21,452      18,002
Net income(1)............................   11,512      13,381      15,552      13,508
Net income per diluted share(1)..........     0.15        0.17        0.20        0.17
                                           =======     =======     =======     =======
FISCAL 1999:
Net revenues.............................  $24,115     $27,692     $30,299     $35,076
Operating income.........................    5,888       6,535       9,368      11,574
Net income...............................    4,775       5,238       7,148       8,538
Net income per diluted share.............     0.07        0.07        0.10        0.11
                                           =======     =======     =======     =======
FISCAL 1998:
Net revenues.............................  $18,172     $19,625     $20,856     $22,740
Operating income.........................    3,367       4,225       5,184       5,710
Net income...............................    2,244       3,041       3,946       4,177
Net income per diluted share.............     0.04        0.05        0.05        0.06
                                           =======     =======     =======     =======

---------------
(1) Operating income, net income and net income per diluted share includes a $7.5 million charge for acquired in-process technology in the fourth quarter of fiscal 2000.

                                      PROXY


                               QLOGIC CORPORATION
                            26600 LAGUNA HILLS DRIVE
                          ALISO VIEJO, CALIFORNIA 92656


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         H.K. Desai and Thomas R. Anderson, or either of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for the undersigned at the Special Meeting of stockholders of QLogic Corporation ("QLogic") to be held on August 1, 2000 at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California 92660, and at any adjournment or adjournments thereof, in connection therewith to vote all of the shares of Common Stock of QLogic which the undersigned would be entitled to vote as follows:

         1. A proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 7, 2000, by and among QLogic Corporation, Amino Acquisition Corp., a Minnesota corporation wholly owned by QLogic ("Merger Sub"), and Ancor Communications, Incorporated, a Minnesota corporation ("Ancor"), pursuant to which, among other things, Merger Sub will be merged with and into Ancor (the "Merger"), such that Ancor will become a wholly owned subsidiary of QLogic, and QLogic will issue to each shareholder of Ancor 0.5275 of a share of Common Stock of QLogic in exchange for each issued and outstanding share of Common Stock of Ancor.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

         2. Such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

         If this proxy is duly executed and returned, this proxy will be voted, and will be voted in accordance with the instructions specified above. If no instruction is specified, the proxy will be voted FOR Item 1.


                                     Dated:                        , 2000
                                           ------------------------

                                     -------------------------------------------
                                     Signature(s) of Stockholder

                                     This proxy should be signed exactly as your name appears thereon. Joint owners should both sign. If signed by an attorney, executor, guardian or in some other capacity as an officer of a corporation, please add title as such.

         PLEASE COMPLETE, DATE AND SIGN THIS PROXY

         AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                      PROXY


                       ANCOR COMMUNICATIONS, INCORPORATED
                            6321 BURY DRIVE, SUITE 13
                       EDEN PRAIRIE, MINNESOTA 55346-1739


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         Kenneth E. Hendrickson and Steven E. Snyder, or either of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for the undersigned at the Special Meeting of shareholders of Ancor Communications, Incorporated ("Ancor") to be held on August 1, 2000 at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343, and at any adjournment or adjournments thereof, in connection therewith to vote all of the shares of Common Stock of Ancor which the undersigned would be entitled to vote as follows:

         1. A proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 7, 2000, by and among QLogic Corporation, a Delaware corporation ("QLogic"), Amino Acquisition Corp., a Minnesota corporation wholly owned by QLogic ("Merger Sub"), and Ancor, pursuant to which, among other things, Merger Sub will be merged with and into Ancor (the "Merger"), such that Ancor will become a wholly owned subsidiary of QLogic, and each issued and outstanding share of Common Stock of Ancor will be converted into 0.5275 of a share of Common Stock of QLogic.

                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

         2. Such other business as may properly come before the Special Meeting or any adjournment or adjournments thereof.

         If this proxy is duly executed and returned, this proxy will be voted, and will be voted in accordance with the instructions specified above. If no instruction is specified, the proxy will be voted FOR Item 1.


                                   Dated:                        , 2000
                                         ------------------------


                                   -------------------------------------------
                                   Signature(s) of Shareholder

                                   This proxy should be signed exactly as your name appears thereon. Joint owners should both sign. If signed by an attorney, executor, guardian or in some other capacity as an officer of a corporation, please add title as such.

         PLEASE COMPLETE, DATE AND SIGN THIS PROXY

          AND RETURN IT IN THE ENCLOSED ENVELOPE.